UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pitney Bowes Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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27 Waterview Drive
Shelton, Connecticut 06484
Notice of the 2026 Annual Meeting
and Proxy Statement
Dear Fellow Stockholder:
Thank you for your interest and investment in Pitney Bowes. As we reflect on 2025, I believe we have made meaningful progress on rebuilding the Company’s foundation. My first involvement with Pitney Bowes was as a shareholder and an investor. In my time as a Board member, and now as CEO, I continue to wear that investor hat, and to think intentionally about maximizing shareholder value. When I took on the CEO role, I was clear-eyed about the challenges ahead and equally clear-eyed about the opportunities in front of us. I am proud to say that we have made tangible, measurable progress on both fronts.
In 2025, we took decisive action to strengthen our leadership team, streamline our organization, and fortify our balance sheet — while delivering strong financial results. Over the last year, I have made significant changes to my senior leadership team, including appointing Paul Evans as CFO, Todd Everett as President of SendTech, and Steve Fischer as President of The Pitney Bowes Bank. We also realigned the Board, bringing on Peter Brimm and Wayne Walker as directors, and with Brent Rosenthal stepping into the Non-Executive Chair role, all measures designed to bring directors with the skills the Company needs for this moment in its transformation to the Board.
We implemented over $50 million in annualized cost savings, exited our Stamford corporate headquarters in favor of a more collaborative environment in Shelton, and eliminated the Pitney Bowes Global Financial Services structure that had created inefficiencies across the organization. Financially, we grew our EBIT and free cash flow — all while returning significant capital to shareholders via our $750 million share repurchase program which improved EPS.
On the capital allocation front, we repurchased approximately 20% of our outstanding shares and increased our quarterly dividend by 80% over the course of the year. We also strengthened our balance sheet through the issuance of low-cost convertible debt, an upsized revolving credit facility, and the retirement of higher-interest debt at a discount. We ended the year below our 3.0x leverage target, and in the fourth quarter, we started the process of exiting our U.S., Canadian, and two smaller European pension plans by entering into annuity contracts with insurance carriers that transfer future risk.
Looking ahead to 2026, our core businesses — Presort and SendTech — are well-positioned to generate strong earnings and cash flow even as we navigate ongoing revenue headwinds and a more uncertain macroeconomic environment. In Presort, we are aggressively pursuing volume wins and accretive tuck-in acquisitions, leveraging our unmatched national network and industry-leading cost structure. In SendTech, Todd Everett and our revamped leadership team are developing strategies to slow the rate of mailing decline and unlock profitable growth in shipping. And at The Pitney Bowes Bank, Steve Fischer is focused on responsibly growing a unique and underleveraged asset that serves a diverse and large base of long-tenured customers.
The work is not finished, but the foundation is strong. On behalf of everyone at Pitney Bowes, I thank you for your continued support and confidence as we build on the progress of 2025.
Sincerely,

Kurt Wolf

Chief Executive Officer and Director
Shelton, Connecticut
March 30, 2026

Notice of Annual Meeting of Stockholders:
We are pleased to provide notice of the 2026 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Pitney Bowes Inc. (the “Company”), scheduled to be held virtually on Tuesday, May 12, 2026 at 10:00 a.m. Eastern Time.

Time and Date:	Tuesday, May 12, 2026 at 10:00 a.m. Eastern Time
Place:	Via live webcast by visiting www.virtualshareholdermeeting.com/PBI2026
Record Date:	The close of business on March 16, 2026
Items of Business:
As described in the accompanying Proxy Statement detailing the business to be conducted at the Annual Meeting (the “Proxy Statement”), the holders of our Common Stock will be asked to vote upon the following items of business at the Annual Meeting:
   1.
Election of five directors to serve until the 2027 Annual Meeting of Stockholders to our Board of Directors (the “Board”);
   2.
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026;
   3.
Non-binding advisory vote to approve executive compensation;
Stockholders will also act on such other matters as may properly come before the Annual Meeting.

Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your voice is heard. We urge you to VOTE TODAY by following the instructions on the enclosed proxy card to vote by Internet at www.proxyvote.com, or by completing and returning the enclosed proxy card in the postage-paid envelope provided. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Such stockholders are urged to submit an enclosed proxy card, even if their shares were sold after such date. More information on voting your proxy card and attending the Annual Meeting can be found in the accompanying Proxy Statement and the instructions on the proxy card.

Attendance and Participation at the Meeting:
Stockholders as of the Record Date will be able to attend the virtual Annual Meeting by visiting the link above, where you will be able to listen to the meeting live, submit questions, and vote. More information on attending the Annual Meeting can be found in the accompanying Proxy Statement.

We thank you for your continued support of our Company and look forward to your participation at our Annual Meeting.
By Order of the Board of Directors,
Lauren Freeman-Bosworth
Executive Vice President, General Counsel and Corporate Secretary
March 30, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held On May 12, 2026: The Proxy Statement and the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025 are currently available for viewing online free of charge at www.pitneybowes.com under the caption “Investor Relations” or at www.proxyvote.com.

In this Proxy Statement, we refer to Pitney Bowes, Inc. as “Pitney Bowes,” the “Company,” “we,” and “us,” the Company’s Board of Directors as the “Board,” the Company’s Common Stock, par value $1.00 per share, as the “Common Stock” and “Company’s Stock,” and the Company’s 2026 Annual Meeting of Stockholders, including any adjournments, postponements, or continuations thereof, as the “Annual Meeting.”

Proxy Summary
Proxy Summary
The Annual Meeting

Time and Date:	Tuesday, May 12, 2026 at 10:00 a.m. Eastern Time
Place:	Via Live Webcast by visiting www.virtualshareholdermeeting.com/PBI2026
Record Date:	The close of business on March 16, 2026
Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your voice is heard. We urge you to VOTE TODAY by following the instructions included with the proxy materials. Registered stockholders as of March 16, 2026 (the “Record Date”) are entitled to submit proxies by Internet at www.proxyvote.com; telephone at 1-800-690-6903; or by completing your proxy card; or you may vote online during the virtual Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to the instructions provided by that entity on voting methods.

Attendance and Participation at the Meeting:
Stockholders as of the Record Date will be able to attend the virtual Annual Meeting by visiting the link above, where you will be able to listen to the meeting live, submit questions, and vote. More information on attending the Annual Meeting can be found in the accompanying Proxy Statement.

Mail Date:	This Proxy Statement was first mailed to stockholders on or about March 30, 2026.

Agenda and Board Recommendations

	Proposal	Board Recommendation
1	Election of Directors	FOR

To elect five directors to the Board for a term ending at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) and to serve until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.
The Board of Directors recommends that stockholders vote FOR the election of all the director nominees.

2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2026	FOR

To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Board of Directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026.

Proxy Summary

	Proposal	Board Recommendation
3	Non-Binding Advisory Vote to Approve Executive Compensation	FOR

To approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement. The vote is advisory and not binding on the Company or the Board of Directors. The Board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2027 Annual Meeting. The Board will review the results and take them into consideration when making future decisions regarding executive compensation.
The Board of Directors recommends that stockholders vote FOR the approval of executive compensation on an advisory basis.

QUESTIONS AND ANSWERS
Virtual Annual Meeting Information
The Virtual Annual Meeting and Voting
Our Board is soliciting proxies to be used at the Annual Meeting to be held on May 12, 2026. This Proxy Statement contains information about the items being voted on at the Annual Meeting.
How do I participate in the Annual Meeting?
To participate in the Annual Meeting, registered stockholders and beneficial holders should visit http://www.virtualshareholdermeeting.com/PBI2026 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. Stockholders may log into the meeting platform beginning at 9:45 a.m. Eastern Time on May 12, 2026. Stockholders of record as of the close of business on March 16, 2026 (Record Date) will be able to vote and ask questions during the meeting by remote participation by following the instructions on the meeting website.
The list of stockholders will be available for inspection by stockholders during the meeting at http://www.virtualshareholdermeeting.com/PBI2026.
May I submit questions during the Annual Meeting?
If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at http://www.virtualshareholdermeeting.com/PBI2026, typing your question into the “Ask a Question” field, and clicking “Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered at once. We will try to answer as many stockholder-submitted questions as time permits. Investors are always invited to send questions directly to Investor Relations at investorrelations@pb.com.
What if I experience technical issues with the virtual meeting platform?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. We encourage you to access the meeting prior to the start time.
Outstanding Shares and Vote Entitlement
Stockholders of record at the close of business on the Record Date are entitled to receive notice of and the right to vote at the Annual Meeting. Each share of Pitney Bowes Common Stock has one vote. As of the Record Date, 143,538,180 shares of Common Stock were issued and outstanding.
How do I vote?
If you are a registered stockholder, which means you hold shares in your name, you may choose one of three methods to submit your proxy to have your shares voted:
•	you may submit your proxy online via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com;
•	you may submit your proxy by telephone by calling 1-800-690-6903; or
•	you may choose to grant your proxy by completing and mailing the proxy card.
Alternatively, you may participate in the Annual Meeting and vote your shares by following the instructions available on the meeting website at that time.

QUESTIONS AND ANSWERS
How do I vote if I hold my shares in street name?
If you hold your shares in street name, you will receive instructions from your broker, bank, or other nominee, describing how to vote your shares. In addition, you may be eligible to vote by Internet or telephone if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge. If your bank, brokerage firm or other nominee is participating in Broadridge’s program, your voting form will provide instructions. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record.
May I revoke my proxy or change my vote?
If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the Annual Meeting by any of the following methods:
•	you may send in a revised proxy dated later than the first proxy;
•	you may vote by participating in the meeting; or
•	you may notify the Corporate Secretary in writing prior to the meeting stating that you have revoked your proxy.
Attendance at the meeting alone will not revoke your proxy. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.
What constitutes a quorum?
The holders of shares representing a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum.
What vote is required for a proposal to pass?
If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposal 2 will be approved if a quorum is present and the affirmative vote of a majority of the votes cast on the proposal by stockholders entitled to vote thereon are cast in favor of the proposal. Proposal 3 will be approved, on a non-binding advisory basis, if a quorum is present and the affirmative vote of a majority of the votes cast on the proposal by stockholders entitled to vote thereon are cast in favor of the proposal.
How are votes counted?
You may vote “for”, “against” or “abstain” with respect to each of the proposals presented. A vote “for” will be counted in favor of the proposal or respective director nominee and a vote “against” will be counted against each proposal or respective nominee.
For all proposals, “votes cast” means votes actually cast “FOR” or “AGAINST” a proposal. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of any proposal.
A broker non-vote occurs with respect to a proposal when a broker, bank, financial institution or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, financial institutions or other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank, financial institution or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

QUESTIONS AND ANSWERS
If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect will be as follows:
Proposal 1: Election of Directors
Broker non-votes and abstentions are not considered “votes cast” in the election of directors. They will therefore not be counted either for or against the election of any director, and will not be considered in determining whether a director has received the affirmative vote of a majority of the votes cast.
Proposal 2: Ratification of the Appointment of the Independent Accountants for 2026
Proposal 2 is considered a routine matter. Because a bank, broker, trustee, or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with this proposal. Broker non-votes and abstentions are not considered “votes cast” for this proposal. They will therefore not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.
Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Broker non-votes and abstentions are not considered “votes cast” for this proposal and therefore will not be counted either for or against the proposal and will not be considered in determining whether the majority of the votes cast have been voted in favor of the proposal.
How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?
If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.
Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.
Who will count the votes?
Broadridge Corporate Issuer Solutions, LLC. (Broadridge) will tabulate the votes and act as Inspector of Election.
Want more copies of the Proxy Statement? Getting too many copies?
Only one Proxy Statement and Annual Report on Form 10-K/A for the year ended December 31, 2025 will be delivered to multiple stockholders sharing an address unless one or more of the stockholders provide contrary instructions to us or, if applicable, to your bank or broker. This process is commonly referred to as “householding”.
You may request to receive a separate copy of the Annual Meeting materials, and we will promptly deliver the requested materials.
Similarly, you may request to receive a separate copy of the Annual Meeting materials in the future, or if you are receiving multiple copies, you may request delivery of a single copy of the Annual Meeting materials or, as applicable, Notice of Internet Availability in the future.

QUESTIONS AND ANSWERS
Requests can be made to:
Broadridge Householding Department by phone at 1-866-540-7095 or by mail to:
Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.
If you own shares of stock through a bank, broker or other nominee, please notify that entity if you no longer wish to participate in householding and would prefer to receive a separate copy of these materials, or if you are receiving duplicate copies of these materials and wish to have householding apply.
Additional copies of our 2025 Form 10-K/A or the Proxy Statement will be sent to stockholders free of charge upon written request to:
Investor Relations, Pitney Bowes Inc.
27 Waterview Drive
Shelton, CT 06484-4301.
Want electronic delivery of the Proxy Statement and Annual Report on Form 10-K/A?
We want to communicate with you in the way you prefer. You may receive:
GENERAL INFORMATION
•	a Notice of Internet Availability of Proxy Materials or a full set of printed materials, including the Proxy Statement, Annual Report on Form 10-K/A, and proxy card; or
•	an e-mail with instructions for how to view the Annual Meeting materials and vote online.
If you received the Notice of Internet Availability of Proxy Materials or a full set of Annual Meeting materials by mail, you may choose to receive future annual meeting materials electronically by following the instructions when you vote online or by telephone. With electronic delivery, you will receive an e-mail for future meetings listing the website locations of these documents and your choice to receive Annual Meeting materials electronically will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This Proxy Statement and our 2025 Form 10-K/A may be viewed online at www.pitneybowes.com under the caption “Investor Relations”.

QUESTIONS AND ANSWERS
Stockholder Proposals
Rule 14a-8 Stockholder Proposals: To be considered for inclusion in our Proxy Statement for the 2027 Annual Meeting, the Company must receive a stockholder proposal on or before November 30, 2026. The proposal must comply with the SEC rules regarding eligibility for inclusion in our Proxy Statement, and should be addressed to: Pitney Bowes Inc., 27 Waterview Drive, Shelton, Connecticut 06484-4301, Attention: Corporate Secretary.
Non-Rule 14a-8 Stockholder Proposals: If you intend to present a proposal at an annual meeting other than by submitting a stockholder proposal for inclusion in our Proxy Statement for that meeting, our By-laws require you to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a proposal to us no earlier than January 12, 2027, and no later than the close of business on February 11, 2027 in order to present it at the 2027 Annual Meeting. The notice must contain the information required by our By-laws, and should be addressed to: Pitney Bowes Inc., 27 Waterview Drive, Shelton, Connecticut 06484-4301, Attention: Corporate Secretary.
Director Nominations for the 2027 Annual Meeting
Proxy Access Nominations (By-laws Section 10): Stockholders may nominate candidates to serve on the Board. Our By-laws provide for proxy access whereby a stockholder (or a group of not more than 20 stockholders and/or beneficial owners) who has continuously held at least 3% of our Common Stock for 3 years or more may nominate up to the greater of 2 individuals or 20% of the Board and have the nominee(s) included in our proxy statement, provided that the stockholder and nominee(s) satisfy the requirements set forth in the By-laws. Our By-laws require stockholders seeking to nominate director candidates for inclusion in our proxy statement and form of proxy pursuant to the proxy access provisions of our By-laws to deliver notice of such nomination to us at least 120 days, but no more than 150 days, prior to the date of the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting. As a result, you must deliver notice to us no earlier than October 31, 2026 and no later than the close of business on November 30, 2026.
Other Director Nominations (Advance Notice, By-laws Section 5): Our By-laws require stockholders seeking to make a director nomination to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a nomination to us no earlier than January 12, 2027 and no later than the close of business on February 11, 2027 in order to nominate a candidate for director at our 2027 Annual Meeting.
Universal Proxy: Stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the advance notice provisions of our By-Laws and all applicable requirements of Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 14a-19’s notice period is a minimum and does not override or supersede the longer advance notice requirements under our By-Laws.

Corporate Governance
Corporate Governance
In May 2025, the Board appointed Kurt Wolf, an architect of Pitney Bowes’ turnaround and a major shareholder, to be the CEO and the leader to implement the longer-term strategic review and vision. In October 2025 the Board elected Brent Rosenthal as the Non-Executive Chair, to bring his extensive Board and financial experience to the Company, and to lead a smaller and more agile Board in supporting and overseeing the Company’s next phase of transformation.
We encourage stockholders to visit our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Board of Directors” for information concerning charters of the committees of the Board and “Our Company—Leadership & Governance—Corporate Governance” for information concerning governance practices, including the Governance Principles of the Board and the directors’ Code of Business Conduct and Ethics.
Our Business Practices Guidelines, which is the Code of Ethics for employees, including our CEO and our named executive officers (“NEOs”), is also available at www.pitneybowes.com under the caption “Corporate Responsibility—Ethics & Compliance”. We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following such amendment or waiver.

Key Corporate Governance Practices that Enhance the Board’s Independent Leadership, Accountability and Oversight
Thoughtful Board Composition
✔ Highly skilled Board, with a range of viewpoints, composed of individuals with the right skills to drive the Company forward
✔ Conscientious directors attend 75% or more of Board meetings
Independence
✔ Separate Chair and CEO roles, with distinct duties and responsibilities
✔ All directors are independent[1] (other than CEO)
✔ Independent directors meet separately from management in executive sessions at Board meetings
Strong Corporate Governance Practices
✔ Meaningful stock ownership and retention guidelines for directors, CEO and key executive officers
✔ Hedging and pledging of Company stock by directors and officers is prohibited
✔ Majority vote standard for Charter amendments
✔ Majority vote standard for By-law amendments
✔ Responsive and active stockholder engagement with regular participation by directors

1	Per the independence requirements under the Securities Exchange Act of 1934 and stock exchange listing rules.

Corporate Governance
Board of Directors
Pitney Bowes is deeply committed to ensuring its Board of Directors is comprised of a strong and engaged set of directors, with a balanced mix of experience, skills, leadership expertise, and independent perspectives to execute the Company’s strategy and enhance value for stockholders.

Leadership Structure
The roles of Chair and CEO are currently separate and Brent Rosenthal, an independent director, was appointed as our Non-Executive Chair of the Board in October 2025. In addition to Chairing the Board, Mr. Rosenthal is Chair of the Audit Committee and a member of the Governance Committee, and the Board believes that Mr. Rosenthal’s extensive experience in Board leadership roles for public companies going through periods of growth, transformation, and leadership change make him the right Chair as Pitney Bowes continues its transformation.
The Board has established well-defined responsibilities, qualifications and selection criteria with respect to the Chair role. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”
CEO and Management Succession Planning
The Board is responsible for management and CEO succession planning, including evaluating the performance of the CEO and considering successors for the position. This involves overseeing a pipeline of talent for future CEO candidates and other key management positions across the company. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, the ability to motivate employees, and an ability to develop an effective working relationship with the Board. The Governance Principles of the Board of Directors, which are posted on the Company’s website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance,” include additional information about succession planning.
Periodically, the Board considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the Board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.

Corporate Governance
In May 2025, Kurt Wolf was named CEO. The Board determined that Mr. Wolf is best positioned to refine the Company’s strategy, effectively allocate capital, and empower and support the organization’s talented business leaders and employees. Since Mr. Wolf joined the Board, the Company’s total shareholder returns have exceeded 200%. The Board believes Mr. Wolf’s contributions and deep knowledge of Pitney Bowes, as well as his past success as an operating executive, entrepreneur and strategic consultant, represent the ideal qualifications for the Company’s CEO. Mr. Wolf continues to serve as a non-independent member of the Board.
Board Composition, Skills and Experience Review, and Board Refreshment
On-boarding New Directors to the Board
We have heard throughout our investor engagement that stockholders want to understand the process for onboarding new members of the Board. The table below illustrates the numerous ways that the new directors are brought up to speed and oriented to the Company:

Element of training	Description
Getting to know the Senior Leadership	Immediately upon joining the Board, each new Board member meets one on one with each of the senior leaders of the Company.
Understanding the Businesses
Immediately upon joining the Board, each new Board member is provided access to information shared with the Board to understand and review historic information and trends.

As an example, the Board travelled together in February 2025 and again in February 2026 to visit Presort sites to learn firsthand about the operational aspects and meet leadership of that business. Board members spent time in our SendTech demo center, similarly understanding the SendTech products and equipment. The Board also regularly meets with the members of the Executive Team to delve into each of the Company’s businesses and functions and assess talent.

2025 Board Actions taken to Enhance Shareholder Value
Operational Oversight
Pitney Bowes has undergone significant leadership and strategic transformation, focused on streamlining the Company to drive long-term shareholder value by investing further in our profitable and cash-generating businesses: Presort, SendTech, and the Pitney Bowes Bank. The Board has been an integral part of the Pitney Bowes transformation and value creation for shareholders.

Corporate Governance
Board Refreshment and Size
The Governance Committee is tasked with the ongoing evaluation of the skills on the Board today, and those that the Board may need in the future. The Committee is also tasked with considering the optimal size of the Board. Throughout 2025, as Pitney Bowes moved to the next phase of the Company’s strategy, the Committee identified additional and different skills that would enhance the Board’s oversight, including financial expertise, capital allocation, technology, and Governance. In addition, because two highly effective and engaged Board members, Paul Evans and Todd Everett, left the Board to take significant executive roles (CFO and President of Send Tech, respectively), the Board needed to reevaluate the personnel for the Board. The Board engaged a nationally recognized executive and Board recruiting firm to identify candidates that met the selected criteria and to lead a search process. This process resulted in a Board of five directors:
•
Peter Brimm, who brings over 25 years of experience in capital allocation, investing, and operations; along with strategic consulting and executive leadership expertise, supporting effective Board oversight and long-term value creation.

•	Catherine Levene, a former public company executive, who brings over 30 years of experience in media, technology, digital innovation and executive leadership experience to the Board.
•
Brent Rosenthal, founder of an investment fund, who brings over 30 years of experience in technology, media, and telecom; with deep expertise in capital markets, strategic investing, and corporate governance to support growth and transformation.

•	Wayne Walker, who brings deep boardroom leadership experience, governance experience, and financial acumen to support effective oversight and organizational transformation.
•	Kurt Wolf, Managing Member of a deep value hedge fund, who brings to the Board a strong background in strategy consulting and corporate strategy, and an investor perspective.
In addition, the Board reviews the individual contributions of directors and the culture and efficiencies of the Board as a whole.
Director Independence
The Board conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our own standards of independence, which are set forth in the Governance Principles of the Board available on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.” In making these determinations, the Board considers, among other things, whether any director or the director’s immediate family members have had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants.
The Board has determined that, except for the CEO, all Board members and nominees are independent under the NYSE listing standards and the standards set forth in the Governance Principles of the Board. All former directors who served on the Board since the beginning of the last fiscal year (other than Mr. Rosenzweig who served as the CEO until May 2025) were independent during the portion of that period that they served on the Board. The Board has also determined that all members of the Audit Committee and Executive Compensation Committee meet the heightened independence standards applicable to those Committees.
Role of the Board of Directors in Risk Oversight
The Board is responsible for oversight of risk. Management is responsible for risk management, including identification and mitigation planning. The Company has an enterprise risk management program to identify, assess, monitor and address risks across the entire Company and its business operations. Both the Audit Committee and the entire Board review on an ongoing basis the structure of the Company’s enterprise risk management program, including the overall process by which management identifies and manages risks. As part of the process to continually re-assess the Company’s risks and how best to oversee them, the full Board held discussions at two of its Board meetings to identify and re-define the Enterprise risks and the best approach for the Board’s oversight of those risks, consistent with the evolving business and with macroeconomic factors.

Corporate Governance
Stockholder Engagement
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. Our comprehensive stockholder engagement program is supplemented by our year-round investor relations outreach program that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints.
The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience, including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms, and individual investors. The chart below details the engagements that we had to discuss the governance and compensation changes following the 2025 Annual Meeting.

2025 Stockholder Engagement	What did we hear from stockholders?	What did we do about it?
We reached out to holders of approximately 50% of our outstanding shares to invite them to engage with us on various governance topics and executive compensation matters.	Our investors asked questions about the Board composition, how new directors were onboarded, the Company’s transformation and changes in the Board and C Suite.
We shared insights and perspectives of our stockholders with the Governance Committee, Executive Compensation Committee and with the Board.

We included disclosures describing the changes in Board composition, the reasons for the changes, and the role of the Board, in the proxy, see for instance pages 14 and 15.

Communications
Stockholders and other interested parties may communicate via e-mail to investorrelations@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 27 Waterview Drive, Shelton, CT 06484-4301.
The Board has instructed the Corporate Secretary to assist the Non-Executive Chair, Audit Committee Chair and the Board in reviewing all electronic and written communications, as described above, as follows:
•	Customer, vendor or employee complaints or concerns are investigated by management and provided to the Board Chair as appropriate;
•
If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they are forwarded by the Corporate Secretary to the General Auditor and to the Audit Committee Chair for review and copies are also forwarded to the Chair. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

•
Other communications raising matters that require investigation are shared with appropriate members of management to permit the gathering of information relevant to the directors’ review and are also forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the Corporate Secretary forwards appropriate written communications, as applicable to the full Board, or to individual directors. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

Corporate Governance
Board Committees and Meeting Attendance
During 2025, each director attended at least 75% of the aggregate total number of Board meetings and meetings held by the Board committees on which they served. The Board continued its cadence of holding 4 regularly scheduled in-person Board meetings (meeting quarterly), and held additional meetings as warranted by the Company’s needs. In 2025, the Board held 10 such additional meetings throughout the year focusing primarily on leadership changes and other aspects of the ongoing strategic transformation of the Company. In addition to the Board meetings listed above, the Governance Committee met 3 times, the Audit Committee 5 times, the Executive Compensation Committee 9 times and the Value Enhancement Committee (“VEC”) (as discussed below) 4 times in 2025. The independent directors regularly met in executive session as part of the Board meetings to review the topics discussed during the meeting.
It is the longstanding practice and the policy of the Board that the directors attend the annual meeting of stockholders. All of our then-serving directors attended the May 2025 annual meeting.
The members of all Board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the Board operates in accordance with a charter. The current members of each of the Board committees are set forth in the chart below.

Name	Audit	Executive Compensation	Governance
Peter Brimm	X	X	Chair
Catherine Levene	X	Chair	X
Brent Rosenthal	Chair		X
Wayne Walker		X	X

Committees Structure
The Board maintains three standing key committees—Audit Committee, Executive Compensation Committee and Governance Committee—all comprised of independent directors to oversee specific areas, as identified in their Committee charters. More information about each of our Committee charters and their governance can be found on the Company’s website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Board of Directors.”
From time to time, and as necessary for the specific needs of the company, the Board establishes special committees, comprised of directors that have applicable skills and expertise. In May 2024, the Board established an ad hoc VEC to oversee financial, operational, and strategic initiatives aimed at accelerating value creation for the company; and was comprised of directors with relevant financial and transformational expertise. Following the implementation of these initiatives, the VEC was dissolved in July 2025.
Audit Committee
The Audit Committee oversees the integrity of our financial statement and the performance of reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the Board. In addition, the Audit Committee oversees our ethics and compliance programs. The Audit Committee appoints independent accountants to conduct the annual audits and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the Audit Committee or the independent accountants believe special emphasis should be directed. The Audit Committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. The Audit Committee also reviews our internal accounting controls and the scope and results of our internal auditing activities and submits reports and proposals on these matters to the Board.
The Audit Committee is also responsible for overseeing the process by which management identifies and manages the Company’s risks. The Audit Committee meets in executive session with the independent accountants and internal auditor at each Audit Committee meeting.

Corporate Governance
The Audit Committee also has oversight over the information technology function, cybersecurity risks as well as compliance generally. The Audit Committee regularly discusses cybersecurity with leaders of the technology, information security, privacy and audit functions. The Audit Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/audit-charter.html.
The Board has determined that the following member of the Audit Committee is an “Audit Committee financial expert,” as that term is defined by the SEC: Brent Rosenthal. All Audit Committee members are independent as defined under the New York Stock Exchange and SEC rules for Audit Committee independence.
Executive Compensation Committee
The Executive Compensation Committee is responsible for our executive compensation policies and programs. The Executive Compensation Committee Chair frequently consults with, and the Executive Compensation Committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The Executive Compensation Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO and approves the same for all of our other executive officers. The Executive Compensation Committee also recommends the “Compensation Discussion and Analysis” (the “CD&A”) for inclusion in our Proxy Statement, in accordance with the rules and regulations of the SEC and reviews and approves stock grants and other stock-based compensation awards. The Executive Compensation Committee may delegate its authority to the fullest extent permitted by Delaware law and has delegated certain of its responsibilities under the Pitney Bowes Inc. 2018 Stock Plan and the Pitney Bowes Inc. 2024 Stock Plan, each as amended, including the limited authority to make awards to employees below the executive officer level, to the person holding the office of chief executive officer as consistent with Delaware law.
All Executive Compensation Committee members are independent as independence for compensation committee members is defined under the New York Stock Exchange and SEC rules. The Executive Compensation Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/executive-compensation-charter.html.
Governance Committee
The Governance Committee generally oversees succession planning for the Board, recommends nominees for election to the Board, recommends membership in, functions of, and the Chairs of the Board committees. The Governance Committee also reviews and recommends to the Board the amount and form of compensation to be paid to independent members of the Board and oversees CEO and senior management succession planning. The Governance Principles of the Board are posted on our website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.” The Governance Committee reviews and evaluates the effectiveness of Board administration and its governing documents, and reviews and monitors Company programs and policies relating to directors. The Governance Committee also identifies qualified candidates for nomination for election to the Board from a variety of sources, including other Board members, management and stockholders. In connection with this responsibility, the Governance Committee may retain a third-party search firm to assist its members in identifying and evaluating potential nominees to the Board. A discussion of the specific experience and qualifications the Governance Committee has identified for directors and nominees together with the Governance Committee’s approach to evaluating current and prospective directors may be found under “Director Qualifications” on page 26 of the Proxy Statement.
Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc., 27 Waterview Drive, Shelton, CT 06484-9994. Recommendations should include the information required under our By-laws and applicable SEC rules for stockholder nominations. See “Director Nominations for the 2027 Annual Meeting” above for applicable requirements and deadlines.
If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the members of the Governance Committee seek to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board, and its governance practices. The final selection of the nominees is within the sole discretion of the Board.

Corporate Governance
Alternatively, as referenced on page 11 of this Proxy Statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the Company’s By-laws. The By-laws are posted on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”
The Governance Committee also reviews related-person transactions in accordance with Company policy. The Governance Committee’s Charter is available on the Company’s website at https://www.pitneybowes.com/us/our-company/board-of-directors/governance-committee-charter.html.
Insider Trading Policy and Prohibition on Pledging and Hedging. The Company has an insider trading policy (“Insider Trading Policy”) governing the purchase, sale, and other dispositions of the Company’s securities that applies to directors, officers and employees, and to the Company itself in the repurchase of its own securities. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of the Insider Trading Policy was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025.
To align the interests of our directors, officers, and employees with our shareholders, our Insider Trading Policy does not permit any Restricted Persons or employees of the Company to engage in any hedging transactions involving our securities. Hedging transactions are characterized by short sales, “put” or “call” options, swaps, collars or similar derivative transactions. Furthermore, the Company’s directors and executive officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral.

Director Compensation
Director Compensation

Role of Governance Committee in Determining Director Compensation
In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the Board the amount and form of compensation to be paid to non-executive members of the Board. The Governance Committee periodically reviews the director compensation policy and may consult with a compensation consultant, to be selected and retained by the Governance Committee, to evaluate director pay. Components of this evaluation seek to ensure alignment with the role of the Board and time commitments required for strategic oversight of the company. The evaluation considers various Company-specific factors, including leadership changes, transformation periods, Board size, workload, and the time commitments of individual directors based on their responsibilities and roles.
Highlights of the 2025 Director Compensation Program:
•	Cash component paid as an annual retainer
•	Leadership premiums paid to committee Chairs
•	Leadership premium paid to the Chair of the Board
•
Annual equity grant in the form of restricted stock units (“RSUs”), the number of which is calculated by dividing $100,000 by the fair market value of a share of the Company’s Common Stock as of the award date

•	Each non-employee director is subject to a stock ownership requirement equal to five times the annual base cash retainer to be attained over a five-year period
Cash Fees
During 2025, each non-employee director received an annual retainer of $75,000 for Board service and an additional retainer for service on the committees to which he or she was assigned. The Non-Executive Chair of the Board received an additional annual retainer of $100,000 commensurate with the additional responsibilities required of the Chair role.
Annual retainers for committee service were: $12,000 for service on the Audit Committee (with the Committee Chair receiving an additional annual retainer of $12,000); $10,500 for service on the Executive Compensation Committee (with the Committee Chair receiving an additional annual retainer of $10,500); and $9,000 for service on the Governance Committee (with the Committee Chair receiving an additional annual retainer of $9,000).
We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the Company’s 401(k) plan.
All directors are reimbursed for their out-of-pocket expenses incurred in attending Board and Committee meetings.
Stock Awards
During 2025, each non-employee director also received an award of RSUs with a fair market value of $100,000 on the date of grant, which are fully vested one year after the date of grant (directors appointed by the Board to fill a vacancy during the year received a prorated grant). The RSUs have no voting rights until they are converted to shares of Common Stock. Each non-employee director receives a quarterly cash payment equal to the amount that would have been paid as a dividend with respect to shares represented by the RSUs held as of the record date for the payment of the Common Stock dividend. Non-employee directors may elect to defer the settlement of RSUs until the date of termination of service as a director. Deferred RSUs continue to receive dividend equivalents and are converted into Company Common Stock upon the expiration of 90 days following termination of Board service.
Shares shown in the table on page 24 of this Proxy Statement disclosing security ownership of directors and executive officers include shares granted to the directors in respect of their service on the Board.

Director Compensation
Director Stock Ownership Requirement
The Board maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of Company Common Stock with a market value of five times the base retainer, or $375,000, within 5 years of becoming a director of the Company. A director may not sell shares of Common Stock if this requirement is not met or the sale of shares would mean that the director would no longer meet the requirement. Our directors’ stock ownership guidelines are available within the Governance Principles on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Leadership & Governance—Corporate Governance.”

Director Compensation
DIRECTOR COMPENSATION TABLE (2025)
The compensation earned by or paid to our directors who are not Named Executive Officers (“NEOs”) for the year ended December 31, 2025 is set forth in the following table.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Peter Brimm	45,632	78,911	0	124,543
Catherine Levene	103,936	100,007	0	203,943
Brent Rosenthal	83,210	90,964	0	174,174
Wayne Walker	27,734	66,036	0	93,770
Former Directors
Milena Alberti-Perez(4)	148,500	100,007	38,403	286,910
Julie Schoenfeld(4)	53,927	100,007	62,551	216,485

(1)
Director compensation for individuals who served both as directors and NEOs during fiscal year 2025 is fully reflected in the Summary Compensation Table for 2025 on page 63 of this Proxy Statement and such individuals are excluded from the table. Excluded individuals are Kurt Wolf and former directors Paul Evans and Todd Everett. Mr. Wolf served as an independent director until his appointment as CEO in May 2025, after which he did not receive additional compensation for Board service. Outstanding stock awards granted to Mr. Wolf for his service as a director will continue to vest as scheduled during his employment service. Messrs. Evans and Everett each resigned from the Board in connection with their appointments as executive officers of Pitney Bowes Inc. in July 2025 and September 2025, respectively. Upon such transitions, outstanding RSUs previously granted to these individuals as non-employee directors vested on an accelerated basis.

(2)	Board, committee, and chair retainers are paid quarterly and are prorated for directors serving less than a full year.
(3)
Represents the aggregate grant date fair value of RSUs granted to the non-employee directors during fiscal year 2025. No restricted stock or stock options were granted during 2025. Upon election, each non-employee director received an RSU award with a grant date fair value of $100,000 calculated using the $9.56 closing price of the Company’s common stock on the New York Stock Exchange on May 13, 2025, the applicable grant date. Messrs. Brimm, Rosenthal, and Walker received prorated RSU awards in connection with their mid-year appointments. The number of RSUs granted to each such director was determined by dividing a prorated portion of the $100,000 annual equity award by the closing price of the Company’s common stock on the applicable grant date: $10.39 on June 18, 2025 for Mr. Rosenthal; $11.40 on August 6, 2025 for Mr. Brimm; and $11.79 on September 22, 2025 for Mr. Walker. When dividing an award value by the closing stock price, the number of RSUs granted to non-employee directors is rounded up to the nearest whole number, and the value reported in the table reflects the value as calculated with the actual number of RSUs granted. The grant date fair value of equity awards is calculated in accordance with FASB ASC 718. The assumptions used in these calculations are described in Note 20, “Stock-Based Compensation Plans,” to the Company’s Consolidated Financial Statements included in the Form 10-K/A for the fiscal year ended December 31, 2025.

(4)
Following their departure from the Board, Ms. Alberti-Perez and Ms. Schoenfeld served as consultants to the Company. Ms. Alberti-Perez earned $38,403 in cash compensation during fiscal year 2025 in connection with her consultancy, which began in September 2025, and Ms. Schoenfeld earned $62,551 in cash compensation during fiscal year 2025 in connection with her consultancy, which began in July 2025.

Relationships and Related-Person Transactions
Relationships and Related-Person Transactions
The Board has a written “Policy on Approval of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related-person transactions between the Company and its directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of the Company’s voting stock and their “immediate family members” as defined by the rules and regulations of the SEC. Any newly proposed transaction between the Company and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions for which advance review is not reasonably feasible that have not been pre-approved by the Governance Committee must be submitted for review as soon as they are identified. The Governance Committee shall approve or ratify, as applicable, a related-person transaction if the Governance Committee determines such transaction to be fair and reasonable to the Company and not inconsistent with the interests of the Company and its stockholders. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. The Governance Committee prohibits any related-person transaction (including those deemed pre-approved by the Governance Committee, as further described below) if it determines the related-person transaction to be inconsistent with the interests of the Company and its stockholders. It is the expectation and policy of the Board that any related-person transactions will be at arms’ length and on terms that are fair to the Company and not inconsistent with the interests of Pitney Bowes and its stockholders.
If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.
The following related-person transactions do not require approval, and we have determined that each will be deemed pre-approved by the Governance Committee:
1.
Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than 10% of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

2.
A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.
Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and,
5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
The Governance Committee will regularly review any related person transactions deemed “pre-approved” by the Governance Committee. The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.
There were no such transactions since January 1, 2025.

Stock Ownership of Directors and Executive Officers
Stock Ownership of Directors and Executive Officers
The following table sets forth the number of shares of Common Stock reported to be beneficially owned by (i) each of our directors and director nominees, and each executive officer named in the Summary Compensation Table (“NEOs”) and (ii) all directors, director nominees, and executive officers as a group. Information reported with respect to our directors, director nominees, and executive officers is based on ownership as of the close of business on February 15, 2026, upon which date there were 149,624,045 shares of Common Stock outstanding.

Title of Class of Stock	Name of Beneficial Owner	Shared Deemed to be Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percent of Class
Common	Peter Brimm	12,500	0	*
Common	Catherine Levene	7,005	0	*
Common	Brent Rosenthal	5,000	0	*
Common	Wayne Walker	0	0	*
Common	Kurt Wolf(3)	8,509,593	0	5.7%
Common	Paul Evans	46,375	0	*
Common	Todd Everett	121,049	0	*
Common	Lauren Freeman-Bosworth	68,075	44,199	*
Common	Deborah Pfeiffer	192,971	75,791	*
Common	Lance Rosenzweig(4)	292,389	141,000	*
Common	Robert Gold	0	0	*
Common	John Witek	17,742	0	*
Common	James Fairweather	231,975	231,861	*
Common	Shemin Nurmohamed	195,365	180,243	*
Common	All directors and executive officers as a group (15)	9,702,320	674,753	6.5%

*	Represents less than 1% of outstanding shares of Pitney Bowes Inc. Common Stock as of the table date.
(1)
Represents shares of Common Stock beneficially owned as of February 15, 2026 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. Unless otherwise indicated, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

(2)
Represents the number of shares with respect to which the reporting persons have the right to acquire beneficial ownership of within 60 days of February 15, 2026 by exercising outstanding stock options or through the conversion of RSUs into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”

(3)
The reporting person is the managing member of (a) Hestia Partners GP, the general partner of Hestia Capital Partners, LP (Hestia Capital), and (b) Hestia LLC, the investment manager of Hestia Capital and certain separately managed accounts (the SMAs). As the managing member of each of Hestia Partners GP and Hestia LLC, the reporting person may be deemed the beneficial owner of the (i) 7,871,168 shares directly owned by Hestia Capital and (ii) 584,637 shares held in the SMAs. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)
Number of shares reported includes 141,366 shares held by the Lance Evan Rosenzweig Living Trust. The reporting person is the trustee of the trust and has sole voting and investment power over the shares.

Beneficial Ownership of Company Stock
Beneficial Ownership of Company Stock
The following table sets forth the number of shares owned by the persons or groups known to the Company to be the beneficial owners of more than 5% of any class of the Company’s voting securities as of the close of business on February 15, 2026. The following information is based solely upon Schedules 13D, 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	18,007,210(2)	10.5%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	17,084,607(3)	9.7%
Entities associated with Hestia Capital Partners, LP(4) 175 Brickyard Road, Suite 200 Adams Township, Pennsylvania 16046	8,491,211(5)	5.3%

(1)	There were 143,538,180 shares of our Common Stock outstanding as of March 16, 2026 (the Record Date for the Annual Meeting).
(2)
As of September 30, 2025, The Vanguard Group, Inc. disclosed shared voting power with respect to 1,106,399 shares, sole dispositive power with respect to 16,729,270 shares and shared dispositive power with respect to 1,277,940 shares. The foregoing information is based on a Schedule 13G filed with the SEC on October 30, 2025.

(3)
As of December 31, 2023, BlackRock, Inc. disclosed sole voting power with respect to 16,935,283 shares and sole dispositive power with respect to 17,084,607 shares. The foregoing information is based on a Schedule 13G filed with the SEC on January 24, 2024. No amendment to such Schedule 13G reporting a later position has been filed.

(4)
Includes Hestia Capital Partners, LP (“Hestia Capital”); Hestia Capital Partners GP, LLC (“Hestia Partners GP”), the general partner of Hestia Capital; Hestia Capital Management, LLC, the investment manager of Hestia Capital; and Kurtis J. Wolf, managing member of Hestia Partners GP and Hestia Capital Management, LLC.

(5)
As of November 6, 2025, Hestia Capital disclosed shared voting power with respect to 7,871,168 shares and shared dispositive power with respect to 7,871,168 shares. The aggregate amount beneficially owned by Hestia Capital was 7,871,168 shares. As of November 6, 2025, Hestia Partners GP disclosed shared voting power of 7,871,168 shares and shared dispositive power of 7,871,168 shares. The aggregate amount beneficially owned by Hestia Partners GP was 7,871,168 shares. As of November 6, 2025, Hestia Capital Management, LLC disclosed shared voting power of 8,455,805 shares and shared dispositive power of 8,455,805 shares. The aggregate amount beneficially owned by Hestia Capital Management, LLC was 8,455,805 shares. As of November 6, 2025, Kurtis J. Wolf disclosed sole voting power of 34,406 shares shared voting power of 8,455,805 shares and shared dispositive power of 8,455,805 shares. The aggregate amount beneficially owned by Kurtis J. Wolf was 8,491,211 shares. The total aggregate amount beneficially owned by all reporting entities associated with Hestia Capital was 8,491,211 shares. The foregoing information is based on an amendment to a Schedule 13D/A filed with the SEC on November 7, 2025.

Proposal 1: Election of Directors
Proposal 1: Election of Directors
Director Qualifications
The Board believes that, as a whole, the Board should include individuals with a range of experience to give the Board depth and breadth in the mix of skills represented for the Board to oversee management on behalf of our stockholders. In addition, the Board believes that there are certain attributes that each director should possess, as described below. Therefore, the Board and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the Board.
The Board, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership, including financial literacy and expertise needed for the Audit Committee as required by applicable law and the New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the Board candidate profile used in the context of a director search, in light of the current and anticipated needs of the Company and the experience and talent then represented on the Board. The Governance Committee reviews the qualifications of director candidates considering the criteria approved by the Board and recommends candidates to the Board for election by the stockholders at the annual stockholders meeting.
The Governance Committee also seeks to include individuals with a variety of occupational and personal backgrounds on the Board to obtain a range of viewpoints and perspectives and to enhance the Board in areas as experience and geography. The Board assesses its effectiveness in this regard as part of the self-evaluation process.
The Board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any conflicts with our interests. In 2025, the Governance Committee looked broadly at skills, through benchmarking, to determine the experience and expertise needed to perform its oversight of the business and to think about forward looking skills as the Board transitions in the future. This work informs the Board’s approach to Board composition. Based on that work, the Board has identified the following skills for members of the Board:

Proposal 1: Election of Directors
When evaluating and recommending new candidates, the Governance Committee assesses the effectiveness of its criteria and considers whether there are any skill gaps that should be addressed. Additional information about each director for nominee, including biographical information, appears on the following pages.
Election of Directors
The Board currently has five members, and all five of our directors are standing for re-election at the Annual Meeting as nominees. All directors are elected annually to serve one-year terms until the next annual meeting and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal. All directors, except for Kurt Wolf as CEO, are independent under the Securities Exchange Act of 1934 and stock exchange listing rules.
Upon determining to fill an open Board position, the Board considers candidates submitted by outside independent recruiters, directors, members of management and others. Each of the nominees for election at the Annual Meeting of stockholders is a current Board member and was selected by the Board as a nominee. If elected at the Annual Meeting, each of the nominees would serve until the 2027 Annual Meeting and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.
Information about each nominee for director as of March 16, 2026, is set forth below.
Vote Required; Recommendation of the Board of Directors
In accordance with our By-laws, in an uncontested election, the affirmative vote of a majority of the “votes cast” is required for the election of directors. Abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the outcome of the vote. If the number of nominees exceeds the number of directors to be elected (as described in our By-laws), directors will be elected by a plurality of the votes cast. Our Governance Principles provide that any nominee for director in this election who fails to receive a majority of the votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES

Proposal 1: Election of Directors
The Nominees

Director since: 2025	Peter Brimm

President of Envoy Holdings, a family office from 2023 to present. Mr. Brimm is a director of Medical Facilities Corporation (TSX: DR) and is a member of the Audit Committee and Chair of the CorpGovNomComp Committee.

Prior to this position, Mr. Brimm was the Executive Vice President of Strategy and Innovation for Shiplake Properties, a Toronto-based real estate firm in 2023 and also served as the Chief Growth Officer at the augmented reality startup Leap Tools Inc. from 2020 to 2023, where he helped build out the business capabilities that led the business to significant revenue growth (qualifying for the Deloitte Fast50 for three consecutive years). Mr. Brimm has also held various roles working as a portfolio manager for several leading hedge funds in the US and in Canada, including Relational Investors and West Face Capital Inc., among others. Mr. Brimm served as a director on the Audit and Compensation Committees for Dye & Durham (TSX: DND).

Mr. Brimm, age 51, brings to the Board capital allocation, investing, and operating experience across multiple industries as a strategy and operations consultant, C-Suite executive, and investor.

Director since: 2024	Catherine Levene

Former President of Meredith Corporation’s National Media Group from 2019 until its acquisition by IAC’s (NASDAQ: IAC) Dotdash in 2021, where she was named the first female Officer of the Company. Ms. Levene serves as a director of National Public Radio and Informa PLC (FTSE: INF).

Ms. Levene previously served as Co-Founder and Chief Executive Officer of Artspace Marketplace, an online marketplace for discovering and buying art, from 2010 until it was sold to Phaidon, Inc. in 2014. In addition, Ms. Levene has held executive positions at The New York Times Company and DailyCandy (from 2007 until sold to Comcast in 2008). Ms. Levene has served as a director of several private companies and organizations, including, Rent the Runway, Inc., Ad.Net Inc., Business.com, Purch and TheFind.

Ms. Levene, age 56, brings her experience in media, technology, and digital innovation as well as executive leadership expertise.

Director since: 2025	Brent Rosenthal

Founder of Mountain Hawk Capital Partners, LLC, an investment fund focused on small and microcap equities from 2017 to present. Mr. Rosenthal is a director of Horizon Kinetics Corporation (OTC:HKHC) and Syntec Optics Holdings, Inc. (NASDAQ:OPTX).

Mr. Rosenthal was a Partner in affiliates of W.R. Huff Asset Management, an employee-owned investment manager, where he worked from 2002 to 2016. Prior to that, Mr. Rosenthal was director of mergers and acquisitions for RSL Communications Ltd. From 1997 - 2001 and served emerging media companies for Deloitte & Touche LLP from 1993 – 1997. Mr. Rosenthal has significant experience on the Boards of both public and private companies, including lead director for Puerto Rican Municipal Bond Funds; Comscore, Inc. (NASDAQ:SCOR), Rentrak Corporation (NASDAQ:RENT), FLYHT Aerospace Solutions Ltd (OTCQX:FLYLF), RiceBran Technologies (OTCPK:RIBT), SITO Mobile (NASDAQ:SITO) and Suro Labs.

Mr. Rosenthal, age 54, has extensive experience serving as a public company director during periods of growth, transformation and leadership change.

Proposal 1: Election of Directors

Director since: 2025	Wayne Walker

Founder and President of Walker Nell Partners, Inc., an international business consulting firm, since its founding in 1998. Mr. Walker is a director of Outdoor Holdings Company, formerly AMMO, Inc. (Nasdaq: POWW), Stable X Technologies, Inc., formerly AYRO, Inc. (Nasdaq: SBLX), and PharmaCyte Biotech Company (Nasdaq: PMBC).

Prior to founding Walker Nell Partners, Inc., Mr. Walker was Senior Counsel in the Corporate Secretary’s office of DuPont Company for approximately 15 years and served on the global leadership teams of DuPont Corian® and the Electronic Materials business. Mr. Walker served as a director of Wrap Technologies, Inc. (Nasdaq: WRAP), an innovator in modern policing solutions (where he also served as Chairperson of the Board) and Pitcairn Company (where he was also Chair of its Compensation Committee). Mr. Walker also served on the Boards of several other public and private companies, including Chairperson of the Board of Trustees of National Philanthropic Trust, a public donor advised fund charity; Vice President of the Board of Education of the City of Philadelphia; and numerous other companies, foundations, and charitable organizations.

Mr. Walker, age 67, brings to the Board significant experience as a public company director, with expertise in finance, law, organizational transformation, and corporate transactions.

Director since: 2023	Kurt Wolf

Managing Member and Chief Investment Officer of Hestia Capital Management, a deep value hedge fund since 2009. Prior to founding Hestia Capital, Mr. Wolf’s investment experience included time as an Analyst/Senior Analyst at Relational Investors and First Q Capital from 2007 until 2008, and as a co-Founding Partner at Lemhi Ventures from 2005 until 2007. His prior strategy and operating experiences include serving as a co-Founder and Director of Competitive Strategy at Definity Health and as a consultant with Braxton Associates/Deloitte Consulting, Boston Consulting Group (BCG), and the Lemhi Group. Mr. Wolf is formerly a director of GameStop Corp. and Edgewater Technology, Inc.

Mr. Wolf, age 53, brings to the Board a strong background in strategy consulting and corporate strategy, and an investor perspective.

Report of the Audit Committee
Report of the Audit Committee

The review of Audit Committee (“AC”) Charter functions pursuant to a charter that is reviewed annually and was last amended in May 2024. The AC represents and assists the Board in overseeing the financial reporting process, the internal financial controls to comply with policies and procedures and the integrity of the Company’s financial statements. The Audit Committee also has oversight of the information technology function and the cybersecurity, privacy and internal controls risks. The AC is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, selecting the lead engagement partner, and for reviewing the performance of the independent accountants and the Company’s internal audit function. The Board has determined that all three of the members of the AC are “independent,” as required by applicable listing standards of the New York Stock Exchange. One of the three members of the AC have the requisite experience to be designated as an Audit Committee financial expert as defined by the rules of the Securities and Exchange Commission (SEC).

In the performance of its responsibilities, the AC has reviewed and discussed the audited financial statements with management and the independent accountants. The AC has also discussed with the independent accountants the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Finally, the AC has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence.

In determining whether to recommend that stockholders ratify the selection of PwC as the Pitney Bowes independent accountants for 2026, management and the AC, as they have done in prior years, engaged in a review of PwC. In that review, the AC considers the current performance and continued independence of PwC, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any SEC actions and other legal issues as well as PCAOB inspection reports. The AC prohibits certain types of services that are otherwise permissible under SEC rules. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PwC and the other accounting firms; (2) cost/benefit discussion on rotating auditors; (3) the incumbent firm’s tenure; (4) an assessment of whether other accounting firms should be considered; and (5) a detailed analysis of the PwC fees. In addition, PwC reviews with the AC its analysis of its independence. Based on the results of the review this year, the AC concluded that PwC is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PwC, who have been independent accountants of the Company since 1934, to serve as the Pitney Bowes independent registered accounting firm for 2026. As an additional independence safeguard, PwC rotates its lead engagement partner every 5 years.

Based upon the review of information received and discussions as described in this report, the AC recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025, as filed with the SEC on February 20, 2026.

By the Audit Committee of the Board of Directors,

Mr. Brent Rosenthal (Chair) Mr. Peter Brimm Ms. Catherine Levene

Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent  Registered Public Accountants for 2026
Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2026
The Audit Committee has appointed PwC as our independent registered public accountants for Pitney Bowes for 2026. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the Annual Meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PwC as our independent registered public accountants. PwC has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PwC is expected to attend the Annual Meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
Principal Accountant Fees and Services
Aggregate fees billed for professional services rendered for the Company by PwC for the years ended December 31, 2025 and 2024, were (in millions):

	2025	2024
Audit fees	$4.0	$6.3
Audit-related fees	0.6	1.4
Tax fees	-	-*
All other fees	-	-
Total	$4.6	$7.7

*	Tax services were provided during 2024, but fees were rounded down to zero.
Audit Fees: The Audit fees for the years ended December 31, 2025 and 2024 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the Company and selected subsidiaries, statutory audits, issuance of comfort letters, and consents. The decrease in fees is primarily due to scope adjustment relevant to the disposed and wind down Global Ecommerce business.
Audit-Related Fees: The Audit-Related fees are for audit fees on divestitures and carve out audits, and SOC reports among others. The decrease in fees is due to less transformation projects in 2025 where PwC’s assistance was sought.
Tax Fees: The Tax fees for the years ended December 31, 2025 and 2024 were for services related to tax compliance, including the review of tax returns and claims for refunds.
The Audit Committee is responsible for fee negotiations with the independent auditor. The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PwC. Specifically the Committee’s policy requires pre-approval of the use of PwC for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; assessment of and making recommendations for improvement in internal accounting controls and selected related advisory services. The Audit Committee delegates to its Chair the authority to address requests for pre-approval services between Audit Committee meetings, if it is deemed necessary to commence the service before the next scheduled meeting of the Audit Committee. Such pre-approval decisions are discussed at the next scheduled meeting. The AC will not approve any service prohibited by regulation or for services which, in their opinion, may impair PwC’s independence. In each case, the AC’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the Company anticipates obtaining from PwC, and has required management to report the actual fees (versus budgeted fees) to the AC on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2026 audit services or within one of the other pre-approved categories described above must be pre-approved by the AC or its Chair.

Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent  Registered Public Accountants for 2026
Vote Required; Recommendation of the Board of Directors
Ratification of the appointment of the Pitney Bowes independent registered public accountants requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon. Abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026.

Proposal 3: Non-Binding Advisory Vote to Approve Executive Compensation
Proposal 3: Non-Binding Advisory Vote to Approve Executive Compensation
In accordance with SEC rules, stockholders are being asked to approve, on an advisory, non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement. This proposal, commonly known as a say-on-pay proposal, provides our stockholders the opportunity to express their views on the executive compensation for our NEOs for the fiscal year ended December 31, 2025 as described in the “Compensation Discussion and Analysis” (CD&A) beginning on page 39 of this Proxy Statement, and additional details following in the section “Executive Compensation Tables and Related Narrative” beginning on page 63.
Over the course of the year, the Company and the Executive Compensation Committee (the “Committee”) have reached out to a number of stockholders to solicit their views on the Company’s executive compensation structure. For additional details regarding outreach in 2025, please see “Stockholder Engagement” on page 16 of this Proxy Statement.
The Committee and the Board believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our executive compensation program is designed to align pay and performance incentives with stockholder interests and to enable the Company to attract and retain talented executives.
As discussed in the CD&A, the Committee has structured our executive compensation program based on the following central principles:
(1)	Compensation should be tied to performance and long-term stockholder return;
(2)	Performance-based compensation should be a greater part of total compensation for more senior positions;
(3)	Compensation should reflect leadership position and scope of responsibility;
(4)	Incentive compensation should reward both short-term and long-term performance; and
(5)	Compensation levels should be competitive so we can both attract and retain talent.
See also “Compensation Governance Best Practices” on page 41 of this Proxy Statement for further information on the principal pay for performance and governance practices adopted by the Committee and the Board of Pitney Bowes.
In accordance with SEC rules, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the Company’s NEOs disclosed in the CD&A, the 2025 Summary Compensation Table and the related compensation tables, notes and narratives in this Proxy Statement for the Company’s 2026 annual meeting of stockholders.
This advisory resolution, commonly referred to as a say-on-pay resolution, is non-binding on the Board and the Committee. Although non-binding, our Board and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next say-on-pay advisory vote is expected to occur at the 2027 annual meeting of stockholders.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation program. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers on an advisory basis.

Proposal 3: Non-Binding Advisory Vote to Approve Executive Compensation
Equity Compensation Plan Information
The following table provides information as of December 31, 2025, regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	7,856,316	$12.53	24,045,391
Equity compensation plans not approved by security holders	—	—	—
Total	7,856,316(1)	$12.53(2)	24,045,391(3)

(1)
Includes 5,977,808 shares issuable pursuant to outstanding stock options. It also includes 1,250,821 shares issuable pursuant to outstanding Restricted Stock Units (RSUs), and 627,687 shares issuable pursuant to outstanding Performance Stock Units (PSUs).

(2)	Weighted average exercise price of stock options only.
(3)	These securities are available in our reserve for awards made under the Pitney Bowes Inc. 2024 Stock Plan, as amended through May 13, 2025.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
Executive Compensation Committee Report

The Executive Compensation Committee (Committee) of the Board of Directors (i) has reviewed and discussed with management the section beginning on page 39 entitled “Compensation Discussion and Analysis” (CD&A) and (ii) based on that review and discussion, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

By the Executive Compensation Committee of the Board of Directors,

Ms. Catherine Levene, Chair
Mr. Peter Brimm
Mr. Wayne Walker

2025 Named Executive Officers (NEOs)
2025 Named Executive Officers (NEOs)
The Company had ten NEOs for its fiscal year ended December 31, 2025, five current executives as well as five prior executives. Biographical and professional information on each of our NEOs can be found as of 2025 year-end below.
2025 was transformative, bringing several leadership changes that have resulted in a new team well positioned to drive the Company’s strategic goals forward. As CEO, Mr. Wolf, together with the Board, made several changes to the executive team of the Company, specifically bringing in Paul Evans to the role of Chief Financial Officer and Treasurer and Todd Everett to the role of President of Sending Technology Solutions (SendTech Solutions). This resulted in the departures of Bob Gold, former Chief Financial Officer and Treasurer, and of Shemin Nurmohamed, former President of SendTech Solutions. In addition, earlier in 2025, Mr. Rosenzweig and the Board had made changes within the executive team, including the appointment of Mr. Gold as Chief Financial Officer, which resulted in the departure of John Witek, the former Interim Chief Financial Officer, as well as the departure of James Fairweather, the former Executive Vice President and Chief Innovation Officer. Each of the former Executives was terminated involuntarily.

Kurt Wolf Age: 52
President and Chief Executive Officer since May 2025

Mr. Wolf was appointed to the role of Chief Executive Officer of Pitney Bowes Inc. effective May 22, 2025. He has served on the Board since May 2023, including as Chair of the Executive Compensation Committee and Chair of the former Value Enhancement ad hoc committee. He also serves as a Managing Member and Chief Investment Officer of Hestia Capital Management, LLC, a deep value hedge fund, since 2009.

Paul Evans Age: 57
Executive Vice President, Chief Financial Officer and
Treasurer since July 2025

Mr. Evans was appointed to the role of Executive Vice President, Chief Financial Officer and Treasurer effective July 29, 2025. He served on the Board of the Company from 2024 until his appointment, including serving as Audit Committee Chair and as Chair of the former Value Enhancement ad hoc committee. Previously, he served as Chief Operating Officer at America’s Auto Auction Group from January 2023 to October 2023, Independent Director at Hill International from August 2016 through December 2022, Interim Chief Executive Officer at Hill International, Inc. from May 2017 through Oct 2018 and Chief Financial Officer of Sevan Multi-Site Solutions from April 2020 through August 2021.

Deborah Pfeiffer Age: 65
Executive Vice President and President, Presort Services since 2024

Ms. Pfeiffer was appointed Executive Vice President and President, Presort Services in January 2024. She was named an executive officer of the Company in September 2023, has served as the Company’s President, Presort Services since November 2015, and has been with the Company for 42 years.

2025 Named Executive Officers (NEOs)

Lauren Freeman-Bosworth Age: 51
Executive Vice President, General Counsel, and Corporate Secretary since 2024

Ms. Freeman-Bosworth was appointed Executive Vice President, General Counsel and Corporate Secretary in April 2024 where she leads the Company’s Global Legal and Compliance Organization and sets the Company’s global legal strategy as well as its public policy and government affairs strategies. Prior to this appointment, she was the Company’s Vice President and Deputy General Counsel, Litigation, Governance and Compliance since June 2014 and joined Pitney Bowes in 2010.

Todd Everett Age: 52
Executive Vice President and President of Sending Technology Solutions since September 2025

Mr. Everett was appointed to the role of Executive Vice President and President of Sending Technology Solutions effective September 14, 2025. He served on our Board from 2023 until his appointment. He also is currently an independent advisor to several ecommerce companies and a board member of a private technology shipping company. Mr. Everett also held various roles at Newgistics, Inc., including President and Chief Executive Officer from 2015 until February 2018, prior to Pitney Bowes’ acquisition of Newgistics.

2025 Named Executive Officers (NEOs)
NEOs during 2025 who have left the Company

Lance Rosenzweig Age: 63
Former Chief Executive Officer, October 2024 – May 2025

Mr. Rosenzweig served as Chief Executive Officer from October 25, 2024 and was transitioned to a consultant role effective May 21, 2025 through his separation from the Company on September 21, 2025. He served as Interim Chief Executive Officer from May 22, 2024 through October 25, 2024, He also served on the Pitney Bowes Board from April 4, 2024 through May 21, 2025.

Bob Gold Age: 65
Former Executive Vice President and Chief Financial Officer, March 2025 – July 2025;
Former Treasurer, May 2025 through July 2025

Mr. Gold served as former Executive Vice President and Chief Financial Officer from March 10, 2025 until his departure effective July 29, 2025. He also held the title of Treasurer from May 2025 through July 2025.

John Witek Age: 66
Former Interim Chief Financial Officer, March 2024 – March 2025;
Former Chief Accounting Officer September 2024 – March 2025

Mr. Witek served as former Interim Chief Financial Officer from March 19, 2024 through March 31, 2025 when he departed the Company. Mr. Witek also served as Chief Accounting Officer from September 7, 2024 through his departure. Prior to these appointments, he held roles at Pitney Bowes that included Head of Global Business Services from February 2023 and Chief Financial Officer of SendTech Solutions from January 2019.

James Fairweather Age: 54
Former Executive Vice President and Chief Innovation Officer May 2021 – April 2025

Mr. Fairweather led our innovation strategy and our IT organization from September 2024 through April 1, 2025, when he departed the Company. He was named an executive officer of the Company in May 2021. Previously, he served as Senior Vice President and Chief Innovation Officer from May 2019.

Shemin Nurmohamed Age: 53
Former Executive Vice President and President, Sending Technology Solutions, January 2024 – September 2025

Ms. Nurmohamed was appointed Executive Vice President and President, Sending Technology Solution in January 2024 until her departure from the Company effective September 11, 2025. She was named an executive officer of the Company in September 2023 while serving as Senior Vice President and President of SendTech Solutions from January 2023.

Compensation Discussion and Analysis
Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
Some of the amounts in the Compensation Discussion and Analysis (CD&A) portion of this Proxy Statement are shown on a non-GAAP basis. For additional detail on the calculation of the financial results reported in this Proxy Statement, please refer to “Non-GAAP Measures” on page 88 and for a reconciliation of the measures refer to “Reconciliation of Reported Consolidated Results to Adjusted Measures” table on page 89 of this Proxy Statement.
Overview
This CD&A section explains our compensation philosophy, summarizes the material components of our compensation program and reviews compensation decisions made by the Executive Compensation Committee (Committee) and the independent Board members. The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers, including the Company’s Named Executive Officers (NEOs), other than the Chief Executive Officer (CEO). The independent members of the full Board, based on recommendations by the Committee, determine compensation actions impacting the CEO.
Within the CD&A, you will find information regarding:
•	2025 Company financial highlights;
•
The transition and compensation of Mr. Kurt Wolf as President and Chief Executive Officer and the subsequent appointment of Mr. Paul Evans to the Chief Financial Officer and Treasurer role and Mr. Todd Everett to the role of Executive Vice President and President of Sending Technology Solutions (SendTech Solutions). The CD&A will also describe the transitions of several executives as part of the realignment of the executive team;

•	Our executive compensation program structure, including our compensation philosophy; and
•	Components of our 2025 compensation program and tables related to decisions made by the Committee and the independent Board members throughout the year.
2025 Highlights
2025 was a year where Pitney Bowes continued to build a strong financial foundation through leadership’s focus on accretive capital allocation, disciplined cost management, and improved operational execution. Kurt Wolf was named CEO in May, and Paul Evans joined as Chief Financial Officer in July. Under Mr. Wolf’s leadership, the Company achieved significantly reduced costs, improved profitability, increased free cash flow, and strengthened the Company’s balance sheet. Pitney Bowes also continued to return capital to shareholders, which is a core part of its capital allocation framework.
Under Mr. Wolf’s leadership and the new executive leadership team, the Company is working to realize its significant value creation potential and profitable growth as quickly as possible for the benefit of our shareholders, employees, and partners as we move forward into 2026 and beyond. Further, the Company intends to undertake a comprehensive strategic review. Additionally, our diligent focus on accretive capital allocation has helped us meaningfully accelerate the return of cash to shareholders via share repurchases and an 80% increase to the dividend. We have also continued to reduce leverage and our average borrowing rate.
Full Year 2025 Financial Highlights
•	2025 Total Shareholder Return: 53.9%
•	Revenue was $1.893 billion, down $134 million or 7% year-over-year
•	GAAP Earnings Per Share was $0.84, an improvement of $1.95 or >100% over the prior year
•	Adjusted Earnings Per Share[1] was $1.35, an improvement of $0.53 or 64% over the prior year
•	GAAP net income was $145 million, an improvement of $348 million or >100% over the prior year

Compensation Discussion and Analysis
•	Adjusted Earnings Before Interest and Taxes (as reported)[1] was $461 million, an improvement of $76 million or 20% over the prior year
•	GAAP cash from operating activities was $383 million, an improvement of $107 million or 39% over the prior year
•	Free Cash Flow[1] was $358 million, an improvement of $68 million or 24% over the prior year
(1)
Adjusted Earnings Per Share, Adjusted Earnings Before Interest and Taxes (as reported), and Free Cash Flow are non-GAAP financial measures. For a reconciliation of these measures to the most directly comparable GAAP measures, see page 10 of our Fourth Quarter 2025 Earnings Release, attached as Exhibit 99.1 to our Current Report on Form 8-K filed on February 17, 2026.

Executive Compensation Program Structure
Compensation Philosophy
Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain, and motivate our leaders. We structure our executive compensation program to link executive compensation to the performance of the Company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should receive a greater percentage of their compensation in the form of performance-based compensation. Compensation for our NEOs varies from year to year, primarily based on the achievement of enterprise-wide objectives and individual performance. We emphasize enterprise-wide performance to break down internal barriers that can arise in organizations that emphasize individual business unit performance. We believe our compensation structure aligns individual pay with Company performance and shareholder value creation, while encouraging individuals to drive strategic outcomes for the Company alongside calculated risk-taking.
Key aspects of our pay philosophy include:

Overall Objectives	•	Compensation levels should be competitive so we can both attract and retain talent;
	•	Compensation should reflect leadership position and scope of responsibility;
	•	Executive compensation should be linked to the performance of the Company as a whole; and
	•	Compensation should motivate our executives to deliver our short and long-term business objectives and strategy.
Pay Mix Principles	•	Compensation should be tied to short-term performance along with the creation of long-term stockholder value and return;
	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results; and
	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with stockholders
Pay for Performance	•	Incentive compensation should reward short-term and long-term performance, over their respective time periods;
	•	A significant portion of our compensation should be variable based on performance; and
	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance.

Compensation Discussion and Analysis
Compensation Governance Best Practices
We believe our executive compensation program has effective governance components and demonstrates a strong link between pay and performance. The following lists the principal pay-for-performance and governance practices adopted by the Committee and the Board of Pitney Bowes.

Quantifiable and measurable performance metrics and goals	No individual supplemental executive retirement plans

Double trigger vesting in our Change of Control provisions	No crediting extra years of service in our benefit plans, including our pension plans

Significant stock ownership requirements for senior executives and directors, with executive stock ownership policies that align their interests with those of our stockholders.	No tax gross-up on Change of Control payments

Market comparison of executive compensation against a peer group and survey data	No hedging, pledging, or short-term speculative trading of Company stock

Independent compensation consultant performing no other services for the Company	No fixed-term employment agreements for our non-CEO Executive Officers

Annual stockholder advisory vote on executive compensation	No stock option repricing, reloads, or exchanges

Semi-annual stockholder outreach with an available line of direct communication with the Committee and the Board	No transferability of restricted securities

Clawback provisions that permit the Company to recover incentive-based compensation from senior executives for gross misconduct and require recovery in the event of a financial restatement consistent with SEC requirements
No dividends on unvested stock awards

One-year minimum vesting period for all long-term incentive compensation awards, with accelerated vesting for certain qualifying conditions	No material executive perquisites

2025 Stockholder Engagement on Executive Compensation
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. For a full discussion of our Stockholder Engagement program generally, and the 2025 conversations, please see “Stockholder Engagement” on page 16 of the Proxy Statement.

Compensation Discussion and Analysis
Overview of 2025 Compensation
The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers, including the Company’s NEOs, other than the CEO. Decisions regarding compensation for the CEO are made by the independent members of the full Board, based on recommendations by the Committee. The Committee considers recommendations from the CEO regarding the compensation of other NEOs. No member of the management team, including the CEO, has a role in determining his or her own compensation.
The Committee believes our executive compensation programs focus our leadership team on the metrics that are meaningful for investors and are key contributors to the creation of shareholder value. The Committee also fosters shareholder alignment and a strong pay-for-performance culture by setting the metrics in our incentive compensation plans to create balance between our short- and long-term operating frameworks. Our target performance levels are challenging but reasonably achievable upon meeting or exceeding our business objectives. We set commensurately more challenging goals in association with above-target payouts.
CEO Transition Compensation Summary
The Board approved the appointment of Mr. Wolf, as CEO effective May 22, 2025, replacing Mr. Rosenzweig who transitioned to a consultant role through September 21, 2025. A summary of the compensation actions taken in connection with the CEO transition is as follows.
Mr. Wolf
The Board designed Mr. Wolf’s 2025 compensation with the goal of simplifying the plan and to provide focus on driving company and shareholder value. The Board considered common incentive structures and intentionally designed the majority of his pay “at risk,” ensuring alignment with shareholders. Mr. Wolf’s 2025 compensation consisted of base salary, a short term incentive based on the same metrics as the other NEOs and employees who participate in the Company’s short term incentive program, and premium priced options. Below is a summary of his compensation.
CEO
In connection with his appointment as President and Chief Executive Officer, pursuant to a letter agreement dated May 21, 2025, Mr. Wolf was entitled to an annual base salary of $40,000 and a target annual cash incentive of $500,000 (prorated for 2025 to reflect his mid-year hire) to be earned based on achievement against financial performance (Adjusted Earnings Before Interest & Taxes and Revenue) goals established by the Board. Refer to section “Funding of the 2025 Annual Incentive Pool and Actual Pay-Out” on page 49 for further details on the 2025 annual incentive. Additionally, he was made eligible for long-term incentive awards with a target opportunity of $3,000,000, which consisted of 689,127 premium-priced stock options for 2025. One-third of the options has an exercise price equal to $12.00, one-third of the options has an exercise price equal to $14.00, and one-third of the options has an exercise price equal to $16.00. The options will generally vest in equal installments on each of the first, second, and third anniversaries of the grant date subject to Mr. Wolf’s continued employment as CEO through the applicable vesting dates, and will expire five years after the grant date.
On February 17, 2026, the Company entered into a letter agreement with Mr. Wolf superseding his prior 2025 letter agreement, confirming his continued service as President and Chief Executive Officer for a three-year term with automatic one-year renewals. Under the 2026 letter agreement, Mr. Wolf will receive a $40,000 annual base salary, a target annual cash incentive of $960,000 beginning in fiscal 2026, and long-term incentive awards, which for 2026 consist of 100% Performance Stock Units with a target grant date value of $6.5 million subject to three-year cliff vesting. He will continue to serve on the Board without additional compensation. His employment remains at-will.
Mr. Rosenzweig
Former CEO
In connection with Mr. Wolf’s appointment as CEO, on May 21, 2025 the Company announced that Mr. Rosenzweig would cease to serve as Chief Executive Officer of the Company and as a member of the Board and would transition to a consultant role through September 21, 2025. As a result, in connection with his transition and involuntary termination without cause, the Company and Mr. Rosenzweig entered into a transition agreement dated May 19, 2025, providing for benefits under the Pitney Bowes Severance Pay Plan (“the “Severance Pay Plan”) comprising: (i) cash severance equal to one and a half times

Compensation Discussion and Analysis
his annual base salary (totaling $750,000), to be paid in installments on regular payroll dates and (ii) a lump sum pro-rata bonus based on target performance in respect of the performance period commencing on his employment start date of October 25, 2024 (totaling $286,301.37), to be paid within thirty (30) days following the effectiveness of the release. In addition, Mr. Rosenzweig received $50,000 per month for his services as a consultant from May 22, 2025 through September 21, 2025. Mr. Rosenzweig’s equity awards that were unvested on May 22, 2025 were treated in accordance with their terms as described below.
For additional detail on Mr. Rosenzweig’s termination payments and other compensation for 2025, refer to the “Estimated Post-Termination Payments and Benefits” table beginning on page 75 as well as the “2025 Summary Compensation Table” beginning on page 63.
The table below details the treatment of Mr. Rosenzweig’s outstanding, unvested long-term incentive (LTI) awards upon his separation on May 21, 2025.

LTI Grant Detail	Unvested Units at Termination	Treatment at Termination
Restricted Stock Units (RSUs) granted Nov. 2024	50,000	Fully vested upon the last day of employment.
Options (ISOs) granted Nov. 2024	11,111	Remain outstanding and exercisable until May 21, 2026.
Options (NQSOs) granted Nov. 2024	1,488,889	Remain outstanding and exercisable until May 21, 2026.
Performance Stock Units (2024 PSUs) granted Nov. 2024	300,000	Remained outstanding and continued to vest based on actual performance through September 30, 2025, as described below.
Conditional PSUs granted in Nov. 2024	150,000	Forfeited on last day of employment.

The vesting of Mr. Rosenzweig’s outstanding 2024 PSU award was conditioned upon the Company’s achievement against the pre-established performance goals, for the one-year performance period beginning October 1, 2024 and ending September 30, 2025 as set forth below. The performance goals consist of two enterprise-wide financial objectives, Adjusted Earnings Before Interest and Taxes (Adjusted EBIT) at a 25% weighting and Adjusted Free Cash Flow (Adjusted FCF) with a 75% weighting. The performance multiplier can range from 0 to 200% of target and was interpolated linearly between the threshold (50%), target (100%), stretch (150%), and maximum (200%) objectives. If actual performance had resulted in an achievement of less than 50% threshold, then in this case the PSU award would not vest.
The Company achieved results above maximum for both the Adjusted EBIT and Adjusted FCF objectives over the performance period. The table below shows the levels of achievement relating to the applicable performance cycle. The combination of the financial metrics resulted in a 200% per unit pay-out for the 2024-2025 PSU award as illustrated below. Mr. Rosenzweig’s 2024-2025 annual incentive also utilized the objectives shown below; however, as mentioned previously, Mr. Rosenzweig actually received a prorated bonus based on target performance as per his transition agreement.

2024-2025 Adjusted EBIT(1)	Threshold	Target	Stretch	Maximum	Actual Result	Metric Pay-out Value	Performance Multiplier
2025 ($ millions)	$366	$391	$406	$431	$444	50%

2024-2025 Adjusted FCF(1)	Threshold	Target	Stretch	Maximum	Actual Result	Metric Pay-out Value	Performance Multiplier
2025 ($ millions)	$129	$138	$147	$170	$224	150%
Total							200%

(1)
Adjusted EBIT and Adjusted FCF are non-GAAP measures. For additional information and a reconciliation please see “Treatment of Special Events” beginning on page 62, the “Non-GAAP Measures” section on page 88, and “Reconciliation of Reported Consolidated Results to Adjusted Measures Applicable to the Incentive Awards of the Former CEO” on page 89.

Compensation Discussion and Analysis
Other Executive Transitions
Mr. Evans
Chief Financial Officer and Treasurer
The Board appointed Paul Evans as EVP, Chief Financial Officer and Treasurer of the Company, effective as of July 29, 2025. In connection therewith, Mr. Evans resigned from the Board effective as of July 29, 2025. In connection with his appointment, Mr. Evans is entitled to the following pursuant to a letter agreement dated July 28, 2025: (i) an annual base salary of $600,000, (ii) an annual incentive award with a target value of 80% of his annual base salary, which may be earned based on achievement of applicable performance goals established by the Board, subject to his continued employment with the Company through the date of payment, and (iii) an annual long-term equity-based incentive award with a target grant date value of $1,500,000, subject to the terms and conditions of the applicable award agreements and the Company’s long-term incentive plan. Mr. Evans’ target annual incentive award and target long-term equity-based incentive for 2025 were pro-rated to reflect his mid-year hire. In addition, Mr. Evans’ outstanding restricted stock units granted in connection with his service as a director of the Board vested and settled as of July 29, 2025.
Mr. Gold
Former Chief Financial Officer and Treasurer
Effective March 10, 2025, Robert Gold was appointed Executive Vice President and Chief Financial Officer. In connection with his appointment as Chief Financial Officer, Mr. Gold was provided with the following compensation components pursuant to a letter agreement dated February 6, 2025: (i) an annual base salary of $600,000, (ii) an annual incentive award with a target value of 80% of his base salary, which may be earned based on achievement of applicable performance goals established by the Board, subject to his continued employment with the Company through the date of payment, (iii) an annual long-term equity-based incentive award with a target grant date value of $950,000, subject to the terms and conditions of the applicable award agreements and the Company’s long-term incentive plan, and (iv) a one-time cash relocation lump sum payment in the gross amount of $20,000 payable within thirty (30) days of his employment start date.
In connection with Mr. Evans’ appointment as EVP, Chief Financial Officer and Treasurer, Mr. Gold was involuntarily terminated without cause effective July 29, 2025. On August 17, 2025, the Company entered into a separation agreement with Mr. Gold providing for transition pay consisting of a cash amount equal to $450,000, paid in installments on regular payroll dates following July 29, 2025. Any restricted stock units and performance stock units granted to him in 2025 were automatically forfeited on his last day of employment.
For additional detail on Mr. Gold’s termination payments, refer to the “Estimated Post-Termination Payments and Benefits” table beginning on page 75.
Mr. Witek
Former Interim Chief Financial Officer and Chief Accounting Officer
In connection with Mr. Gold’s appointment as Executive Vice President and Chief Financial Officer, Mr. Witek was involuntarily terminated from his position as Interim Chief Financial Officer of the Company effective March 10, 2025. However, he remained at the Company as an advisor during the Chief Financial Officer transition until March 31, 2025. As part of the transition, he continued serving as Chief Accounting Officer until March 31, 2025. On February 6, 2025, the Company entered into a separation agreement with Mr. Witek providing for benefits under the Severance Pay Plan comprising: (i) two weeks base pay (which equals the gross sum of $13,865.38), (ii) 50 weeks base pay (which equals the gross sum of $346,634.50), to be paid in installments on regular payroll dates, and (ii) a lump sum payment of $346,112, to be paid within thirty (30) days following April 1, 2025.
For additional detail on Mr. Witek’s termination payments, refer to the “Estimated Post-Termination Payments and Benefits” table beginning on page 75.

Compensation Discussion and Analysis
Mr. Everett
Executive Vice President and President, Sending Technology Solutions
The Board appointed Mr. Everett as Executive Vice President and President, Sending Technology Solutions, effective as of September 14, 2025. In connection therewith, Mr. Everett resigned from the Board effective as of September 14, 2025. In connection with his appointment, Mr. Everett is entitled to the following pursuant to a letter agreement dated September 11, 2025: (i) an annual base salary of $600,000, (ii) an annual incentive award with a target value of 80% of his annual base salary (prorated for 2025 to reflect his mid-year hire), which may be earned based on achievement of applicable performance goals established by the Board, subject to his continued employment with the Company through the date of payment, and (iii) an annual long-term equity-based incentive award with a target grant date value of $1,500,000, subject to the terms and conditions of the applicable award agreements and the Company’s long-term incentive plan. Mr. Everett’s target annual incentive award and target long-term equity-based incentive for 2025 was pro-rated to reflect his mid-year hire. Mr. Everett’s outstanding restricted stock units granted in connection with his service as a director of the Board vested and settled within one week of his effective date.
Ms. Nurmohamed
Former Executive Vice President and President, Sending Technology Solutions
In connection with Mr. Everett’s appointment as Executive Vice President and President, Sending Technology Solutions, Ms. Nurmohamed was involuntarily terminated from her position and departed from the Company, effective as of end of business on September 11, 2025. On September 25, 2025, the Company entered into a separation agreement with Ms. Nurmohamed providing for benefits under the Severance Pay Plan comprising: (i) fifty-two (52) weeks’ base pay (totaling $636,000), to be paid in installments on regular payroll dates, and (ii) a lump sum pro-rata bonus in respect of 2025 (totaling $354,069), to be paid within thirty (30) days following September 12, 2025. Additionally, under the terms of the separation agreement, (i) Ms. Nurmohamed’s stock options and RSUs that were outstanding for at least one year as of September 12, 2025 will continue vesting, (ii) upon her reaching age 55, such RSUs will fully vest, (iii) her stock options will remain exercisable until the expiration date set forth in the applicable award agreement, (iv) her PSUs and cash incentive units (CIUs) that were outstanding for at least one year as of September 12, 2025 were prorated, to be valued and paid after the end of the applicable performance cycle, and (v) her stock cash incentive units (“SCIUs”) that were outstanding for at least one year as of September 12, 2025 will continue to vest and remain outstanding upon her reaching age 55.
For additional detail on Ms. Nurmohamed’s termination payments, refer to the “Estimated Post-Termination Payments and Benefits” table beginning on page 75.
Mr. Fairweather
Former Executive Vice President and Chief Innovation Officer
The employment of James Fairweather as Executive Vice President and Chief Innovation Officer was involuntarily terminated without cause, effective April 1, 2025. On August 7, 2024, the Company entered into a separation agreement with Mr. Fairweather providing for benefits under the Severance Pay Plan comprising: (i) fifty (52) weeks’ base pay (totaling $605,690), to be paid in installments on regular payroll dates, and (ii) a lump sum pro-rata bonus in respect of 2025, based on actual Company performance, to be paid when annual bonuses were paid to other active employees. Refer to section “Funding of the 2025 Annual Incentive Pool and Actual Pay-Out” on page 49 for further details on the 2025 annual incentive. Additionally, under the terms of the separation agreement, (i) Mr. Fairweather’s stock options and RSUs that were outstanding for at least one year as of April 1, 2025 will continue vesting, (ii) upon his reaching age 55, such stock options and RSUs will fully vest, (iii) his stock options will remain exercisable until the expiration date set forth in the applicable award agreement, (iv) his PSUs and CIUs were prorated, to be valued and paid after the end of the applicable performance cycle, and (v) his SCIUs will be treated in accordance with their terms.
For additional detail on Mr. Fairweather’s termination payments, refer to the “Estimated Post-Termination Payments and Benefits” table beginning on page 75.

Compensation Discussion and Analysis
2025 Compensation Components
The following table outlines the components of direct compensation for our NEOs in 2025 and how these components align with our compensation principles.

Pay Component	Key Characteristics		What it Rewards
Fixed Compensation
Base Salary	•	Fixed cash compensation	•	Performance of daily job duties
	•	Increases driven by an executive’s individual performance and/or competitiveness to the market	•	Highly developed skills and abilities critical to the success of the Company
Variable Compensation
Annual Incentive	•	Performance-based cash compensation generally measured on achievement of enterprise-wide metrics	•	Achievement of pre-determined short-term financial objectives
	•	Individual performance may be considered in establishing an executive’s annual incentive opportunity
PSUs (for the non-CEO NEOs)	•	Performance-based equity compensation is generally measured on enterprise-wide financial metrics or specific performance goals directly aligned with our operating strategic plans	•	Achievement of pre-determined financial or business objectives
RSUs (for the non-CEO NEOs)	•	Performance-based equity compensation measured by Company stock value	•	An increase in the value of the Company stock
Premium-Priced Stock Options (for Messrs. Wolf and Rosenzweig only)	•	Performance-based equity compensation measured by Company stock value	•	An increase in the value of the Company stock (for premium-priced options, the exercise price is set higher than the stock price on the grant date)

Compensation Discussion and Analysis
2025 Compensation – Alignment with our Investors
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices.
The following chart illustrates that 99% of Mr. Wolf’s CEO compensation in 2025 is at risk and subject to performance goals.

As a guideline, for the NEOs, the Committee utilizes median compensation data based on companies with our approximate revenue size from our peer group and the Radford McLagan Compensation Database (Radford Database), as well as recommendations from Pay Governance, our independent compensation consultant, to make compensation decisions. The Committee considers this information to evaluate and ensure competitiveness of base salary, target cash compensation (base salary plus annual incentive), and target direct compensation (base salary plus annual incentive plus long-term incentive). We describe this approach in more detail under “Assessing Competitive Pay Practice” beginning on page 58.
We believe market pay data is one decision point in effective pay management. Generally, in addition to market data, pay decisions consider the value of the individual in the job to the organization and relative to other jobs and additional factors such as skills, performance, tenure, and experience. As a result, pay for an executive could be positioned below, at, or above the market median.
2025 Target Compensation Overview
The table below shows the 2025 annual base salary, target annual incentive opportunity, and target long-term incentive opportunity for our CEO, as set by the Board, and our NEOs actively employed as of December 31 2025, as set by the Committee. These components were determined for each NEO based on scope of their responsibility, leadership skills, performance, and length of service. For further explanation of the annual compensation process, the Committee’s and Board’s involvement in making compensation decisions, and determining competitiveness relative to market, please see “Determining Compensation – The Decision Process” starting on page 57.

2025 NEO(1)	Annual Base Salary ($)	Target Annual Incentive ($)(2)	Target Long-Term Incentive ($)
Kurt Wolf	40,000	500,000	3,000,000
Paul Evans	600,000	480,000	1,500,000
Deborah Pfeiffer	550,000	440,000	700,000
Lauren Freeman-Bosworth	440,000	264,000	500,000
Todd Everett	600,000	480,000	1,500,000

(1)	Refer to the “2025 Summary Compensation Table” on page 63 for additional detail.
(2)	Target Annual Incentive is set as a % of Base Salary. This column is representing the $ equivalent.

Compensation Discussion and Analysis
2025 Compensation Decisions:
Base Compensation
The base salaries for each of the NEOs as of December 31, 2025 (or, in the case of the NEOs who terminated employment prior to December 31, 2025, as of their termination date) are as follows: Mr. Wolf, $40,000; Mr. Evans, $600,000; Ms. Pfeiffer, $550,000; Ms. Freeman-Bosworth, $440,000; Mr. Everett, $600,000; Mr. Rosenzweig, $500,000; Mr. Gold, $600,000; Mr. Witek, $360,500; Mr. Fairweather, $605,690; and Ms. Nurmohamed, $636,000. For Ms. Pfeiffer this represented a 10% increase above her 2024 annual base salary, and for Ms. Nurmohamed, this represented a 6% increase above her 2024 base salary, all of which were consistent with the market median of the competitive data for these positions.
Annual Incentives
NEOs are eligible to earn annual incentives awarded under the Key Employees Incentive Plan (KEIP), primarily for achieving enterprise-wide financial objectives established at the beginning of each year, which are designed to be challenging to achieve. Individual performance and its impact on financial, strategic, unit, or individual objectives may be considered.
The target annual incentive opportunities for each of the NEOs for 2025 is as follows: Mr. Wolf, $500,000; Mr. Evans, $480,000 (80% of base salary); Ms. Pfeiffer, $440,000 (80% of base salary); Ms. Freeman-Bosworth, $264,000 (60% of base salary); Mr. Everett, $480,000 (80% of base salary); Mr. Rosenzweig, $500,000; Mr. Gold, $480,000 (80% of base salary); Mr. Witek, $180,250 (50% of base salary); Mr. Fairweather, $363,414 (60% of base salary); and Ms. Nurmohamed, $508,800 (80% of base salary).
For 2025, the financial measures used to determine annual incentives for NEOs consisted of: Adjusted EBIT and Adjusted Revenue.
The Committee and the Board believe that basing the annual incentive plan entirely on quantifiable financial performance measures demonstrates our commitment to placing rigor and objectivity in establishing and measuring our compensation goals and results.
The following table contains the financial objectives used under the annual incentive plan for 2025 and describes why they are effective in measuring how our business is performing on a short-term basis:

Financial Measure	Weighting	Rationale
Adjusted EBIT	75%	Focuses executive officers on driving Company profitability
Adjusted Revenue	25%	Focuses executive officers on driving Company growth

Both metrics exclude the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business. The adjustments for special items are explained further under “Non-GAAP Measures” on page 88. For further explanation on objective setting, please see “Determining Compensation – The Decision Process” on page 57.
The 2025 performance year annual incentive plan design utilized a straight-line methodology interpolated between each performance level: threshold (50% potential payout), target (100% potential payout), exceeds (150% potential payout), and maximum (200% potential payout) objectives. The addition of the exceeds objective and increase to the maximum payout percentage better aligns the annual incentive design to market and further incentivizes employees to achieve the financial objectives.

Compensation Discussion and Analysis
Funding of the 2025 Annual Incentive Pool and Actual Pay-Out
In 2025, the Company achieved results between target and exceeds against the Adjusted EBIT objectives and achieved results between threshold and target against the Adjusted Revenue objective. The annual objectives and results are reflected in the table below.

Financial Objective(1)	Weighting	Threshold	Target	Exceeds	Maximum	Result	Actual Pay-Out as a % of Target
Adjusted EBIT(2)	75%	$418 million	$465 million	$490 million	$500 million	$475.4 million	90.9%
Adjusted Revenue(2)	25%	$1,875 million	$1,983 million	$2,047 million	$2,128 million	$1,883 million	13.4%
Financial Objectives							104.4%

(1)
We set financial objective targets at the beginning of 2025 relative to Company budget on a continuing operations basis excluding any nonrecurring items. Please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89 and “Treatment of Special Events” beginning on page 62. The Committee and the Board believe the 2025 financial objectives at each level (threshold, target, exceeds, and maximum) accurately balance the difficulty of attainment of the level with the related pay-out. The annual incentive plan utilized a straight-line methodology across payout levels for the 2025 performance year. The amounts under the ‘Actual Pay-Out as a % of Target’ column are rounded and may or may not appear to equal the total Financial Objective Multiplier due to rounding.

(2)	Adjusted EBIT and Adjusted Revenue are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89.
The achievement of the financial objectives resulted in a multiplier of 104.4% for the total 2025 annual incentive pay-out. For a reconciliation of GAAP to Non-GAAP measures, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89.
The annual incentive payments for Mr. Wolf, Mr. Evans, Ms. Pfeiffer, Ms. Freeman-Bosworth and Mr. Everett were based on the 104.4% multiplier detailed above. Refer to the “Summary Compensation Table” on page 63 for further details regarding 2025 annual incentive payments made to the NEOs. For details on post-termination payments Messrs. Rosenzweig, Gold, Witek and Fairweather and Ms. Nurmohamed, refer to the “Estimated Post-Termination payments and Benefits Table” on page 75.
Long-Term Incentives
Long-term incentive opportunities are designed to link the NEOs’ rewards to the Company’s long-term financial performance and stock price. We also provide these incentives to be competitive in the markets in which we operate and to attract and retain high-performing executives.
The 2025 LTI mix for non-CEO NEOs was 100% equity-based awards with a mix of 60% PSUs and 40% RSUs. Upon his appointment to CEO, Mr. Wolf received 100% of his 2025 LTI award in the form of premium-priced stock options, pursuant to his letter agreement with the Company, and Mr. Rosenzweig did not receive a 2025 LTI award. Refer to section “Premium-Priced Stock Options for Mr. Wolf” on page 54 for further details.
The target long-term incentive opportunities for each of the NEOs (other than Mr. Rosenzweig) for 2025 is as follows: Mr. Wolf, $3,000,000; Mr. Evans, $1,500,000; Ms. Pfeiffer, $700,000 (an increase of 17% from the 2024 LTI target); Ms. Freeman-Bosworth, $500,000; Mr. Everett, $1,500,000; Mr. Gold, $950,000; Mr. Witek, $250,000; Mr. Fairweather, $1,600,000; and Ms. Nurmohamed, $900,000 (an increase of 13% from the 2024 LTI target). Increases aligned with the market median of the competitive data for their respective positions.
The design and payouts of our LTI program applicable to the non-CEO NEOs are described below. For further details on 2025 grants, please see the “Grants of Plan-Based Awards in 2025” table on page 66.

Compensation Discussion and Analysis
Performance Stock Units (PSUs)
PSUs are generally granted with three-year performance and vesting cycles, with pay-outs based on achieving challenging enterprise-wide financial objectives established each year of the three-year cycle. The results for each year are aggregated at the end of the three-year performance period. If the threshold level of performance for the enterprise-wide financial objectives are not met for a calendar year, one-third of the overall award value will be forfeited.
An annual grant of PSUs was made to the non-CEO NEOs in February 2025 (other than for Messrs. Evans and Everett, who each received a pro-rated grant following their commencement of employment).
The enterprise-wide objectives set by the Committee include two equally weighted financial objectives: Adjusted EPS and Adjusted FCF. We believe both of these are important indicators of the Company’s long-term viability and performance and thus are appropriate metrics upon which to base long-term incentive awards. For details on the objective setting process, please see “Determining Compensation – The Decision Process” on page 57.

Financial Measure	Weighting	Rationale
Adjusted EPS	50%	Focuses executive officers on growing Company profitability.
Adjusted FCF	50%	Measures the Company’s ability to generate cash that can be used to pay dividends, reduce debt, or reinvest in operations.

Each year, the Committee considers a range of factors in establishing objectives. Financial targets may be revised for special items such as adjusting for discontinued operations. For additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89 and “Treatment of Special Events” beginning on page 62. When relevant, long-term financial targets take into account budgeted levels of share repurchases. The Committee sets objectives at levels designed to have an appropriate degree of difficulty and stretch for each grant.
For the 2025-2027 PSU grant, the Committee will modify the resulting earned unit value by up to plus or minus (+/-) 25% based on our cumulative three-year Total Shareholder Return (TSR) as ranked against the S&P 1000 index, linking payout to our relative TSR. The S&P 1000 index represents a broad cross section of industries and encompasses the current Pitney Bowes market cap. The TSR modifier on the 2025 grant utilizes a straight-line methodology interpolated between threshold, target, and maximum objectives. In this formula, our TSR rank relative to the S&P 1000 at 51% is equivalent to a 0% modifier, a 25% TSR rank or less is equivalent to a -25% modifier, and a 75% rank or more is equivalent to a 25% modifier. This enables a negative adjustment to the PSU payout for TSR achievement below the 51st percentile. Additionally, if TSR is negative for the cumulative three-year period, there will not be a positive application of the TSR modifier regardless of the Company’s rank against the S&P 1000. Based on relative performance versus the S&P 1000 over the cumulative three-year period, the TSR modifier is applied as shown below:

	Company Rank vs. S&P 1000 (percentile)	TSR Modifier(1)
Max	>=75th	25%
Target	51st	0%
Threshold	<=25th	-25%

(1)	The TSR modifier for 2025 – 2027 PSU performance period uses a straight-line interpolation methodology across payout levels.
The number of PSUs vesting at the end of the cycle can range from 0% to 200% of the initial number granted based on achievement of the Committee-approved financial goals and application of the cumulative three-year TSR modifier. The Committee also can employ discretion in determining the vesting percentage to more accurately reflect the Company’s overall performance.
Restricted Stock Units (RSUs)
RSUs both support our executives taking a long-term view on the Company’s success and serve as a significant retention tool. RSUs generally vest in three equal installments over a three-year period, subject to continued employment on each applicable vesting date.

Compensation Discussion and Analysis
An annual grant of RSUs was made to the non-CEO NEOs employed in February 2025 (other than for Messrs. Evans and Everett, who each received a pro-rated grant following their commencement of employment).
CIU Objectives, Metrics, and Funding for the Completed 2023-2025 Performance Cycle
In 2023, the LTI grant mix had included CIUs as a performance-based cash component to address elevated stockholder dilution and burn rates at the time. The temporary shift toward cash sufficiently reduced our burn rate and dilution, allowing the Committee to return the LTI mix to 100% equity-based awards in 2024 for executive officers and in 2025 for non-executive officers, which the Committee believes better aligns the interests of our NEOs with those of our stockholders. The Committee will continue to monitor the impact of equity utilization on dilution and burn rate.
The 2023-2025 CIU set annual financial targets (Adjusted EPS and Adjusted FCF) at the beginning of each calendar year within the three-year performance period, the results of which are aggregated at the performance period end. For the 2023-2025 CIU cycle, the unit multiplier at target is 100%. The CIU multiplier range is based upon the achievement of the pre-determined financial objectives (Adjusted EPS and Adjusted FCF), each weighted at 50%. Additionally, final results are adjusted by a cumulative three-year TSR modifier of up to plus or minus (+/-) 25% based on relative performance as ranked against the S&P 1000 index, as per the following table:

TSR Rank	Modifier
> 75th %	+25%
> 70th to 75th %	+20%
> 65th to 70th %	+15%
> 60th to 65th %	+10%
> 55th to 60th %	+5%
> 45th to 55th %	+0%
> 40th to 45th %	–5%
> 35th to 40th %	–10%
> 30th to 35th %	–15%
25th to 30th %	–20%
Below 25th %	–25%

In 2025, the Company achieved results above maximum against the Adjusted EPS objective and below threshold against the Adjusted FCF objective. The table below shows the financial targets, each weighted at 50%, and the levels of achievement relating to the 2023-2025 CIU performance cycle. The combination of the financial metrics and the TSR modifier resulted in a 25% per unit pay-out for the 2023-2025 CIU awards as illustrated below.

2023-2025 Adjusted Earnings Per Share (Adjusted EPS)(1)	Threshold	Target	Maximum	Actual Result	Metric Pay-out Value	TSR Modifier	Performance Multiplier
2023	-	$0.10	$0.20	$0.04	10%
2024	$0.20	$0.36	$0.46	$0.82	33%
2025	$1.01	$1.19	$1.33	$1.35	33%

Compensation Discussion and Analysis

2023-2025 Adjusted Free Cash Flow (Adjusted FCF)(1)	Threshold	Target	Maximum	Actual Result	Metric Pay-out Value	TSR Modifier	Performance Multiplier
2023	$20 million	$55 million	$120 million	$25 million	8%
2024	$24 million	$74 million	$124 million	$225 million	33%
2025	$255 million	$302 million	$337 million	$235 million	0%
Total					118%	25%	148%

(1)
Adjusted EPS and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information regarding 2025, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89 and “Treatment of Special Events” beginning on page 62. Refer to the “Reconciliation of Reported Consolidated Results to Adjustment Measures” tables of the 2023 and 2024 proxy statements for 2023 and 2024 measure reconciliations. The 2024 and 2025 financial targets for the 2023-2025 CIUs are the same used for the completed years in the 2024-2026 CIU and PSU and 2025-2027 PSU performance periods.

For additional detail on the calculation of the financial metrics described above, please see “Non-GAAP Measures” and corresponding table on page 88.
Based on the 2023-2025 CIU performance multiplier of 148% per unit, the table below displays the number of CIUs vested in February 2026 for the listed NEOs.

Executive(1)	Target CIUs Vesting	Performance Multiplier	Units Vested
Deborah Pfeiffer	150,000	148%	222,000
Lauren Freeman-Bosworth	37,500	148%	55,500
John Witek	75,000	148%	111,000
James Fairweather	720,000	148%	1,065,600
Shemin Nurmohamed	160,000	148%	236,800

(1)
Mr. Wolf, Mr. Evans, Mr. Everett, Mr. Rosenzweig, and Mr. Gold were not present in 2023 to receive the 2023 CIU awards and therefore are not included in the table above. The number of target CIUs vesting shown above is prorated based on full months of active service for Mr. Fairweather and Ms. Nurmohamed.

Stock Cash Incentive Unit (SCIU) Objectives and Funding
In 2023 and 2024, the LTI grant mix for non-executive officers included a cash-based component consisting of SCIU awards to help manage increased stockholder dilution and elevated burn rates at the time. Prior to being appointed as executive officers, Mses. Pfeiffer and Freeman-Bosworth, Mr. Witek, and Ms. Nurmohamed all received SCIU awards.
SCIUs are cash-based awards that pay out based on the Company’s stock price performance. SCIUs closely mimic how RSUs function, but with some key differences. SCIUs will vest, if at all, in three approximately equal annual installments on vesting dates that will generally fall between February 1 and March 15 of the first three calendar years immediately following the calendar year of the award date, subject to the performance multiplier. While the target value of each SCIU is one dollar, the ultimate payout is based on the extent of achievement of performance criteria with a maximum and minimum payout between 150% and 75% respectively, of the value of the initial number of SCIUs awarded.
The value of SCIUs that vest at the end of each vesting cycle is determined by applying a “Unit Multiplier” to the target value of the SCIUs vesting during such cycle. The amount of the Unit Multiplier is based on the percentage change of the average of the closing PBI stock price over the first 10 trading days of the first year and the average of the closing PBI stock price over the last 10 trading days of the year ending immediately preceding the vest date. The unit multiplier at target for each one-year performance cycle of the three-year SCIU Awards is 100%. The minimum and maximum vested value of SCIUs in each performance cycle is between 75% and 150%, respectively, of the initial number of SCIU vesting in the applicable performance cycle. The payout shall not exceed the maximum allowable units provided to an individual per year as specified in the KEIP.
For the vesting of the third tranche of the 2023 SCIU award, the percentage change is calculated over the average of the closing PBI stock price of the first 10 trading days of 2023 of $4.52 versus the average of the closing PBI stock price of the last 10 trading days of 2025 of $10.62 (limited by the 75% minimum and 150% maximum Unit Multiplier thresholds). The performance multiplier for the third vesting results in a Company achievement of above the 150% maximum payout allowable

Compensation Discussion and Analysis
for the performance cycle. Therefore, the resulting payout is 150% of target for the third vesting. The table below illustrates the unit multiplier achieved based on the stock price growth between the first 10 trading days of 2023 and the last 10 trading days of 2025.

Long-Term Incentive	Value
Average closing stock price of PBI for first 10 trading days of 2023	$4.52
Average closing stock price of PBI for last 10 trading days of 2025	$10.62
Percentage Change	+135%
Multiplier for 3rd vesting of 2023 award	150%

For the vesting of the second tranche of the 2024 SCIU award, the percentage change is calculated over the average of the closing PBI stock price of the first 10 trading days of 2024 of $4.22 versus the average of the closing PBI stock price of the last 10 trading days of 2025 of $10.62 (limited by the 75% minimum and 150% maximum Unit Multiplier thresholds). The performance multiplier for the second vesting results in a Company achievement of above the 150% maximum payout allowable for the performance cycle. Therefore, the resulting payout is 150% of target for the second vesting. The table below illustrates the unit multiplier achieved based on the stock price growth between the first 10 trading days of 2024 and the last 10 trading days of 2025.

Long-Term Incentive	Value
Average closing stock price of PBI for first 10 trading days of 2024	$4.22
Average closing stock price of PBI for last 10 trading days of 2025	$10.62
Percentage Change	+151.7%
Multiplier for 2nd vesting of 2024 award	150%

Based on the 2023-2025 SCIU performance multiplier of 150% per unit, the table below displays the number of SCIUs vested in February 2026 for the listed NEOs, none of whom were executive officers at the time of the grant in 2023.

Executive	Target SCIUs Awarded Applicable to the Third Vesting of the 2023-2025 award	Performance Multiplier	Units Vested
Deborah Pfeiffer	100,000	150%	150,000
Lauren Freeman-Bosworth	29,167	150%	43,751
John Witek	50,000	150%	75,000
Shemin Nurmohamed	120,000	150%	180,000

Based on the 2024-2026 SCIU performance multiplier of 150% per unit, the table below displays the number of SCIUs vested in February 2026 for Ms. Freeman-Bosworth, who was not an Executive Officers at the time of the grant in 2024.

Executive	Target SCIUs Awarded Applicable to the Second Vesting of the 2024-2026 award	Performance Multiplier	Units Vested
Lauren Freeman-Bosworth	29,166	150%	43,749

Note: Under SEC disclosure rules, stock awards such as PSUs are required to be included in the Summary Compensation Table in the year granted, while cash-based CIU and SCIU awards are included at the end of the performance period, when they are earned. This means total compensation in the 2025 Summary Compensation Table reflects both the PSUs granted in 2025 and the vesting CIUs (granted in 2023) and SCIUs (granted in 2023 and 2024).

Compensation Discussion and Analysis
Premium-Priced Stock Options for Mr. Wolf
Premium-priced stock options directly align Mr. Wolf’s interests with those of our stockholders by incentivizing growing the value of the Company’s stock. In connection with Mr. Wolf’s appointment as CEO, the independent members of the Board awarded him 689,127 premium-priced stock options as his 2025 LTI award. One-third of the options has an exercise price equal to each of $12.00, $14.00 and $16.00, respectively which was 20%, 41%, and 61%, respectively, above the $9.96 per share fair market value on May 22, 2025. The options will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Wolf’s continued employment as CEO through the applicable vesting date (provided that the options will vest on certain qualifying terminations). The options will expire on the fifth anniversary of the grant date, and will be subject to the terms and conditions of the Company’s 2024 Stock Plan, as amended through May 13, 2025, and the applicable award agreement.

Compensation Discussion and Analysis
Other Indirect Compensation
Retirement Compensation
In the United States, retirement benefits include:
•
Qualified 401(k) and nonqualified 401(k) Restoration Plans with Company 401(k) matching contributions of up to 6% of the eligible compensation in effect beginning in 2025. Participants become eligible for the Company matching after one year of employment with the Company.

•
Qualified pension and nonqualified Pension Restoration Plans for employees hired prior to January 1, 2005. Accruals under these plans were frozen at the end of 2014. Mr. Fairweather was the only NEO that qualified for these benefits in 2025.

Participant balances under nonqualified plans are unfunded obligations of the Company subject to claims by our creditors. Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the broad-based qualified plans and make up for benefits that would have been provided under the qualified plans except for limitations imposed by the Internal Revenue Code (IRC) of 1986, as amended. Participation in restoration plans is available to a select group of management or highly compensated employees, including the NEOs.
An individual account under the 401(k) Restoration Plan:
•	Is adjusted on the basis of notional investment returns of publicly available mutual fund investments offered under the qualified 401(k) plan; and
•	Does not receive any above-market earnings.
The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.
For additional information, please see the narrative accompanying the “Pension Benefits Table as of December 31, 2025” on page 71 and the narrative accompanying the “Nonqualified Deferred Compensation Table for 2025” beginning on page 72.
Other Benefits
Other benefits include:
•
Nonqualified Deferred Incentive Savings Plan (DISP) which provides certain executives the ability to voluntarily defer, in a tax-efficient manner, pay-outs of annual cash incentives, long-term cash incentives, and base pay into a nonqualified deferred compensation plan.

•
Certain executives with PSUs and RSUs who are subject to the executive stock ownership policy may elect to defer settlement of their awards until termination or retirement. Executives who choose deferral receive dividend equivalents after the award vests, which are also deferred until the award is settled.

•
Perquisites consisting of limited financial counseling, an executive annual physical examination benefit, Company-paid spousal travel when accompanying a NEO for business, reimbursement of certain legal expenses associated with certain employment letter agreements or separation agreements, relocation benefits and reimbursement of or allowance for travel expenses, limited tax reimbursement payments, and Company-paid life insurance premiums under the broad-based plan. Refer to the “Summary Compensation Table” on page 63 and the “Estimated Post-Termination Payments and Benefits” table on page 75 of the proxy for further details.

Compensation Discussion and Analysis
Process for Determining Named Executive Officer Compensation
Executive Compensation Committee
The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO. The independent members of the Board are responsible for setting the compensation of the CEO. The independent Board members, with the input of the Committee, (i) set individual base pay, target compensation, and performance targets for the CEO under annual cash and long-term equity incentives, (ii) review the CEO’s performance, and (iii) determine CEO compensation pay-outs by comparing and approving actual performance against the established objectives. In addition, the Committee, and the independent Board members with respect to the CEO, may exercise discretion in determining compensation. The Committee works closely with its independent consultant, Pay Governance, and management to examine various pay and performance matters throughout the year.
Independent Compensation Consultant
The Committee retains Pay Governance as its independent compensation consultant and considers advice and information provided by Pay Governance in determining the compensation paid to NEOs and in making its recommendation to the independent members of the Board regarding CEO pay. The consultant regularly attends the Committee meetings and advises on a range of compensation-related matters, including peer group composition, plan design, and competitive pay practices. Pay Governance does not perform other services for the Company. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: (i) the provision of other services to the Company by Pay Governance; (ii) the amount of fees received from the Company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pay Governance consultants with a member of the Committee; (v) any Company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultants or Pay Governance with any of the Company’s executive officers.
The Committee annually reviews the performance of Pay Governance and has the sole authority to hire and terminate its consultant.
The Committee also reviews independence factors applicable to other consultants that support management, including outside law firms and Willis Towers Watson.

Compensation Discussion and Analysis
Determining Compensation — The Decision Process

2025
2026
H1
Metrics and Objectives set for Performance Framework
Engage with Stockholders
Assess Say-on-Pay Vote Results
Goal Setting & Stockholder Engagement
H2
Review Performance against Objectives to date
Engage with Stockholders
Review Performance & Stockholder Engagement
Q1
Evaluate company and NEO performance and determine payouts
Determine Payouts

Generally, at the beginning of each year, our CEO, in consultation with senior management, recommends to the Committee financial objectives for the annual and long-term incentive plans based on the financial objectives set by the Board. For 2025, objectives were aligned with the 2025 Company budget. The Committee and the independent directors review the recommendations particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long-term objectives. Concerning the former CEO, Mr. Rosenzweig’s objectives, to ensure a closer correlation to the Company’s performance and his promotion to CEO, the Board utilized an off-cycle performance period beginning in the fourth quarter of 2024 and ending the third quarter of 2025.
After reviewing and evaluating data, as more fully discussed in the section titled “Assessing Competitive Practice” below, our CEO recommends compensation target levels for base pay, annual incentives, and long-term incentives, as well as total direct compensation in the aggregate for executive officers, including the NEOs other than the CEO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent Board members the base salary and annual and long-term incentive target levels for the CEO. Generally, at this time, the Committee also approves any changes to the compensation program for the coming year.
At the end of each year, each NEO completes a self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports in the first quarter of the following year and reviews these evaluations with the Committee. The Committee reviews the financial accomplishments of the Company, taking into account predetermined objectives, and determines actual base salary increases as well as annual and long-term incentive compensation for the NEOs. In conjunction with the Governance Committee, which assesses the CEO’s performance, the Committee will recommend to the independent Board members, compensation for the CEO after the end of the third quarter of 2025. The actual pay-out levels for annual incentive compensation are based upon the Company’s performance against the predetermined financial objectives and other criteria, as discussed under “Annual Incentives” beginning on page 48 of this Proxy Statement. With respect to long-term incentive compensation that is performance-based, the Committee determines pay-out levels based on pre-determined financial objectives, and to the extent applicable, a relative TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 49 of this Proxy Statement.
The Committee also reviews tally sheets prepared by Human Resources to evaluate the individual components, the total mix of compensation, and the weighting of the components within the total compensation package of the executive officers. To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect

Compensation Discussion and Analysis
to the CEO, the independent Board members, also review each executive’s total direct compensation against market data during the assessment process as more fully described in “Assessing Competitive Practice” below.
Assessing Competitive Pay Practice
The Radford Database is the primary survey utilized in evaluating the competitiveness of our executive compensation. The Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against market data from the independent report, the Radford Database, with a view towards determining the optimal mix and level of compensation. The Committee also reviews the target pay-outs to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee and provides additional publicly available data from our peer group before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets assuming achievement of specific incentive award performance objectives at target.
The Radford Database is regressed for corporate revenue of approximately $1.0 - $2.99 billion for corporate leaders. The Radford Database is also regressed based on relevant revenue ranges pertaining to other roles. The Radford Database is derived from global survey results across multiple industries. These reports assist the Committee in assessing the market competitiveness of executive officer compensation against external market data. This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with our peer group and the industry in general. The Committee believes the comparative industry data used from the Radford Database and the peer group are consistent with our compensation philosophy.
Compensation targets and individual pay levels may vary from the median for various reasons, including:
•	The value of the total rewards package;
•	Program design and strategic considerations;
•	Affordability;
•	Changing competitive conditions;
•	Program transition considerations;
•	The definition and scope of the executive’s role;
•	The executive’s individual contributions to the Company;
•	Unique skill sets presented by the employee; and
•	Succession or retention considerations.
In addition, the Committee asks Pay Governance to analyze the appropriateness of the Company’s short and long-term compensation program design. The Committee and the Board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards.
Each year the Committee then reviews our relative performance against that of our peer group.
Peer Group for Assessing Compensation of NEOs
Pay Governance and the Committee design our peer group so the Committee can analyze compensation packages, including compensation mix and other benefits, relative to the competitive market to attract and retain the talent and skills required to lead our business. When evaluating the appropriateness of the peer group, the Committee considers factors such as revenue, market capitalization, and complexity of the business to strike a reasonable balance in terms of Company size and an adequate number of peers. The Committee also considers any feedback received from stockholders. Due to the unique mix of our business, we do not have completely overlapping competitors. We selected a peer group of companies similar in size and/or complexity to Pitney Bowes to evaluate the competitiveness of our executive compensation. The resulting peer group focused on Business to Business, Business Services, and Tech-enabled companies, and eliminated companies in industries no-longer applicable to Pitney Bowes (e.g., transportation and retail). The Committee maintained the same peer group approved in October 2024 for FY 2025.

Compensation Discussion and Analysis
The peer group approved October 25, 2024, and in effect as of December 31, 2025, consisted of the following:
Peer Group as of December 31, 2025(1)

Company Name	12/31/2025 Revenue ($ millions)	12/31/2025 Market Capitalization ($ millions)
ACCO Brands Corporation	$1,544	$336
Bread Financial Holdings, Inc. (formerly Alliance Data Systems Corporation)	$2,603	$3,380
Cimpress plc	$3,564	$1,643
CSG Systems International, Inc.	$1,223	$2,083
Deluxe Corporation	$2,133	$1,005
Diebold Nixdorf, Incorporated	$3,806	$2,435
HNI Corporation	$2,593	$2,986
Matthews International Corporation	$1,381	$804
McGrath RentCorp	$931	$2,583
Quad/Graphics, Inc.	$2,420	$319
Sabre Corporation	$2,771	$537
TTEC Holdings, Inc.	$2,134	$175
Unisys Corporation	$1,921	$197
25th Percentile	$1,421	$336
Median	$2,134	$1,005
75th Percentile	$2,601	$2,435

Pitney Bowes Inc.	$1,893	$1,701
PBI Percentile Rank	38%	59%

Source: S&P Capital I.Q.
(1)
Peer group as of December 31, 2025, used for reviewing NEO peer median pay levels and conducting pay practice reviews. E2open Parent Holdings, Inc. was included through 8/4/25 when it was acquired by WiseTech Global Ltd.

While the peer group discussed above was used by the Committee to assess compensation practices and market competitiveness in 2025, the TSR modifier used in the payout of CIUs/PSUs granted since 2023 measures company stock performance relative to the S&P 1000 Index; see “CIU Objectives, Metrics, and Funding for the Completed 2023-2025 Performance Cycle” starting on page 51 of this Proxy Statement for more discussion related to the TSR modifier).
Additionally, as part of its annual process, the Committee assessed the peer group used for comparing NEO peer median pay levels and conducting pay practice reviews. The Committee approved a new peer group on October 27th, 2025, to go into effect January 1, 2026. The peer group was changed to eliminate one company, E2open, which was acquired by WiseTech Global in August 2025.

Other Policies and Guidelines
Other Policies and Guidelines
Clawback Policy
Consistent with the New York Stock Exchange listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board approved on September 11, 2023 a Compensation Recoupment Policy applicable to the Company’s executive compensation program which includes a “clawback” feature, requiring (in the event of an accounting restatement, as described in the first bullet below) or allowing (in circumstances involving misconduct) the Board to adjust, recoup or require the forfeiture of any awards (both time and performance-based awards) made or paid under any equity plan (such as the Company’s 2018 Stock Plan or 2024 Stock Plan, including as amended) or the KEIP.
The Compensation Recoupment Policy applies to:
•
Any current and former NEOs, as well as anyone who performs a policy-making function for the Company, who received incentive-based compensation during the three fiscal year period immediately preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with federal securities laws, regardless of fault;

•
Any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the Company. This applies to awards granted, vested, or payments made during the 36-month period prior to the financial restatement; or

•
Any employee, including NEOs, whom the Board reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

Executives Agreements
We have not entered into fixed-term employment agreements with any of our non-CEO NEOs. On February 17, 2026, the Company entered into a new letter agreement with Mr. Wolf that provides for an initial three-year term and automatic one-year renewals, unless either party gives notice of nonrenewal.
No Pledging, Hedging and Other Short-Term Speculative Trading
We have policies prohibiting both the pledging and hedging of our stock. Neither the Board nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).
Consideration of Material Nonpublic Information (MNPI) in Relation to Timing of Awards
Annual Awards Granted in 2025:
We do not maintain a formal policy regarding the timing of grants of equity-based incentive awards to our employees or directors. However, historically, and during year 2025, our annual LTI awards have been granted at least ten trading days after the fourth quarter and full year earnings announcement in order to reduce the risk of granting awards within a timeframe close to the date of disclosure of Material Nonpublic Information (MNPI). Additionally, in order to reduce the impact of daily stock price fluctuations on the value of the annual awards, the annual grants are awarded based on the average of the closing prices of the ten trading days post the fourth quarter and full year earnings announcement.
MNPI Considered in the Determination of Grant Timing and Terms & Conditions:
LTI awards may also be granted to a NEO upon hire, or on a limited basis, for retention purposes that may fall outside of the timing of the annual or quarterly grants. The Committee and Board consider the timing of reports filed containing MNPI when finalizing the timing of such awards.

Other Policies and Guidelines
The Committee also confirms that award terms are in line with market practice, including predetermining the vesting schedule at grant based on a specified timeframe or based on meeting a pre-specified performance criteria.
In 2025, Mr. Wolf’s premium-priced stock options were granted the day after his appointment as CEO was publicly announced, and Messrs. Evans’ and Everett’s pro-rated RSU and PSU awards for 2025 were granted more than ten trading days following the announcement of their respective appointments.
It is Pitney Bowes’ policy to comply with all applicable securities and state laws when granting awards or engaging in transactions in Pitney Bowes’ securities.
Option Grants Made in Close Proximity to the Release of Material Nonpublic Information:
As required by Item 402(x) of Regulation S-K, the following table provides certain information regarding Mr. Wolf’s premium-priced stock options.

Name (a)	Grant Date (b)	Number of securities underlying the award (c)	Exercise price of the award ($/Sh) (d)	Grant date fair value of the award (e)
Percentage change in the closing market price of
the securities underlying the award between the
trading day ending immediately prior to the
disclosure of material nonpublic information and
the trading day beginning immediately following the
disclosure of material nonpublic information
(f)

Kurt Wolf	5/22/2025	229,709	$12.00	1,065,850	9.45%
		229,709	$14.00	996,937
		229,709	$16.00	937,213

(d)
As previously mentioned in the section “Premium-Priced Stock Options for Mr. Wolf” on page 54 of this proxy statement, Mr. Wolf received a performance based award of non-qualified stock options in connection with his appointment to CEO on May 22, 2025; the closing price of common stock on the date of grant was $9.96. One-third of the options has an exercise price equal to each of $12.00, $14.00 and $16.00, respectively, which was 20%, 41%, and 61%, respectively, above the $9.96 per share fair market value on May 22, 2025. The options will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Wolf’s continued employment as CEO.

(e)
The amounts in this column represent the grant date fair value of the stock option awards computed in accordance with FASB ASC 718. Notes 1 and 20 of the Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025 detail assumptions underlying valuation of stock awards and options.

(f)
The amount is the percentage change in the closing market price of Pitney Bowes Inc. stock between (i) the closing price on May 21, 2025 (announcement of the election of Mr. Wolf as CEO) and (ii) the closing price on May 22, 2025 (since the 8-K was filed pre-market on May 22).

Executive Stock Ownership Policy
We maintain an executive stock ownership policy that encourages executives to think as owners and to hold substantial amounts of Company stock to closely align our key executives’ interests with the long-term interests of our stockholders.
The chart below illustrates the policy ownership requirements:

Title	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X
All Other Covered Executives	1X

Only shares owned outright, shares held in a trust, shares owned under a deferred compensation arrangement, and unvested RSUs are counted toward the ownership requirement. Unvested options, unexercised options, and unvested PSUs do not count toward the ownership requirement.
Executive officers are expected to reach the required ownership level within five years. Until they reach ownership levels, executive officers are required to retain all or a portion of the net after tax shares acquired upon vesting of equity awards.
Beginning with RSU and PSU awards made in February 2015, executives who are required to own certain levels of Company stock under the executive stock ownership policy may elect to defer the settlement of their awards upon vesting until the

Other Policies and Guidelines
executives terminate employment or retire. Executives who choose to defer their awards receive dividend equivalents once the awards vest, which are also deferred as vested RSUs.
The Committee reviews executive stock ownership annually to make sure it is in line with the policy’s objectives and to review progress towards compliance.
Change of Control
We believe that the cash payments and benefit levels available to our executives in connection with a Change of Control transaction, as described further under the “Estimated Post-Termination Payments and Benefits” table on page 75, are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite such a transaction possibly resulting in the executives’ termination of employment.
Our Change of Control protections also encourage executives to remain with the Company until the completion of the transaction to enable a successful transition. Payments of equity awards and Change of Control-enhanced severance occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards (i.e., we do not provide “single trigger” Change of Control protections).
The Company also does not maintain arrangements providing for gross-ups to our executives for any excise tax imposed on Change of Control payments.
A Change of Control is generally defined as (i) an acquisition of 30% or more of our Common Stock, or 30% or more of the combined voting power of our voting securities by an individual, entity or group, (ii) replacement of a majority of the Board other than as approved by the incumbent Board, (iii) as a result of a reorganization, merger, consolidation or sale, more than 50% of our Common Stock and voting power changes hands, or (iv) approval by stockholders of a liquidation or dissolution of the Company.
We believe our Change of Control arrangements support our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and align with stockholder interests. With the double trigger payment mechanism applicable to both equity and cash awards and the lack of any gross-up, we believe the Change of Control arrangements incorporate best practices from a corporate governance perspective.
Treatment of Special Events
The Committee believes that the metrics for incentive compensation should be specific and objective. However, the Committee recognizes that during the measurement period, certain one-time or unusual events may distort, either positively or negatively, the Company’s financial performance. Accordingly, when evaluating Adjusted EBIT and Adjusted EPS performance for purposes of performance based compensation, as applicable, against the pre-determined objectives, the Committee excluded certain factors outside employees’ control, including: restructuring charges, impairment charges, pension settlement charges, foreign currency gains and losses on intercompany loans, charges/benefits in connection with the Ecommerce Restructuring, gains/losses on debt transactions, and certain transaction and strategic review costs that we believe are not indicative to our core business.
In addition to the foregoing, the Committee retains discretion and judgment to make further adjustments when evaluating performance results to the extent it deems appropriate. Accordingly, the Committee approved additional exclusions when evaluating Adjusted EBIT performance for the 2025 annual incentives, including: professional fees incurred at the request of the Board, severance costs for executives not already included in restructuring charges, excise taxes incurred on the repurchase of our stock, and the impact of out of period accounting adjustments. These additional items were not applicable to Mr. Rosenzweig’s 2024-2025 annual incentive, which was paid based on target performance as per his transition agreement. For additional detail, please refer to the “Reconciliation of Reported Consolidated Results to Adjusted Measures” table on page 89 of this Proxy Statement.

Executive Compensation Tables and Related Narrative
Executive Compensation Tables and Related Narrative
The following 2025 Summary Compensation Table shows all compensation earned by or paid to the NEOs in 2025, 2024, and 2023, including amounts earned and deferred during the periods under the nonqualified deferred compensation plans.
For additional information regarding grants made during 2025 to the NEOs, please see the “Grants of Plan-Based Awards in 2025” table on page 66 of this Proxy Statement.
2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total(7) ($)
Kurt Wolf President and Chief Executive Officer	2025	24,769	-	100,007	3,000,000	320,351	-	128,179	3,573,306
Paul Evans Executive Vice President, Chief Financial Officer and Treasurer	2025	258,462	-	689,920	-	214,177	-	125,828	1,288,387
Deborah Pfeiffer Executive Vice President and President, Presort Services	2025	543,846	-	661,377	-	831,360	-	51,077	2,087,660
	2024	503,846		544,361		848,400	-	60,471	1,957,078
Lauren Freeman-Bosworth Executive Vice President, General Counsel and Corporate Secretary	2025	435,077	-	472,413	-	418,616	-	29,170	1,355,276
Todd Everett Executive Vice President and President of Sending Technology Solutions	2025	180,000	-	454,451	-	149,650	-	109,132	893,233
Lance Rosenzweig(8) Former Chief Executive Officer	2025	194,231	-	-	-	286,301	-	599,281	1,079,813
	2024	133,231	-	7,855,022	2,460,000	-	-	17,139	10,465,392
Robert Gold Former Executive Vice President, Chief Financial Officer and Treasurer	2025	233,077	-	894,351	-	-	-	285,123	1,412,551
John Witek Former Interim Chief Financial Officer and Chief Accounting Officer	2025	88,739	69,677	236,212	-	257,112	-	595,283	1,247,023
	2024	363,273	512,581	-	-	533,054	-	67,496	1,476,404
James Fairweather Former Executive Vice President and Chief Innovation Officer	2025	149,093	-	1,511,737	-	1,159,152	0	519,998	3,339,980
	2024	607,364	-	1,451,631	-	1,399,433	11,156	72,077	3,541,661
	2023	585,281	-	585,937	-	366,322	1,899	63,224	1,602,663
Shemin Nurmohamed Former Executive Vice President and President, Sending Technology Solutions	2025	439,246	-	850,350	-	770,869	-	230,606	2,291,071
	2024	604,616	-	725,817	-	939,420	-	225,032	2,494,885

(1)
This column reflects $69,677 in additional monthly stipend compensation earned by Mr. Witek during fiscal year 2025 in connection with his service as Interim Chief Financial Officer, which was paid in addition to his base salary.

(2)
This column reflects the aggregate grant date fair value of stock awards granted to NEOs in fiscal years 2025, 2024, and 2023, based on the applicable grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are described in Note 20, “Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements in the Form 10-K/A for the year ended

Executive Compensation Tables and Related Narrative
December 31, 2025. The grant date fair values reported in the table are based on the probable outcome of applicable performance conditions as of the grant date and, except for RSUs granted to Messrs. Wolf, Evans, and Everett in their capacities as independent members of the Board, reflect the exclusion of dividend equivalents during the vesting period. The value of PSUs granted in fiscal year 2025 reported in the table reflect the grant date fair value of such awards based on the target number of shares and a dividend-discounted fair value per share on the date of grant. At the highest level of performance, the grant date fair value of stock awards granted in fiscal year 2025 would be: for Mr. Evans, $1,043,076; for Ms. Pfeiffer, $1,054,700; for Ms. Freeman-Bosworth, $753,361; for Mr. Everett, $666,655; for Mr. Gold, $1,427,046; for Mr. Witek, $376,686; for Mr. Fairweather, $2,410,768; and for Ms. Nurmohamed, $1,356,058. A Monte-Carlo simulation is used for valuing PSUs after the date of the award from the date the award objectives are set through the end of the performance period. Amounts reported for fiscal year 2025 for Messrs. Gold, Witek, and Fairweather and Ms. Nurmohamed were subsequently forfeited upon their termination of employment.
(3)
This column represents the grant date fair value of stock options awarded to NEOs, based on the applicable grant date fair value computed in accordance with FASB ASC Topic 718 and using the Black-Scholes option pricing model. The assumptions used to calculate these amounts are described in Note 20, “Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements in the Form 10-K/A for the year ended December 31, 2025. Except for awards granted to Mr. Wolf, no stock options were granted to NEOs in fiscal year 2025.

(4)
For each year presented, this column reflects (i) annual incentive compensation earned, (ii) CIU pay-outs earned with respect to CIU awards for three-year performance cycles ending in the year shown, and (iii) SCIU pay-outs earned with respect to SCIU awards for one-year multiplier cycles ending in the year shown. CIU and SCIU pay-outs are subject to the maximum award limit applicable to any individual participant for a calendar year.

For NEOs who remained employed as of the end of fiscal year 2025, as well as for Mr. Fairweather’s amount (which was prorated based on actual service and paid pursuant to his separation agreement), annual incentive amounts for fiscal year 2025 are based on actual achievement of Company financial objectives and applicable performance multipliers.

The amounts for fiscal year 2025 reflect the following: for Mr. Wolf - annual incentive of $320,351; for Mr. Evans - annual incentive of $214,177; for Ms. Pfeiffer - annual incentive of $459,360, CIU pay-out of $222,000, and SCIU pay-out of $150,000; for Ms. Freeman-Bosworth - annual incentive of $275,616, CIU pay-out of $55,500, and SCIU pay-out of $87,500; for Mr. Everett - annual incentive of $149,650; for Mr. Witek - annual incentive of $71,112, CIU pay-out of $111,000, and SCIU pay-out of $75,000; for Mr. Fairweather - annual incentive of $93,552 and CIU payout of $1,065,600; and for Ms. Nurmohamed - annual incentive of $354,069, CIU pay-out of $236,800, and SCIU pay-out of $180,000. Annual incentive amounts for Mr. Rosenzweig, Mr. Witek, and Ms. Nurmohamed are prorated based on actual service and paid at target performance pursuant to their separation agreements, in line with standard Company practice.

(5)
This column shows the change in the actuarial present value of the accumulated pension benefit for Mr. Fairweather, who is fully vested in his pension benefit and the only pension eligible NEO. Both the qualified Pension Plan and nonqualified Pension Restoration Plan were frozen to all participants on December 31, 2014. For purposes of the table, negative values are reflected as zero; the actual change for Mr. Fairweather in 2025 was ($2,641).

(6)
The amounts reported for fiscal year 2025 reflect all other compensation received by the NEO that is not reported elsewhere and include $2,400 per NEO for an annual health examination allotment, allocated equally to preserve privacy of individual use.

For Mr. Wolf, prior to his employment commencement date, $40,962 was earned as a non-employee member of the Board. Mr. Wolf’s reported amount also includes (i) $70 in Company-paid life insurance premiums and (ii) aggregate perquisites of $87,147. Within this total is $78,065 in cash travel stipend payments and $9,082 in other perquisites, each below the SEC itemization threshold. In fiscal year 2025, other perquisites reflect the aggregate company cost of reimbursement of financial counseling, legal fees, $1,909 in tax-related payments made by the Company, and the health examination allotment.

For Mr. Evans, prior to his employment commencement date, $63,082 was earned as a non-employee member of the Board. Mr. Evans’s reported amount also includes (i) $1,050 in Company-paid life insurance premiums and (ii) aggregate perquisites of $61,696. Within this total is $28,000 in travel stipend payments, $26,130 in reimbursement of documented travel expenses incurred prior to application of the travel stipend, and $7,566 in other perquisites, each below the SEC itemization threshold. In fiscal year 2025, other perquisites reflect the aggregate company cost of reimbursement of financial counseling, legal expenses, $873 in tax-related payments made by the Company, and the health examination allotment.

Ms. Pfeiffer’s reported amount includes $21,000 in Company contributions to the 401(k) Plan, $10,000 in Company contributions to the 401(k) Restoration Plan, $1,250 in Company contributions to her Health Savings Account under the broad-based employee benefit plans, $962 in Company-paid life insurance premiums, and aggregate perquisites of $17,865, consisting of $15,465 in financial counseling fees and the $2,400 health examination allotment.

Ms. Freeman-Bosworth’s reported amount includes $21,000 in Company contributions to the 401(k) Plan, $2,500 in Company contributions to the 401(k) Restoration Plan, $770 in Company-paid life insurance premiums, and aggregate perquisites of $4,900, consisting of financial counseling fee reimbursement and the annual health examination allotment.

For Mr. Everett, prior to his employment commencement date, $74,902 was earned as a non-employee member of the Board. Mr. Everett’s reported amount also includes $1,250 in Company contributions to his HSA under our broad-based employee benefit plans, $1,050 in Company-paid life insurance premiums, and aggregate perquisites of $31,930. Within this total is $18,000 in travel stipend payments, $7,577 in reimbursement of documented travel expenses incurred prior to application of the travel stipend, $3,953 in financial counseling reimbursements, and the $2,400 annual health examination allotment.

Mr. Rosenzweig’s reported amount includes $307,692 in severance payments paid for 2025, $200,000 in post-termination consulting fees, $875 in Company-paid life insurance premiums, and aggregate perquisites of $90,714. Within this total is $39,354 in reimbursed legal fees, $44,112 in associated tax-related payments, and $7,248 in other perquisites, each below the SEC itemization threshold. In fiscal year 2025, other perquisites consist of travel benefits, the aggregate company cost of a state-mandated remote employee allowance and the health examination allotment.

Executive Compensation Tables and Related Narrative

Mr. Gold’s reported amount includes $233,077 in transition payments paid for 2025, $1,050 in Company-paid term life insurance premiums, and aggregate perquisites of $50,996. Within this total is a $20,000 relocation allowance, $10,720 in legal fees paid by the Company, $14,614 in tax-related payments, and $5,662 in other perquisites, each below the SEC itemization threshold. In fiscal year 2025, other perquisites reflect the aggregate company cost of travel benefits, a state-mandated remote employee allowance, and the health examination allotment.

Mr. Witek’s reported amount includes $548,148 in severance payments paid for 2025, $21,000 in Company contributions to the 401(k) Plan, $7,639 in Company contributions to the 401(k) Restoration Plan, $631 in Company-paid life insurance premiums, and aggregate perquisites of $17,865, consisting of $15,465 in financial counseling fees and the $2,400 health examination allotment.

Mr. Fairweather’s reported amount includes $458,927 in severance payments paid for 2025, $21,000 in Company contributions to the 401(k) Plan, $20,237 in Company contributions to the 401(k) Restoration Plan, $909 in Company contributions to his HSA under our broad-based employee benefit plans, $1,060 in Company-paid life insurance premiums, and aggregate perquisites of $17,865, consisting of $15,465 in financial counseling fees and the $2,400 health examination allotment.

Ms. Nurmohamed’s reported amount includes $190,800 in severance payments paid for 2025, $21,000 in Company contributions to the 401(k) Plan, $10,000 in Company contributions to the 401(k) Restoration Plan, $1,250 in Company contributions to her HSA under our broad-based employee benefit plans, $1,113 in Company-paid life insurance premiums, and aggregate perquisites of $6,443, which includes $1,295 in tax-related payments.

(7)
The salary component within the total compensation reported for fiscal year 2025 for each NEO is as follows: for Mr. Wolf, 1%; for Mr. Evans, 20%; for Ms. Pfeiffer, 26%; for Ms. Freeman-Bosworth, 32%; for Mr. Rosenzweig, 18%; for Mr. Gold, 17%; for Mr. Witek, 7%; for Mr. Fairweather, 4%; and for Ms. Nurmohamed, 19%.

The amounts reported for Mr. Wolf, Mr. Evans, and Mr. Everett for fiscal year 2025 include compensation earned (i) as non-employee members of the Board from January 1, 2025 until their respective employment commencement dates and (ii) thereafter as executive officers. The non-employee Board compensation included in the table is as follows: For Mr. Wolf - $100,007 in Stock Awards and $40,962 in All Other Compensation; for Mr. Evans - $100,007 in Stock Awards and $63,082 in All Other Compensation; and for Mr. Everett - $100,007 in Stock Awards and $74,902 in All Other Compensation.

Executive Compensation Tables and Related Narrative
GRANTS OF PLAN-BASED AWARDS IN 2025

		Estimated Future Pay-outs under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt Wolf
Restricted Stock Units(2)	5/13/2025							10,461			100,007
Annual Incentive(3)		38,356	306,849	613,699
Stock Options(4)	5/22/2025								229,709	$12.00	1,065,850
Stock Options(4)	5/22/2025								229,709	$14.00	996,937
Stock Options(4)	5/22/2025								229,709	$16.00	937,213
Paul Evans
Restricted Stock Units(2)	5/13/2025							10,461			100,007
Annual Incentive(3)		25,644	205,151	410,301
Performance Stock Units(5)	8/13/2025				2,069	33,098	66,196				353,156
Restricted Stock Units(6)	8/13/2025							22,065			236,757
Deborah Pfeiffer
Annual Incentive(3)		55,000	440,000	880,000
Performance Stock Units(5)	2/26/2025				2,488	39,810	79,620				393,323
Restricted Stock Units(6)	2/26/2025							26,540			268,054
Lauren Freeman-Bosworth
Annual Incentive(3)		33,000	264,000	528,000
Performance Stock Units(5)	2/26/2025				1,777	28,436	56,872				280,948
Restricted Stock Units(6)	2/26/2025							18,957			191,466
Todd Everett
Restricted Stock Units(2)	5/13/2025							10,461			100,007
Annual Incentive(3)		17,918	143,342	286,685
Performance Stock Units(5)	9/26/2025				1,212	19,397	38,794				212,203
Restricted Stock Units(6)	9/26/2025							12,931			142,241
Lance Rosenzweig(7)
Robert Gold
Annual Incentive(3)		23,178	185,425	370,849
Performance Stock Units(5)	3/21/2025				3,822	61,159	122,318				532,695
Restricted Stock Units(6)	3/21/2025							40,773			361,657
John Witek
Annual Incentive(3)		36,050	288,400	576,800
Performance Stock Units(5)	2/26/2025				889	14,218	28,436				140,474
Restricted Stock Units(6)	2/26/2025							9,479			95,738
James Fairweather
Annual Incentive(3)		45,427	363,414	726,828
Performance Stock Units(5)	2/26/2025				5,687	90,995	181,990				899,031
Restricted Stock Units(6)	2/26/2025							60,664			612,706
Shemin Nurmohamed
Annual Incentive(3)		63,600	508,800	1,017,600
Performance Stock Units(5)	2/26/2025				3,199	51,185	102,370				505,708
Restricted Stock Units(6)	2/26/2025							34,123			344,642

The Grants of Plan Based Awards table reflects the potential threshold, target, and maximum pay-out for annual incentive and PSU awards, and the grant date fair value of stock and stock option awards.
(1)
The amounts in this column represent the grant date fair value of PSU, RSU, and stock option awards computed in accordance with FASB ASC 718. Notes 1 and 20 of the Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025 detail assumptions underlying valuation of stock awards and options. Stock award fair values are calculated in accordance with guidance, based on the probable outcome of applicable performance conditions on the grant date and, with the exception of RSUs granted to Messrs. Wolf, Evans, and Everett in their capacities as independent members of the Board, reflect an adjustment for the exclusion of dividends during the vesting period.

Executive Compensation Tables and Related Narrative
(2)
Messrs. Wolf, Evans, and Everett received an RSU grant prior to their employment start dates in their capacities as independent members of the Board. The number of RSUs granted on May 13, 2025 was determined using the stock closing price on the date of grant, $9.56. These RSUs generally cliff vest one year after the date of grant. In fiscal year 2025, full vesting of outstanding equity awards for Messrs. Evans and Everett was accelerated upon their transition to executive officers.

(3)
Values in this row represent the potential threshold, target, and maximum pay-out from the 2025 annual incentive program covering performance period January 1, 2025 to December 31, 2025. The maximum pay-out for annual incentive awards is 200% of target under the 2025 annual incentive performance objectives. Under the KEIP, a NEO’s pay-out from their annual incentive award is limited to $5,000,000 in any fiscal year.

Terminated NEOs received annual incentive award payouts pursuant to their applicable agreements. Mr. Gold’s annual incentive award was forfeited as of his last day of work; Mr. Witek and Ms. Nurmohamed received a payout at target, prorated for days worked; Mr. Fairweather received a payout based on actual performance, prorated for days worked; Mr. Rosenzweig’s annual incentive plan in effect at the time of his termination was granted in a prior fiscal year and reflected on the Grants of Plan-Based Awards table for 2024.

(4)
Mr. Wolf received an award of non-qualified stock options in connection with his appointment to CEO on May 22, 2025; the closing price of common stock on the date of grant was $9.96. The options will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Wolf’s continued employment as CEO through the applicable vesting date.

(5)
The number of PSUs granted February 26, 2025 was determined based on the average stock closing price of $10.55 over the ten trading days prior to and inclusive of the grant date. Messrs. Gold, Evans, and Everett received a grant of PSUs in connection with their mid-year hire with the number of PSUs granted based on the average stock price for the ten trading days prior to and inclusive of their respective grant date: $9.32 for March 21, 2025; $11.33 for August 13, 2025; and $11.60 for September 26, 2025. PSU awards granted in fiscal year 2025 are scheduled to cliff vest over a three-year period from the date of the annual grant, with vesting on February 22, 2028, at which time the number of shares vesting will be determined based on the achievement of the pre-defined annual performance metrics and a three-year period cumulative TSR modifier.

PSUs granted in 2025 to Messrs. Gold, Witek, and Fairweather and Ms. Nurmohamed were forfeited upon termination as the awards had not been outstanding for the required period prior to their last day of work.

(6)
The number of RSUs granted February 26, 2025 was determined based on the average stock closing price of $10.55 over the ten trading days prior to and inclusive of the grant date. Messrs. Gold, Evans, and Everett received a grant of RSUs in connection to their mid-year hire with the number of RSUs granted based on the average stock price for the ten trading days prior to and inclusive of their respective grant date: $9.32 for March 21, 2025; $11.33 for August 13, 2025; and $11.60 for September 26, 2025. RSU awards are scheduled to vest in three pro rata annual installments commencing on the one year anniversary of the date of grant.

RSUs granted in 2025 to Messrs. Gold, Witek, and Fairweather and Ms. Nurmohamed were forfeited upon termination as the awards had not been outstanding for the minimum required period prior to their last day of work.

(7)	No plan-based awards were granted to Mr. Rosenzweig in fiscal year 2025.

Executive Compensation Tables and Related Narrative
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows the outstanding option and stock awards of each NEO as of December 31, 2025. This table includes unexercised or unvested option awards, and unvested RSUs and PSUs. The vesting schedule for each outstanding award is shown following this table.(1)

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Pay- out Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Kurt Wolf	5/13/2025	-	-	-	-	10,461	110,573	-	-
	5/22/2025	0	229,709	12.000	5/22/2030	-	-	-	-
	5/22/2025	0	229,709	14.000	5/22/2030	-	-	-	-
	5/22/2025	0	229,709	16.000	5/22/2030	-	-	-	-
Paul Evans	8/13/2025	-	-	-	-	-	-	66,196	699,692
	8/13/2025	-	-	-	-	22,065	233,227	-	-
Deborah Pfeiffer	2/8/2016	17,668	0	16.820	2/7/2026	-	-	-	-
	2/14/2023	-	-	-	-	3,805	40,219	-	-
	2/15/2024	-	-	-	-	-	-	180,452	1,907,378
	2/15/2024	-	-	-	-	40,100	423,857	-	-
	2/26/2025	-	-	-	-	-	-	79,620	841,583
	2/26/2025	-	-	-	-	26,540	280,528	-	-
Lauren Freeman-Bosworth	2/8/2016	2,473	0	16.820	2/7/2026	-	-	-	-
	12/26/2018	30,000	0	5.990	12/25/2028	-	-	-	-
	4/18/2024	-	-	-	-	-	-	70,926	749,688
	4/18/2024	-	-	-	-	15,761	166,594	-	-
	2/26/2025	-	-	-	-	-	-	56,872	601,137
	2/26/2025	-	-	-	-	18,957	200,375	-	-
Todd Everett	9/26/2025	-	-	-	-	-	-	38,794	410,053
	9/26/2025	-	-	-	-	12,931	136,681	-	-
Lance Rosenzweig	11/21/2024	141,000	0	9.000	5/20/2026	-	-	-	-
Robert Gold	-	-	-	-	-	-	-	-	-
John Witek	-	-	-	-	-	-	-	-	-
James Fairweather	2/8/2016	17,668	0	16.820	2/7/2026	-	-	-	-
	2/6/2017	54,688	0	13.160	2/5/2027	-	-	-	-
	12/26/2018	75,000	0	5.990	12/25/2028	-	-	-	-
	2/14/2023	-	-	-	-	48,706	514,822	-	-
	2/15/2024	-	-	-	-	-	-	200,502	2,119,306
	2/15/2024	-	-	-	-	106,934	1,130,292	-	-
Shemin Nurmohamed	2/5/2018	10,628	0	12.640	2/4/2028	-	-	-	-
	12/26/2018	60,000	0	5.990	12/25/2028	-	-	-	-
	2/14/2023	-	-	-	-	4,566	48,263	-	-
	2/15/2024	-	-	-	-	-	-	133,668	1,412,871
	2/15/2024	-	-	-	-	53,467	565,146	-	-

Executive Compensation Tables and Related Narrative
(1)	Vesting Schedules of Outstanding Option and Stock Awards

Grant Date	Award Type	Vesting Schedule
2/8/2016	Options	Outstanding option awards vested in full prior to the beginning of the fiscal year.
2/6/2017
2/5/2018
12/26/2018
2/14/2023	RSU	Three-year pro rata vesting: remaining one-third of award is scheduled to vest February 24, 2026.
2/15/2024	PSU	Three-year cliff vesting: scheduled to vest February 23, 2027 upon satisfaction of the performance measures under 2024-2026 cycle.
4/18/2024
2/15/2024	RSU	Three-year pro rata vesting: remaining two-thirds of award is scheduled to vest on February 24, 2026 and February 23, 2027.
4/18/2024
11/21/2024	Options	One-year cliff vesting was accelerated on May 21, 2025 under the terms of Mr. Rosenzweig’s transition agreement.
2/26/2025	PSU	Three-year cliff vesting; scheduled to vest February 22, 2028 upon satisfaction of the performance measures under 2025-2027 cycle.
8/13/2025
9/26/2025
2/26/2025	RSU	Three-year pro rata vesting: award is scheduled to vest on February 26, 2026, February 23, 2027, and February 22, 2028.
5/13/2025	RSU	Non-employee director stock award with an approximately one-year cliff vest occurring May 1, 2026.
5/22/2025	Options	Three-year pro rata vesting: award is scheduled to vest on May 22, 2026, May 22, 2027, and May 22, 2028.
8/13/2025	RSU	Three-year pro rata vesting: award is scheduled to vest on August 13, 2026, August 13, 2027, and August 13, 2028.
9/26/2025	RSU	Three-year pro rata vesting: award is scheduled to vest on September 26, 2026, September 26, 2027, and September 26, 2028.

(2)
These amounts were determined by multiplying the number of shares or units shown in the preceding column by $10.57, the closing price of the Company’s common stock on December 31, 2025, the last trading day of the year.

(3)
Remaining PSUs with a grant date in 2024 and 2025 are reported assuming payout at maximum award levels, pursuant to SEC rules, as the aggregate achievement of the performance metrics was trending above the target payout level as of December 31, 2025. Award units that are earned vest in full following the performance period.

Executive Compensation Tables and Related Narrative
OPTION EXERCISES AND STOCK VESTED DURING 2025 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Kurt Wolf	-	-	68,722	671,354
Paul Evans	-	-	17,266	199,768
Deborah Pfeiffer	-	-	43,014(3)	460,661
Lauren Freeman-Bosworth	-	-	13,821	126,823
Todd Everett	-	-	79,183	850,867
Lance Rosenzweig	1,359,000	3,897,127	770,832	7,258,855
Robert Gold	-	-	-	-
John Witek	-	-	15,686	164,838
James Fairweather	-	-	102,431(3)	1,097,104
Shemin Nurmohamed	-	-	45,132(3)	483,359

(1)	Figures reported include shares withheld to satisfy tax obligations.
(2)	As determined using the closing price of Common Stock on the vesting date (or prior trading day close when vesting date falls on a non-trading day).
(3)
Shares vesting during a fiscal year may be deferred pursuant to the Pitney Bowes Executive Equity Deferral Plan, as amended. Dividend equivalents on deferred shares are credited as additional RSUs that vest upon provision and are deferred under the same terms as the underlying deferred equity award.

Ms. Pfeiffer’s figures include 141 shares from dividend equivalent units received in fiscal year 2025 and deferred under the Executive Equity Deferral Plan, which are also reported as contributions in the Nonqualified Deferred Compensation Table for 2025. Ms. Pfeiffer’s deferred shares will be paid over a ten-year period beginning six months following a termination or retirement from the Company, pursuant to the plan and her distribution elections.

Mr. Fairweather’s figures include 242 shares from dividend equivalent units received in fiscal year 2025 and deferred under the Executive Equity Deferral Plan, which are also reported as contributions in the Nonqualified Deferred Compensation Table for 2025. Mr. Fairweather’s deferred shares were released in full six months following his last day of work pursuant to elections made under the plan.

Ms. Nurmohamed’s figures include 1,842 shares from dividend equivalent units received in fiscal year 2025; 11,487 shares from the 2022 RSU award vesting in fiscal year 2025; and 25,849 shares from the 2024 RSU award vesting in fiscal year 2025, all of which were deferred under the Executive Equity Deferral Plan and reported as contributions in the Nonqualified Deferred Compensation Table for 2025. Ms. Nurmohamed’s deferred shares are fully payable six months following her last day of work.

Pension Benefits
The qualified Pension Plan and nonqualified Pension Restoration Plan were frozen for all participants effective December 31, 2014. There are no further accruals under the qualified Pension Plan or the nonqualified Pension Restoration Plan, except as required by law. For additional information, please see discussion under “Other Indirect Compensation” on page 55 of this Proxy Statement. Mr. Fairweather is the only pension-eligible NEO and is fully vested in his pension benefits.
The following table provides information regarding the present value of accumulated pension benefits. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan is a broad-based tax-qualified plan under which employees hired prior to January 1, 2005 are generally eligible to retire with unreduced benefits at age 65. The Pension Restoration Plan is a nonqualified defined benefit plan, which provides benefits to employees who participate in the qualified Pension Plan with compensation greater than the applicable IRC compensation limit for the corresponding plan year, and to those employees who defer portions of their compensation under the DISP. The Pension Restoration Plan mirrors the formula in the qualified Pension Plan and does not provide above-market interest rates on deferred compensation.

Executive Compensation Tables and Related Narrative
The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2025 under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in Note 14 to the consolidated financial statements included in the 2025 Form 10-K/A.
PENSION BENEFITS TABLE AS OF DECEMBER 31, 2025(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
James Fairweather(1)	Pitney Bowes Pension Plan	13.75	155,945	0
	Pitney Bowes Pension Restoration Plan	13.75	17,317	0

(1)	Mr. Fairweather is the only pension-eligible NEO and is fully vested in his pension benefit.
(2)
Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan are detailed in note 14 to the financial statements included in the Annual Report on Form 10-K/A for the year ended December 31, 2025. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the PPA 417(e) Unisex Mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:
•	The Pitney Bowes Pension and Pension Restoration Plans apply only to U.S. employees hired prior to January 1, 2005 and were frozen for all participants effective December 31, 2014.
•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
•	The vesting period is three years.
•
Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, PSUs, hiring bonuses, Company contributions to benefits, and expense reimbursements.

•	The formula to determine benefits is generally based on age, years of service, and final average of the five highest consecutive calendar year earnings.
•
The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
•	The distribution alternatives under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.
•	No extra years of credited service are provided and no above-market earnings are credited under the plan.
Deferred Compensation
Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan, the DISP, and deferrals under the Pitney Bowes Executive Equity Deferral Plan.
The Pitney Bowes 401(k) Restoration Plan is a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations. The DISP is a nonqualified deferred compensation plan where certain employees may defer their incentives. The Pitney Bowes 401(k) Restoration Plan and DISP are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the Company and are subject to the Company’s creditors. The Company reserves the right to fund a grantor trust to assist in accumulating funds to pay the Company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the Company’s creditors.
Under the Pitney Bowes Executive Equity Deferral Plan, executives who are required to own certain levels of Company stock under the executive stock ownership policy may elect to defer the settlement of RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the award vests, which are also deferred as RSUs. Deferred RSUs and PSUs are unfunded deferred compensation subject to the Company’s general creditors.

Executive Compensation Tables and Related Narrative
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2025

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kurt Wolf	-	-	-	-	-
Paul Evans	-	-	-	-	-
Deborah Pfeiffer
401(k) Restoration Plan(1)	-	18,524	54,262	-	375,030
Deferred Incentive Savings Plan(2)	-	-	14,413	-	168,501
Deferred Shares(3)	1,492	-	17,330	-	56,506
Lauren Freeman-Bosworth
401(k) Restoration Plan(1)	-	7,012	16,881	-	112,290
Todd Everett	-	-	-	-	-
Lance Rosenzweig	-	-	-	-	-
Robert Gold	-	-	-	-	-
John Witek
401(k) Restoration Plan(1)	-	28,752	11,777	-	103,548
James Fairweather
401(k) Restoration Plan(1)	-	24,567	48,642	-	346,198
Deferred Incentive Savings Plan(2)	-	-	11,132	(138,558)	0
Deferred Shares(3)	2,656	-	55,065	(154,318)	0
Shemin Nurmohamed
401(k) Restoration Plan(1)	-	25,065	9,520	-	68,513
Deferred Incentive Savings Plan(2)	-	-	6,700	-	44,212
Deferred Shares(3)	419,592	-	124,847	-	827,798

(1)
Registrant Contributions in Last FY. Amounts reported represent Company contributions to the executive’s Pitney Bowes 401(k) Restoration Plan that were earned during fiscal year 2024 and represent a portion of All Other Compensation in the Summary Compensation Table for that fiscal year and were credited under the plan during fiscal year 2025.

Aggregate Earnings/(Loss) in Last FY. Amounts reported represent earnings or losses credited under the Pitney Bowes 401(k) Restoration Plan during fiscal year 2025. Such earnings are not included in the Summary Compensation Table because no portion of the earnings constitutes above-market or preferential earnings.

Aggregate Balance at Last FYE. The aggregate balance under the 401(k) Restoration Plan includes (i) Company contributions credited to an executive prior to the executive’s designation as a NEO, which were not required to be reported in the Summary Compensation Table at the time earned, (ii) Company contributions credited during periods in which an executive was a NEO that were not required to be reported in the Summary Compensation Table because they were earned in a fiscal year prior to the executive’s designation as a NEO, (iii) Company contributions previously reported as “All Other Compensation” in the Summary Compensation Table in prior fiscal years, including $18,524 for Ms. Pfeiffer; $28,752 for Mr. Witek; $102,081 for Mr. Fairweather; and $25,065 for Ms. Nurmohamed, and (iv) earnings or losses credited thereon during prior and current fiscal years, in each case reduced by distributions, if any.

(2)
Executive Contributions in Last FY. Amounts reported represent the portion of annual incentive compensation earned during fiscal year 2024, paid in fiscal year 2025, and deferred by the executive under DISP).

Aggregate Earnings/(Loss) in Last FY. Amounts reported represent earnings or losses credited under the DISP. Such earnings are not included in the Summary Compensation Table because no portion of the earnings constitutes above-market or preferential earnings.

Aggregate Balance at Last FYE. The aggregate balance under the DISP includes (i) amounts deferred by an executive prior to an executive’s designation as a NEO, which were not required to be reported in the Summary Compensation Table at the time earned, (ii) amounts deferred by an executive during periods in which the executive was a NEO that were not required to be reported in the Summary Compensation Table because they were earned in a fiscal year prior to the executive’s designation as a NEO, and (iii) earnings or losses credited thereon during prior and current fiscal years, in each case reduced by distributions, if any.

(3)
Deferred Shares represent RSUs and PSUs that have vested and been deferred by the executive under the Pitney Bowes Executive Equity Deferral Plan, as amended. Dividend equivalents on deferred shares are credited as additional deferred shares under the plan and are included in the balances below.

Executive Contributions in Last FY. Amounts reported represent the value of shares that vested during fiscal year 2025 and were deferred by the executive, calculated by multiplying the number of deferred shares by the closing price of one share of Common Stock on the applicable vesting date (or, if the vesting date was not a market trading day, the closing price on the most recent preceding trading day). For dividend equivalent units that are deferred, the vesting date is the applicable dividend payment date.

Aggregate Earnings/(Loss) in Last FY. Amounts reported reflect increases or decreases in value attributable to changes in the Company’s stock price and the value of deferred units under the plan during fiscal year 2025.

Aggregate Withdrawals/Distributions. Amounts reported reflect the release of deferred units pursuant to the applicable deferral elections under the plan, valued based on the closing price of the Company’s Common Stock on the date of release (or, if the release date was not a market trading day, the closing price on the most recent preceding trading day).

Aggregate Balance at Last FYE. The aggregate balance under the Executive Equity Deferral Plan is calculated by multiplying the total number of deferred shares at fiscal year end by the closing price of one share of Common Stock on December 31, 2025 ($10.57). As of December 31, 2025, the deferred shares consisted of 948 PSUs, 2,813 RSUs, and 1,585 dividend equivalent units for Ms. Pfeiffer; and 74,204 RSUs and 4,112 dividend equivalent units for Ms. Nurmohamed.

Executive Compensation Tables and Related Narrative
The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:
•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.
•
For 2025 the vesting period was three years for employees. As of December 31, 2025, all eligible NEOs are fully vested in their accounts with the exception of Messrs. Wolf, Evans, and Everett, who will be fully vested after one year of service (May 22, 2026, July 29, 2026, and Sept. 14 2026 respectively), as effective January 1, 2026 employees become vested upon their 1-year anniversary.

•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined in the same manner as the qualified 401(k) Plan.
•
Participants need to contribute the maximum annual allowable contributions to the 401(k) Plan to be eligible for any Company match in the 401(k) Restoration Plan. Once the maximum is contributed by the participant into the qualified 401(k) Plan, the Company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 6% of eligible compensation, starting in 2025.

•	No above-market earnings are credited under the plan.
•
Distributions from the 401(k) Restoration Plan are made in a lump sum distribution 13 months post-employment termination or when the NEO turns 55, whichever is later, unless the NEO makes a different distribution election in accordance with IRC 409A. As of December 31, 2025, none of the NEOs have made a different distribution election.

The material terms of the DISP are as follows:
•	The DISP allows “highly-compensated employees” to defer up to 100% of annual incentives and long-term cash incentives (SCIUs and CIUs).
•	No above-market earnings are credited under the plan.
•	Distributions from the DISP are made based on elections submitted by NEOs in accordance with IRC 409A.
Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those offered under the qualified Pitney Bowes 401(k) Plan including a variety of publicly available bond funds, money market funds, equity funds, and blended funds.
The material terms of the Pitney Bowes Executive Equity Deferral Plan:
•	Certain executives with RSUs and PSUs who are subject to the executive stock ownership policy may voluntarily elect to defer settlement of the awards until termination or retirement.
•	Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.
•	Distributions from the Executive Equity Deferral Plan are made based on elections submitted by NEOs in accordance with and are compliant with IRC 409A.
Potential Payments upon Termination or Change of Control
The following table reflects the amount of compensation that would become payable to each of the continuing NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2025, given the NEO’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.
As Messrs. Rosenzweig, Gold, Witek, Fairweather, and Ms. Nurmohamed ceased to be employed by us prior to December 31, 2025, only the compensation actually received in connection with their terminations are reflected.
For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding stock options will be exercised. The amounts reported use the difference between the stock option exercise price and $10.57, the closing price of our common stock as of December 31, 2025, the last trading day of 2025.

Executive Compensation Tables and Related Narrative
All payments are payable by the Company in a lump sum unless otherwise noted. With respect to the NEOs who remain employed, the actual amounts that would be paid upon such NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our Company’s stock price and the executive’s age.
In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation Table for 2025” on page 72 of this Proxy Statement. For information on available types of distributions under the plans, please see the narrative accompanying the “Nonqualified Deferred Compensation Table for 2025” starting on page 72 of this Proxy Statement.
The benefits described in the following table are in addition to benefits available regardless of the occurrence of such an event, such as currently vested and exercisable stock options, and benefits generally available to salaried employees, such as distributions under the Company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the Committee, or in the case of the CEO, the independent Board members, may, if deemed appropriate, enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below. Additional information regarding the consequences of retiree status is discussed in the following “Estimated Post-Termination Payments and Benefits” table and the footnotes in discussion related to the table.

Executive Compensation Tables and Related Narrative
ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS(1)

Name	Type of Payment or Benefit	Retirement or Resignation ($)	Involuntary Not for Cause Termination(2) ($)	Sale of Business ($)	Change of Control with Termination(3) ($)	Death and Disability ($)
Kurt Wolf	Severance	-	810,000	-	2,080,000	-
	Annual Incentive	-	306,849	-	306,849	320,351
	Stock Options(4)	-	-	-	0	0
	RSUs(5)	-	0	-	110,573	110,573
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	-	-	-	-
	2024-2026 cycle - PSUs	-	-	-	-	-
	2023-2025 cycle - CIUs	-	-	-	-	-
	SCIUs(7)	-	-	-	-	-
	Continuation of Financial Counseling(8)	-	23,198	-	-	-
	Continuation of Benefits(9)	-	18	-	4,941	-
	Total	-	1,140,065	-	2,502,363	430,924
Paul Evans	Severance	-	600,000	-	2,160,000	-
	Annual Incentive	-	205,151	-	205,151	214,177
	Stock Options(4)	-	-	-	-	-
	RSUs(5)	-	0	32,386	233,227	233,227
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	60,725	349,846	48,580
	2024-2026 cycle - CIUs and PSUs	-	-	-	-	-
	2023-2025 cycle - CIUs	-	-	-	-	-
	SCIUs(7)	-	-	-	-	-
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	4,079	-	82,633	-
	Total	-	824,695	93,111	3,030,857	495,984
Deborah Pfeiffer	Severance	-	550,000	-	1,980,000	-
	Annual Incentive	459,360	440,000	-	440,000	459,360
	Stock Options(4)	0	0	0	0	0
	RSUs(5)	549,788	549,788	549,788	744,604	744,604
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	175,330	175,330	175,330	420,792	175,330
	2024-2026 cycle - CIUs and PSUs	1,592,660	1,592,660	1,592,660	953,689	1,592,660
	2023-2025 cycle - CIUs	222,000	222,000	222,000	150,000	222,000
	SCIUs(7)	150,000	150,000	150,000	150,000	150,000
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	2,828	-	72,625	-
	Total	3,149,138	3,698,071	2,689,778	4,911,710	3,343,954
Lauren Freeman-Bosworth	Severance	-	440,000	-	1,408,000	-
	Annual Incentive	-	264,000	-	264,000	275,616
	Stock Options(4)	-	137,400	137,400	137,400	137,400
	RSUs(5)	-	166,594	227,815	366,969	366,969
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	125,223	300,569	100,182
	2024-2026 cycle - CIUs and PSUs	-	459,075	459,075	412,344	459,075
	2023-2025 cycle - CIUs	-	55,500	55,500	37,500	55,500
	SCIUs(7)	-	116,667	116,667	131,250	116,667
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	226	-	51,809	-
	Total	-	1,654,926	1,121,679	3,109,840	1,511,409

Executive Compensation Tables and Related Narrative

Name	Type of Payment or Benefit	Retirement or Resignation ($)	Involuntary Not for Cause Termination(2) ($)	Sale of Business ($)	Change of Control with Termination(3) ($)	Death and Disability ($)
Todd Everett	Severance	-	600,000	-	2,160,000	-
	Annual Incentive	-	143,342	-	143,342	149,650
	Stock Options(4)	-	-	-	-	-
	RSUs(5)	-	0	15,179	136,681	136,681
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	21,351	205,026	17,081
	2024-2026 cycle - CIUs and PSUs	-	-	-	-	-
	2023-2025 cycle - CIUs	-	-	-	-	-
	SCIUs(7)	-	-	-	-	-
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	4,031	-	82,245	-
	Total	-	762,838	36,530	2,727,294	303,412
Lance Rosenzweig(11)	Severance	-	750,000	-	-	-
	Annual Incentive	-	286,301	-	-	-
	Stock Options(4)	-	4,118,497	-	-	-
	RSUs(5)	-	455,000	-	-	-
	PSUs(6)
	Q4 2024 - Q3 2025 cycle	-	5,778,000	-	-	-
	CIC Award	-	0	-	-	-
	SCIUs(7)	-	-	-	-	-
	Allowance - Company-paid Legal Fees	-	20,000	-	-	-
	Continuation of Financial Counseling(8)	-	23,198	-	-	-
	Continuation of Benefits(9)	-	36	-	-	-
	Total	-	11,431,032	-	-	-
Robert Gold(12)	Transition Payments	-	450,000	-	-	-
	Annual Incentive	-	0	-	-	-
	Stock Options(4)	-	-	-	-	-
	RSUs(5)	-	0	-	-	-
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	-	-	-
	2024-2026 cycle - CIUs and PSUs	-	-	-	-	-
	2023-2025 cycle - CIUs	-	-	-	-	-
	SCIUs(7)	-	-	-	-	-
	Continuation of Financial Counseling(8)	-	0	-	-	-
	Continuation of Benefits(9)	-	2,832	-	-	-
	Total	-	452,832	-	-	-
John Witek(13)	Severance	-	635,500	-	-	-
	Annual Incentive	71,112	-	-	-	-
	Stock Options(4)	-	-	-	-	-
	RSUs(5)	17,222	-	-	-	-
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	0	0	-	-	-
	2024-2026 cycle	-	-	-	-	-
	2023-2025 cycle - CIUs	111,000	-	-	-	-
	SCIUs(7)	75,000	-	-	-	-
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	135	-	-	-
	Total	274,334	651,100	-	-	-

Executive Compensation Tables and Related Narrative

Name	Type of Payment or Benefit	Retirement or Resignation ($)	Involuntary Not for Cause Termination(2) ($)	Sale of Business ($)	Change of Control with Termination(3) ($)	Death and Disability ($)
James Fairweather(14)	Severance	-	605,690	-	-	-
	Annual Incentive	-	93,552	-	-	-
	Stock Options(4)	-	343,500	-	-	-
	RSUs(5)	-	1,645,115	-	-	-
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	-	-	-
	2024-2026 cycle - PSUs	-	1,769,619	-	-	-
	2023-2025 cycle - CIUs	-	1,065,600	-	-	-
	SCIUs(7)	-	-	-	-	-
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	12,630	-	-	-
	Incremental Pension Benefit(10)	-	35,538	-	-	-
	Total	-	5,586,709	-	-	-
Shemin Nurmohamed(15)	Severance	-	636,000	-	-	-
	Annual Incentive	-	354,069	-	-	-
	Stock Options(4)	-	274,800	-	-	-
	RSUs(5)	-	613,409	-	-	-
	Performance-based LTI(6)
	2025-2027 cycle - PSUs	-	0	-	-	-
	2024-2026 cycle - PSUs	-	1,179,739	-	-	-
	2023-2025 cycle - CIUs	-	236,800	-	-	-
	SCIUs(7)	-	180,000	-	-	-
	Continuation of Financial Counseling(8)	-	15,465	-	-	-
	Continuation of Benefits(9)	-	2,752	-	-	-
	Total	-	3,493,034	-	-	-

(1)
NEOs who separated from the Company during fiscal year 2025 received the payments and benefits shown. Amounts for continuing NEOs assume termination or change in control as of December 31, 2025, and are estimates based on the terms of the applicable agreements and plans. Post-termination payments and benefits are further discussed in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 78 of this proxy statement. NEOs separating from the Company during fiscal year 2025 include Mr. Rosenzweig on May 21, 2025; Mr. Gold on July 28, 2025; Mr. Witek and Mr. Fairweather on March 31, 2025; and Ms. Nurmohamed on September 11, 2025.

(2)
The amounts set forth in this column for continuing NEOs assume the Company exercises its discretion to provide the full amount of conditional severance under the Severance Pay Plan and the NEO executes a waiver and release of claims. In the event the Company does not exercise such discretion or a NEO does not execute the waiver and release, they will only receive a reduced severance payment, and no additional benefits other than applicable retirement treatment, where relevant.

(3)
In paying Change of Control Severance benefits, the Company utilizes a “best net” approach. Under this approach, a determination is made as to whether paying the full Change of Control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit. The amounts reported in the table above do not reflect the application of any reduction in compensation pursuant to this approach.

(4)
Outstanding options as of December 31, 2025 reflect $0 when the closing stock price of one share of Company stock on that date is below the stock option exercise price. Vesting treatment of stock options is applied as described in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 78 of this proxy statement.

(5)
RSUs outstanding at year end are valued based on the closing stock price on December 31, 2025, and vesting rules are applied as described in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 78 of this proxy statement. Messrs. Rosenzweig and Witek received accelerated RSU vesting at the time of their termination and amounts reported are based on the closing stock price on the date of vesting, or the trading day prior to the date of vesting if the vest date was not a market trading day.

(6)	Amounts shown for PSUs are based on the stock closing price at vest or, for PSUs outstanding as of the end of the fiscal year, as of December 31, 2025.

For retirement, involuntary termination, and applicable death and disability scenarios, CIUs and PSUs for the 2023-2025 cycle are valued at a multiplier of 1.48 per unit, inclusive of the TSR modifier and based upon actual achievement of performance metrics, PSUs and CIUs for the 2024-2026 cycle are accrued at 1.67 per unit inclusive of the TSR modifier, and the PSUs and CIUs for the 2025-2027 cycle are accrued at 1.25 per unit, inclusive of the TSR modifier. In the cases of Change of Control with Termination and, for awards granted under the 2025-2027 cycle, death or disability, PSUs and CIUs are valued at target. When a NEO is retirement eligible at the time of the termination event, treatment of PSU and CIU awards reflect the greater of the total payout under retiree eligibility or standard event provisions.

Mr. Rosenzweig’s PSUs reflect the application of actual performance multipliers and are calculated based on the closing price of Company stock on the date of vesting. Vesting treatment of PSUs is applied as described in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 78 of this proxy statement.

Executive Compensation Tables and Related Narrative
(7)
Amounts in the table for outstanding SCIUs are valued at target when their multiplier period ends in a future year, and the actual multiplier of 1.5 for units with a multiplier period ending as of December 31, 2025.

Vesting treatment of SCIUs is applied as described in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 78 of this proxy statement.
(8)	Amount shown is the incremental cost to the Company of providing continued financial counseling through a NEO’s severance period using the 2025 rate of $15,465.
(9)
Amount shown is the present value of the Company’s incremental cost to continue medical and other health and welfare plans; for involuntary not for cause, amounts reflect the benefit above the broad-based plan in effect as of the termination date.

(10)
Mr. Fairweather is the only pension eligible NEO and is fully vested in his pension benefit. The reported amount reflects the increase in lump-sum actuarial equivalent of the pension age and service and earnings credits for the associated severance period.

(11)
The amounts reflected in the table for Mr. Rosenzweig represent the actual payments and benefits provided to him in connection with his involuntary termination without cause on May 21, 2025, with detail regarding Mr. Rosenzweig’s termination on page 42 of this Proxy Statement. Continuation of Benefits reflects only amounts for continuation of Mr. Rosenzweig’s term life insurance for the duration of the severance period based on wellness plan enrollments in effect as of his last day of work. Mr. Rosenzweig’s Transition Agreement additionally provides for an allowance for Company-paid legal fees.

(12)
The amounts reflected in the table for Mr. Gold represent the actual payments and benefits provided to him in connection with his involuntary termination without cause on July 28, 2025, with detail regarding Mr. Gold’s termination on page 44 of this Proxy Statement.

(13)
The amounts reflected in the table for Mr. Witek represent the actual payments and benefits provided to him in connection with his involuntary termination without cause on March 31, 2025, with detail regarding Mr. Witek’s termination on page 44 of this Proxy Statement. As Mr. Witek was retirement eligible, retirement treatment was applied to his outstanding RSUs, CIUs, and SCIUs in connection with his termination.

(14)
The amounts reflected in the table for Mr. Fairweather represent the actual payments and benefits provided to him in connection with his involuntary termination without cause on March 31, 2025, with detail regarding Mr. Fairweather’s termination on page 45 of this Proxy Statement. Under his separation agreement, the Company agreed that his RSUs that were outstanding for at least one year as of his termination will accelerate on the date he would have become retirement eligible. The agreement also provides for eligibility for retiree medical and dental benefits and continued coverage at employee rates through the date he becomes eligible for retiree benefits.

(15)
The amounts reflected in the table for Ms. Nurmohamed represent the actual payments and benefits provided to her in connection with her involuntary termination without cause on September 11, 2025, with detail regarding Ms. Nurmohamed’s termination on page 45 of this Proxy Statement. Under her separation agreement, the Company agreed that her RSUs that were outstanding for at least one year as of her termination will accelerate on the date she would have become retirement eligible.

Explanation of Benefits Payable upon Various Termination Events
Resignation
A voluntary termination would not provide any of the NEOs with compensation, benefits or special treatment under equity plans, the KEIP, or any severance plan.
Early and Normal Retirement
The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service.
Retirement:
The long-term incentive program and the KEIP define retirement as at least age 60 with five or more years of service.
NEOs meeting the requirements for retirement may be entitled to a prorated annual incentive award in addition to the following upon termination:
For awards granted prior to November 5, 2024:
•
PSUs and CIUs which are outstanding for at least 12 months prior to separation, fully vest at the end of the performance period. Awards outstanding for less than 12 months as of the last day worked are forfeited.

•
Options, RSUs, and SCIUs (awarded to certain NEOs prior to their appointments to executive officer), which are outstanding for at least 12 months prior to separation fully vest (based on actual performance for SCIUs). Vested options remain exercisable for the duration of the term. Awards outstanding for less than 12 months as of the last day worked are forfeited.

For awards granted on or after November 5, 2024:
•
PSUs and CIUs which are outstanding for at least 6 months prior to separation, are prorated based on the number of full months the employee was actively employed in the performance period and vest based on actual performance as determined by the Committee. Awards outstanding for less than 6 months are forfeited.

•
RSUs and Options which are outstanding for at least 6 months prior to separation, are prorated based on the number of full months the employee was actively employed in the 36 months following the Award date. Vested options remain

Executive Compensation Tables and Related Narrative
exercisable for the duration of the term. SCIUs outstanding at least six months and vesting in that performance year will remain outstanding following Retirement and be eligible to vest based on actual performance, and will be prorated based on the number of full months the employee was actively employed in that performance year. Awards outstanding for less than 6 months are forfeited. Retirement treatment is not applicable to the 2025 option award provided to Mr. Wolf.
Early Retirement:
Prior to November 5, 2024, early retirement was defined in the long-term incentive program and KEIP as at least age 55 with ten or more years of service. Early retirement was removed from the long-term incentive program and the KEIP effective November 5, 2024, but was applicable for grants and bonus payments prior to the change.
NEOs meeting the requirements for early retirement may be entitled to a prorated annual incentive award in addition to the following upon termination:
•
PSUs and CIUs are prorated based on full months of active service during the performance period and vest at the end of the performance period. However, for NEOs at least 60 years of age with one or more CIU grants outstanding for at least 12 months fully vest, while those outstanding less than 12 months are forfeited;

•
Options, RSUs, and SCIUs outstanding for at least 12 months fully vest. Options remain exercisable for the duration of the term. SCIUs vest based on actual performance as determined by the Committee. Awards outstanding less than 12 months are forfeited.

Involuntary/Not for Cause Termination – Severance Pay Plan
We maintain a severance pay plan that provides for separation pay to full-time employees based in the United States whose employment is terminated under certain business circumstances. The “Severance Pay Plan” provides a continuation of compensation upon a termination by the Company due to a full or partial shutdown of a business, a facility or department; certain sales of all or part of the Company’s business; the elimination of the employee’s job or the consolidation or restructuring of the employee’s job functions on account of reorganization; or other circumstances deemed appropriate by the Company in its discretion. Where an employee is involuntarily terminated after becoming eligible for retirement, the employee is eligible for the greater of benefits afforded to retirees or involuntarily terminated employees.
The Severance Pay Plan provides for (i) a minimum of two weeks of salary continuation (Base Severance) and (ii) subject to the employee’s execution of a waiver and release, additional salary continuation in excess of two weeks (Conditional Severance). Such Conditional Severance shall at least consist of one week of salary continuation per year of service, inclusive of Base Severance. In addition, the Company may exercise discretion to provide Conditional Severance of (i) up to1.5 times base pay for the year of termination for the CEO and (ii) up to one times base pay for the year of termination for the non-CEO NEOs, in each case inclusive of Base Severance.
Vesting treatment for long-term incentive awards is defined under applicable award agreements for PSUs, RSUs, and options and under the KEIP for CIUs and SCIUs (SCIUs were awarded to certain NEOs prior to their appointment as executive officers).
In the event a NEO terminates employment under the terms of a written severance agreement and subject to signing a release, but is not otherwise retirement eligible, or terminated for cause or gross misconduct:
For awards granted prior to November 5, 2024:
•
PSUs and CIUs outstanding for at least 12 months are prorated based on service during the three-year performance cycle and vested based on actual performance as determined by the Committee and paid at the end of each three-year cycle. Awards not outstanding for at least 12 months as of the last day worked will forfeit.

•
Stock options, RSUs, and SCIUs outstanding for at least 12 months will continue to vest up to 24 months following termination and will expire at the end of this period. Vested options remain exercisable for earlier of 24 months from last day worked or the remainder of the term. Awards not outstanding for at least 12 months as of the last day worked will forfeit.

Executive Compensation Tables and Related Narrative
For awards granted on or after November 5, 2024;
•
PSUs and CIUs outstanding for at least 12 months are prorated based on service during the three-year performance cycle and vested based on actual performance as determined by the Committee and paid at the end of each three-year cycle. Awards not outstanding for at least 12 months as of the last day worked will forfeit.

•
RSUs outstanding for at least 12 months will vest in a prorated amount based on the number of full months the employee was actively employed in the 36 months following the grant date. SCIUs outstanding for at least 12 months and vesting in that performance year, will be prorated based on the number of full months the employee was actively employed in that performance year and vest based on actual performance as determined by the Committee. RSUs and SCIUs outstanding for less than 12 months from the date of termination of employment will forfeit. With regards to stock options (in the case of NEOs other than the CEO), the unvested portion of the stock option will be forfeited on the date of termination of employment. Thereafter, the employee will have the right to exercise the vested portion of the stock option, in whole or in part, for three months following the employee’s last day worked or through the expiration date, whichever is earlier. In the case of Mr. Wolf’s 2025 option award, in the event of termination of employment with the Company after the first anniversary of the award date, the options will vest in full as of the date of termination of employment. Thereafter, Mr. Wolf will have the right to exercise the vested options, in whole or in part, until the expiration date.

The Board has the discretion to accelerate vesting of restricted stock, RSUs, PSUs, and CIUs that would otherwise be forfeited.
We may offer additional severance benefits to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional severance could include the following payments:
•	A pro rata annual incentive award to the date of termination of employment. The table reflects amounts shown as based on target performance; and
•	Financial counseling through the severance period
•	Six months continuation of health and welfare benefits (3 months over standard benefit provided to wider population)
Sale of Business
In the event of a termination of employment as a result of the sale, spin-off or outsourcing of a business or business unit, as defined in the KEIP, the Committee shall determine whether eligible participants are entitled to all or any portion of an Annual Incentive Award for the year in which such event occurs, the criteria to be used in calculating the payment in respect of such Annual Incentive Award, and the other conditions required to receive any payment relating to the Annual Incentive Award.
In the event of a termination of employment as a result of the sale, spin-off or outsourcing of a business unit as defined under applicable award agreements for PSUs, RSUs, and options and under the KEIP for CIUs and SCIUs (SCIUs were awarded to certain NEOs prior to their appointment as executive officers):
For awards granted prior to November 5, 2024:
•
PSUs will vest on a prorated basis based on service during the performance cycle with the number of units vesting determined at the end of the three-year cycle. CIUs will be prorated based on service during the performance cycle with the number of units vesting determined at the end of the three-year cycle and

•
RSUs and SCIUs will vest in full. SCIUs will be vested based on actual performance for that year, as determined by the Committee. All unvested options vest immediately and may be exercised for 24 months following the closing of the transaction. The exercise period will not extend beyond the original expiration date of the options.

For awards granted on or after November 5, 2024:
•
Outstanding PSUs and CIUs are prorated based on service during the three-year performance cycle, vested based on actual performance as determined by the Committee, and paid at the end of each three-year cycle.

•
A prorated number of RSUs and stock options will vest based on the number of full months the employee was actively employed in the 36 months following the grant date. Regarding options, the employee will have the right to exercise the vested portion of the stock option, in whole or in part, until the expiration date. SCIUs vesting in that performance year will be prorated based on the number of full months the employee was actively employed in that performance year. The pro-rated SCIUs will be vested based on actual performance for that year, as determined by the Committee.

Executive Compensation Tables and Related Narrative
Termination for Cause or Gross Misconduct
Termination for cause or gross misconduct would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” as defined under the Severance Pay Plan means with respect to the Company, embezzlement, malfeasance, commission of a felony, the non-performance of one’s job or duties as determined by the Company in its sole discretion and acts of moral turpitude. The Company in its sole discretion shall determine whether there has been “Gross Misconduct”, which as defined in the KEIP, includes (a) the conviction of a felony, or crime of similar magnitude, in connection with the performance or non-performance of the employee’s duties or (b) the willful act or failure to act in a way that results in material injury to the business or its employees.
Death
The NEO’s beneficiary would be entitled to the following upon the executive’s death:
•	A prorated annual incentive award under the KEIP; and
For awards granted before November 5, 2024:
•	PSUs and CIUs are prorated through the date of death and vest at the end of the performance period based on actual performance.
•	All options will vest upon death. The NEO’s beneficiary can exercise options during the remaining term of the grant.
•	Any unvested RSUs and SCIUs will fully vest on the date of termination due to death. SCIUs vest based on actual performance as determined by the Committee.
For awards granted on or after November 5, 2024:
•	PSUs and CIUs are prorated through the date of death and vest based on target performance.
•	RSUs and options vest in full upon death and options may be exercised for the remainder of the term. SCIUs vest based on target performance for the cycle.
Disability
Disability vesting occurs after the completion of two years (or the completion of six months for awards post November 5, 2024) of long-term disability under the provisions of the Pitney Bowes Long-Term Disability Plan or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:
•	A prorated annual incentive award under the KEIP; and
For awards granted before November 5, 2024:
•	PSUs and CIUs under the KEIP are prorated through the date of disability and vest at the end of the performance period.
•
All options, RSUs, and SCIUs will vest upon disability vesting date which is two years after the onset of long-term disability (or after the completion of six months after the onset of long-term disability effective November 5, 2024). Options can be exercised during the remaining term of the grant. SCIUs vest based on actual performance as determined by the Committee.

For awards granted on or after November 5, 2024:
•	PSUs and CIUs are prorated through the date of disability and vest based on target performance.
•	RSUs and options vest upon the date of disability and Options may be exercised for the remainder of the term. SCIUs vest based on target performance for the cycle.

Executive Compensation Tables and Related Narrative
Change of Control Arrangements
Set forth below is a summary of our Change of Control arrangements as provided in (i) the Senior Executive Severance Policy applicable to senior executives, including our NEOs, (ii) the Company’s 2018 Stock Plan and 2024 Stock Plan (as amended through May 13, 2025), which govern outstanding equity awards to the NEOs and (iii) the KEIP.
For each of the arrangements providing benefits upon a Change of Control, Change of Control is generally defined as:
•	certain acquisitions of 30% or more of our Common Stock or 30% or more of the combined voting power of our voting securities by an individual, entity or group;
•	the replacement of a majority of the Board other than by approval of the incumbent Board;
•	the consummation of certain reorganizations, mergers, or consolidations where greater than 50% of our Common Stock and voting power changes hands; or
•	the approval by stockholders of the liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.
In the event of a Change of Control, followed by a termination from employment without cause or for good reason (defined as certain diminutions in position, authority, duties, responsibilities, compensation or benefits, annual incentive opportunity or relocations, or a successor’s failure to assume the Senior Executive Severance Policy) within two years of a Change of Control, or a Change of Control preceded within 60 days by a termination of employment at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or in anticipation of a Change of Control, NEOs will receive the following payments and benefits (assumes termination date of December 31, 2025):
•	Two times the NEO’s annual base salary plus two times the target annual incentive, generally payable in a lump sum;
•
Health and welfare benefits for the executive and his or her dependents at active employee rates will be provided for a two-year period; and outplacement services of not more than the lesser of $50,000 and 12% of the executive’s salary;

•
PSUs to the extent they are outstanding, are vested and converted into either Common Stock or cash, based on target performance, on a NEO’s termination upon a Change of Control. If the NEO is terminated after a Change of Control within two years of the Change of Control, or if the acquirer does not assume the Company’s stock plan or awards, PSUs will vest upon the Change of Control based on target performance and are converted into either Common Stock or cash at the earlier of the NEO’s termination of employment within two years of the Change of Control or the normal vesting dates.

•
RSUs and options are vested on a NEO’s termination upon a Change of Control with RSUs being converted into Common Stock or cash, and options remain exercisable for the balance of the award term. If a NEO is not terminated upon a Change of Control or the acquirer does not assume the Company’s stock plan or awards, (1) RSUs vest upon a Change of Control and will be converted into Common Stock or cash upon the earlier of the NEO’s termination of employment within two years of the Change of Control or the normal vesting dates; and (2) options will either be cashed out upon the Change of Control or will vest and become exercisable upon the earlier of the NEO’s termination of employment within two years of the Change of Control or the normal vesting dates for the balance of the term.

In addition, under the KEIP, in the event of a Change of Control;
•
If the NEO is terminated, a prorated target incentive award is earned for the calendar year of the Change of Control. If the NEO is not terminated upon a Change of Control, they will be paid a target incentive award for the calendar year of the Change of Control on the date which annual incentive awards would otherwise have been paid absent a Change of Control;

•
CIUs will be valued at target, as established for each outstanding performance cycle, and paid on the date on which such cycle would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control, they will be paid no later than 15 days after the termination date. In the event of a Change of Control, all outstanding SCIUs shall be valued based upon the value of the shares underlying the award at the time of the Change of Control subject to any limitations (e.g. payout thresholds or maximums) contained in applicable award agreements, and paid on the date on which such award would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid no later than fifteen (15) days after the participant terminates employment.

Executive Compensation Tables and Related Narrative
CEO Pay Ratio
Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K based on our payroll and employment records and the methodology described below.
To identify the median employee, we reviewed our employee population as of December 1, 2025, excluding Mr. Wolf, the CEO, in accordance with SEC rules. The consistently applied compensation measure used in the determination was annual base salary; for most of our employees, base salary is the primary or sole compensation component and provides an accurate depiction of total earnings.
The 2025 annualized total compensation of Mr. Wolf was $3,830,186. This amount equals Mr. Wolf’s compensation as reported in the Summary Compensation Table plus an additional amount that reflects the annualization of his base salary, non-equity incentive plan compensation and travel stipend. The annual total compensation of our median employee in 2025 was $45,811. Therefore, the ratio of the annual total compensation of Mr. Wolf to that of our median employee in 2025 was approximately 83 to 1.

 Executive Compensation Tables and Related Narrative
2025 PAY VERSUS PERFORMANCE TABLE
The following table sets forth information regarding the Company’s performance and the “compensation actually paid” (CAP) to our NEOs, as calculated in accordance with SEC disclosure rules:

Year(1)	Summary Compensation Table Total for PEO(2)				Compensation Actually Paid to PEO(3)				Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income (in thousands)	Adjusted Earnings Before Interest and Taxes (in thousands)(5)
	Kurt Wolf	Lance Rosenzweig	Jason Dies	Marc Lautenbach	Kurt Wolf	Lance Rosenzweig	Jason Dies	Marc Lautenbach			Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)				(c)				(d)	(e)	(f)	(g)	(h)	(i)
2025	$ 3,573,306	$ 1,079,813	n/a	n/a	$ 2,887,081	$ 5,892,844	n/a	n/a	$ 1,739,398	$ 1,543,092	$ 209	$ 80	$ 144,697	$ 475,441
2024	n/a	$ 10,465,392	$ 6,311,167	n/a	n/a	$ 8,624,129	$ 5,058,195	n/a	$ 2,311,287	$ 2,334,666	$ 139	$ 77	$ (203,597)	$ 392,690
2023	n/a	n/a	$ 2,712,791	$ 7,266,238	n/a	n/a	$ 2,794,637	$ 4,656,167	$ 1,808,904	$ 1,840,026	$ 81	$ 75	$ (385,627)	$ 171,595
2022	n/a	n/a	n/a	$ 7,023,960	n/a	n/a	n/a	$ 777,215	$ 1,617,341	$ 678,613	$ 67	$ 69	$ 36,940	$ 153,780
2021	n/a	n/a	n/a	$ 4,913,938	n/a	n/a	n/a	$ 6,871,285	$ 1,599,173	$ 1,747,398	$ 110	$ 107	$ (1,351)	$ 173,689

(1)
Mr. Wolf has served as the Principal Executive Officer (“PEO”) since May 22, 2025. Prior to this, Mr. Rosenzweig served as the PEO from May 22, 2024; first as Interim CEO and then as CEO as of October 25, 2024. Mr. Dies served as the PEO from October 2, 2023 through May 21, 2024. Mr. Lautenbach served as the PEO January 1, 2023 through October 1, 2023, and for the entirety of 2022 and 2021. Non-PEO NEOs for the applicable fiscal years are as follows:

-
2025: Paul Evans, Deborah Pfeiffer, Lauren Freeman-Bosworth, Todd Everett, Robert Gold, John Witek, James Fairweather, and Shemin Nurmohamed
- 2024: John Witek, James Fairweather, Shemin Nurmohamed, Deborah Pfeiffer, Ana Chadwick, Gregg Zegras, and Daniel Goldstein
- 2023: Ana Chadwick, Gregg Zegras, Daniel Goldstein, and James Fairweather
- 2022: Ana Chadwick, Jason Dies, Daniel Goldstein, and James Fairweather
- 2021: Ana Chadwick, Jason Dies, Gregg Zegras, James Fairweather, and Joseph Catapano
(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of Messrs. Wolf, Rosenzweig, Dies, and Lautenbach and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for our NEOs other than the listed PEOs.

The Company replaced PSUs with cash-settled CIUs for long-term incentive awards granted to executive officers during fiscal years 2020 through 2023. Under SEC disclosure rules, stock awards are reported as compensation in the year of grant, while cash-settled CIUs are reported in the year earned. As a result, year-to-year differences in reported compensation reflect the differing timing requirements applicable to each type of award rather than changes in the underlying value of compensation.
(3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments made to 2025 amounts for Messrs. Wolf and Rosenzweig, and for the average compensation of the other NEOs, is set forth following the footnotes to this table.

(4)
In accordance with SEC rules, this column represents the annual change in the value of a $100 investment in Pitney Bowes Inc. and the indicated peer group from December 31, 2020 to the end of the indicated fiscal year, assuming the reinvestment of dividends.

Historical stock price performance is not necessarily indicative of future stock price performance. Total return for the peer group is based on market capitalization, weighted for each year.
Our peer group for the purposes of receiving NEO peer median pay levels and conducting pay practice reviews was approved by the Committee on October 25, 2024, and is further described in the Compensation Discussion and Analysis starting on page 39 of this proxy statement. As reported in our annual report on Form 10-K/A for the year ended December 31, 2025 our peer group is comprised of: ACCO Brands Corporation; Bread Financial Holdings, Inc.; Cimpress plc; CSG Systems International, Inc.; Deluxe Corporation; Diebold Nixdorf, Incorporated (included from 8/14/2023 when it emerged from bankruptcy); E2open Parent Holdings, Inc. (included from 6/15/2020 when it began trading through 8/4/2025 when it was acquired by WiseTech Global Ltd.); HNI Corporation; Matthews International Corporation; McGrath RentCorp; Quad/Graphics, Inc.; Sabre Corporation; TTEC Holdings, Inc.; and Unisys Corporation.
(5)
Adjusted EBIT is a non-GAAP measure. For a reconciliation and additional information regarding 2025, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 89 of this Proxy Statement. Adjusted EBIT is the Company selected measure due to the Company’s strategic focus on profitable revenue growth. The Company selected measure may change from year to year.

Executive Compensation Tables and Related Narrative
Reconciliation of Compensation Actually Paid Adjustments:

Year	Summary Compensation Table Total ($)(a)	(Minus) Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans ($)(b)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)(c)	(Minus) Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(d)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(e)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(f)	Plus Fair Value Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(g)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(h)	Minus Fair Value as of Prior Fiscal Year- End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(i)	Equals Compensation Actually Paid ($)
	Kurt Wolf
2025	3,573,306	-	-	3,100,007	2,239,975	0	0	173,807	0	2,887,081
	Lance Rosenzweig
2025	1,079,813	-	-	0	0	0	0	5,870,531	1,057,500	5,892,844
	Other NEOs (Average)(j)
2025	1,739,398	0	0	721,351	276,769	284,131	30,546	129,597	195,998	1,543,092

(a)	Represents Total Compensation as reported in the Summary Compensation Table for 2025. With respect to the “Other NEOs,” amounts shown represent averages.
(b)	Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for 2025.
(c)
Represents the sum of the actuarial present value of the benefits under all defined benefit and actuarial pension plans attributable to services rendered during 2025, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)	Represents the grant date fair value of the stock option and stock awards as reported in the Summary Compensation Table for 2025.
(e)
Represents the fair value as of December 31, 2025 of the outstanding and unvested option awards and stock awards granted during 2025, using year-end stock price, and otherwise computed in accordance with FASB ASC Topic 718.

(f)
Represents the change in fair value during 2025 of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of December 31, 2025, using year-end stock price, and otherwise computed in accordance with FASB ASC Topic 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of December 31, 2025.

(g)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during 2025, computed in accordance with FASB ASC Topic 718.
(h)
Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during 2025, using the closing stock price on the vesting date for RSUs and PSUs, and otherwise computed in accordance with FASB ASC Topic 718.

(i)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in 2025, using year-end stock price, and otherwise computed in accordance with FASB ASC Topic 718.

(j)	See footnote 1 above for the NEOs included in the average for 2025.
Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
Below is a list of performance measures, which in the Company’s assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2025. Please see the CD&A for further information regarding how each of these measures is used in the Company’s executive compensation program.
•	Adjusted EBIT
•	Adjusted EPS
•	Adjusted FCF
•	Adjusted Revenue
•	Cumulative TSR
•	Stock Price

Executive Compensation Tables and Related Narrative
Relationship Between Pay and Performance
We believe the compensation actually paid in each of the years reported above and over the five-year cumulative period are reflective of the Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under the annual incentive pool, including our Adjusted EBIT performance. The CD&A describes in greater detail the Committee’s emphasis on “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.
The following graphs illustrate the relationship between pay and performance.

Executive Compensation Tables and Related Narrative

*Note: Refer to the Company’s 2023 Form 10-K Annual Report regarding Goodwill Impairment Charges.

NON-GAAP MEASURES AND RECONCILIATION TABLE
Non-GAAP Measures
The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in setting and measuring compensation targets, we use certain non-GAAP measures, such as adjusted revenue, adjusted earnings before interest and taxes (Adjusted EBIT), adjusted earnings per share (Adjusted EPS) and adjusted free cash flow (Adjusted FCF).
Adjusted revenue is presented at budgeted foreign currency exchange rates. Adjusted EBIT and Adjusted EPS exclude the impact of restructuring charges, impairment charges, pension settlement charges, foreign currency gains and losses on intercompany loans, charges/benefits in connection with the Ecommerce Restructuring, gains/losses on debt transactions and other unusual or one-time items that we believe are not indicative to our core business. Adjusted EBIT for purposes of the 2025 annual incentives was further adjusted to exclude professional fees incurred by the Company at the request of the Board, severance costs for executives not already included in restructuring charges, excise taxes incurred on the repurchase of our stock, and the impact of disclosed out of period accounting adjustments. These additional items were not applicable to Mr. Rosenzweig’s 2024-2025 annual incentive, which was paid based on target performance as per his transition agreement.
Adjusted free cash flow adjusts cash flows from operations calculated in accordance with GAAP for capital expenditures, restructuring payments, changes in finance receivables, changes in customer deposits at our Presort segment and certain wind-down costs incurred in connection with the Ecommerce Restructuring.
Non-GAAP measures should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies.

NON-GAAP MEASURES AND RECONCILIATION TABLE
Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)

(Dollars in thousands, except per share data)	2025
GAAP diluted earnings per share	$ 0.84
Restructuring charges	0.25
Loss on debt transactions	0.06
FX loss on intercompany loans	0.10
Transaction & Strategic review costs	0.05
GEC exit related items	0.06
Adjusted earnings per share(1)	$1.35

GAAP net cash provided by operating activities – continuing operations	$383,257
Capital expenditures	(66,278)
Restructuring payments	41,338
GEC wind-down payments	5,433
Net finance receivables	(107,223)
Presort customer deposits	(21,925)
Adjusted free cash flow	$234,602

GAAP Net Income	$144,697
Provision for income taxes	47,827
Income from continuing operations before taxes	192,524
Restructuring charges	58,660
FX loss on intercompany loans	21,944
Loss of debt transactions	14,072
GEC exit related items	12,758
Transaction & Strategic review costs	12,179
Adjusted income before taxes	312,137
Interest expense, net	149,156
Adjusted earnings before interest and taxes	$461,293
Impact of foreign currency	(1,045)
Incentive compensation adjustment	2,842
Board of Director Related Professional Fees	6,184
Executive Severance Costs	5,242
Excise Tax on Share Repurchases	3,400
Accounting Out of Period Adjustments	(2,475)
Adjusted earnings before interest and taxes for compensation	$475,441

Revenue	1,892,629
Impact of foreign currency	(9,425)
Adjusted revenue for Compensation	$1,883,204

(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

NON-GAAP MEASURES AND RECONCILIATION TABLE
Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Measures
Applicable to the Incentive Awards of the Former CEO
(Unaudited)

(Dollars in thousands, except per share data)
	Three Months Ended December 31, 2024	Nine Months Ended September 30, 2025	Twelve Months Ended September 30, 2025
GAAP net cash provided by operating activities - continuing operations	$131,837	$161,557	$293,394
Capital expenditures	(22,182)	(46,027)	(68,209)
Restructuring payments	32,104	30,843	62,947
GEC wind-down costs	34,700	1,983	36,683
Finance receivables	(3,104)	(94,725)	(97,829)
Presort customer deposits	(53,727)	50,884	(2,843)
Adjusted Free Cash Flow	$119,628	$104,515	$224,143

GAAP Net income (loss)	($37,373)	$117,360	$79,987
Income from discontinued operations, net of tax	(4,690)	-	(4,690)
Provision (benefit) for Income Taxes	(6,134)	36,787	30,653
Income (loss) from continuing operations before taxes	(48,197)	154,147	105,950
Restructuring charges	12,056	17,042	29,098
Pension settlement charge	91,339	-	91,339
FX(gain) loss on intercompany loans	(23,724)	21,234	(2,490)
Loss on debt transactions	8,750	24,446	33,196
Charge (Benefit) in connection with the Ecommerce Restructuring	29,686	(7,818)	21,868
Transaction and Strategic Review Costs	2,820	7,595	10,415
Adjusted income before taxes	72,730	216,646	289,376
Interest expense, net	41,708	112,671	154,379
Adjusted earnings before interest and taxes	$114,438	$329,317	$443,755

ADDITIONAL INFORMATION
Additional Information
Other Business
We are not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the individuals named in the enclosed proxy to vote the shares of Common Stock they represent in accordance with their judgment.
Solicitation of Proxies
Proxies are being solicited by the Board on behalf of the Company. All costs associated with the solicitation of proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the Company without additional compensation by personal interview, by telephone, by electronic transmission or by other forms of communication. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes Common Stock and the Company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The Company has retained Sodali & Co to aid in the solicitation of proxies for a fee of $11,000 plus reimbursement of expenses.
Communications with our Directors
All interested parties, including our stockholders, who wish to contact the Company’s directors may send written correspondence, to the attention of the Corporate Secretary, by email or to the Company’s principal executive offices:
Pitney Bowes Inc.
27 Waterview Drive
Shelton, Connecticut 06484
Attention: Corporate Secretary
investorrelations@pb.com
Communications may be addressed to an individual director (including our Chair), or to the non-management directors.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such section shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Website references and links to other materials are for convenience only, and the content and information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

ADDITIONAL INFORMATION
Forward-Looking Statements
This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance, including, but not limited to, statements about future revenue and earnings guidance, future events or conditions, capital allocation strategy and expected cost savings, elimination of future losses, and anticipated deleveraging in connection with Pitney Bowes’ announced strategic initiatives. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could cause future financial performance to differ materially from expectations include, without limitation, changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; accelerated or sudden decline in physical mail or shipping volumes; the loss of some of our larger clients; periods of difficult economic conditions impacting the Company and our clients, including inflation and rising prices, changes in interest rates and a slow-down in economic activity, including a global recession, or a prolonged U.S. government shutdown; our ability to compete successfully; changes in banking regulations, major bank failures, the loss of our Industrial Bank charter or limitations on our banking activities; changes in government contracting regulations and compliance challenges; changes in labor and transportation availability and costs; global supply chain issues adversely impacting our third party suppliers’ ability to provide us with products and services; changes in trade policies, tariffs and regulations; changes in senior management and Board of Directors, loss of key employees and ability to attract and retain employees; expenses and potential impacts resulting from cyber-attacks or other cybersecurity incidents affecting us or our suppliers; inability to comply with data privacy and protection laws and regulations; interruptions or difficulties in the operation of our cloud-based applications and systems or those of our suppliers; changes in credit ratings, capital market disruptions, decline in cash flows, noncompliance with debt covenants or future interest rate increases that may adversely impact our ability to access capital markets at reasonable costs; our indebtedness, including Convertible Notes, and the impact of any conversion, repurchase or redemption of the Convertible Notes; our success at managing customer credit risk; changes in foreign currency exchange rates; the risks and uncertainties associated with the Ecommerce Restructuring; changes in tax rates, laws or regulations; inability to protect our intellectual property rights and intellectual property infringement claims; our success in developing and marketing new products and services and obtaining regulatory approvals, if required; acts of nature and the impact of a pandemic on the Company and the services and solutions we offer; shareholder activism; and other factors as more fully outlined in the Company’s 2025 Form 10-K/A Annual Report and other reports filed with the Securities and Exchange Commission during 2026. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events, or developments.
By order of the Board of Directors,
Lauren Freeman-Bosworth
Executive Vice President, General Counsel and Corporate Secretary

pitney bowes

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PBI2026**

You may participate in the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86576-P42364 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.

Company Proposals:

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Peter Brimm	☐	☐	☐
1b. Catherine Levene	☐	☐	☐
1c. Brent Rosenthal	☐	☐	☐
1d. Wayne Walker	☐	☐	☐
1e. Kurt Wolf	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2026.	☐	☐	☐
3. Non-binding Advisory Vote to Approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report on Form 10-K/A are available at www.proxyvote.com.

V86577-P42364

Proxy Solicited on Behalf of Pitney Bowes Board of Directors
Virtual Annual Meeting of Stockholders May 12, 2026

Kurt Wolf, Brent Rosenthal, Lauren Freeman-Bosworth, or any of them, with full power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock of Pitney Bowes Inc. owned by the undersigned at the virtual annual meeting of stockholders to be held in a virtual format only on May 12, 2026, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the "Plans") for which T. Rowe Price Trust Company acts as directed Trustee ("Trustee"), hereby directs the Trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the virtual annual meeting of stockholders to be held online on May 12, 2026.

Shown on this card are all shares of common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. **If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR each of the nominees listed in proposal 1 and FOR items 2 and 3. If no proxy card is received or a properly signed proxy card properly executed is returned without choices marked, the Plan shares represented by the proxy card will be voted with respect to items 1 through 3 in the same proportion indicated by the properly executed voting instructions given by participants in the Plan (unless otherwise directed by the employer).**

In their discretion, the proxies are authorized to vote in accordance with their judgment on such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting (including, if applicable, on any matter which the Board of Directors did not know would be presented at the virtual annual meeting of stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in proposal 1 becomes unable to serve or for good cause will not serve).

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side